    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1998.


                                                      REGISTRATION NO. 333-21949

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2



                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                              SAFELITE GLASS CORP.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE


                        (State or other jurisdiction of


                                 incorporation)


                                      7536


                          (Primary Standard Industrial


                          Classification Code Number)


                                   13-3386709


                                 (IRS Employer


                              Identification No.)


             1105 SCHROCK ROAD, COLUMBUS, OHIO 43229 (614) 842-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                      SEE TABLE OF ADDITIONAL REGISTRANTS

                            ------------------------


                                 JOHN F. BARLOW


                            CHIEF EXECUTIVE OFFICER

                              SAFELITE GLASS CORP.
                               1105 SCHROCK ROAD
                              COLUMBUS, OHIO 43229
                                 (614) 842-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                 WITH COPY TO:

                            CHARLES W. ROBINS, ESQ.

                          HUTCHINS, WHEELER & DITTMAR
                           A PROFESSIONAL CORPORATION
                               101 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110

                                 (617) 951-6600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------


                                                                            PROPOSED         PROPOSED
                                                            AMOUNT           MAXIMUM          MAXIMUM         AMOUNT OF
                TITLE OF EACH CLASS OF                       TO BE       OFFERING PRICE      AGGREGATE      REGISTRATION
             SECURITIES TO BE REGISTERED                  REGISTERED        PER NOTE      OFFERING PRICE         FEE
--------------------------------------------------------------------------------------------------------------------------
9 7/8 Series B Senior Subordinated Notes Due 2006.....   $100,000,000        $1,000        $100,000,000        $30,303
--------------------------------------------------------------------------------------------------------------------------
Guarantee of 9 7/8 Series B Senior Subordinated Notes    $100,000,000          (1)              (1)              (1)
  Due 2006............................................


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(1) No additional consideration will be paid by the purchasers of the Senior Subordinated Notes for the Guarantee. Pursuant to Rule 457(n), no separate fee is payable in respect of the Guarantee.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS



                                                 STATE OR OTHER
                                                JURISDICTION OF       PRIMARY STANDARD
          EXACT NAME OF REGISTRANT              INCORPORATION OR       CLASSIFICATION       I.R.S. EMPLOYER
        AS SPECIFIED IN ITS CHARTER               ORGANIZATION              CODE           IDENTIFICATION NO.
        ---------------------------           --------------------  --------------------  --------------------
U.S.A. Glas, Inc.(1)........................        Illinois                7536               36-3711715
U.S. Auto Glass Centers, Inc.(1)............        Illinois                7536               36-2828900
CarComp Services Inc.(1)....................        Illinois                7536               36-3737847


---------------


(1) The address, including zip code, and telephone number, including area code, of the Additional Registrant's principal executive offices is 1105 Schrock Road, Columbus, Ohio 43229, (614) 842-3000.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS REGISTRATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                  SUBJECT TO COMPLETION, DATED AUGUST 14, 1998

PROSPECTUS

$100,000,000

SAFELITE LOGO

OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF


9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006 FOR EACH $1,000 IN PRINCIPAL


AMOUNT OF OUTSTANDING 9 7/8% SENIOR SUBORDINATED NOTES DUE 2006


Safelite Glass Corp. (the "Company") hereby offers to exchange (the "Exchange Offer") up to $100,000,000 in aggregate principal amount of its 9 7/8% Series B Senior Subordinated Notes due 2006 (the "Exchange Notes") for $100,000,000 in aggregate principal amount of its outstanding 9 7/8% Senior Subordinated Notes due 2006 (the "Initial Notes"; and together with the Exchange Notes, the "Notes").


The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided in the next paragraph below) and are issued without any covenant upon the Company regarding registration. The Exchange Notes will be issued under the indenture governing the Initial Notes, as amended by the First Supplemental Indenture dated as of December 12, 1997 and the Second Supplemental Indenture dated as of December 18, 1997. For a complete description of the terms of the Exchange Notes, see "Description of the Exchange Notes." There will be no cash proceeds to the Company from this offer. The Initial Notes and the Exchange Notes are unsecured obligations of the Company. The Exchange Notes will be guaranteed on a senior subordinated basis, jointly and severally (the "Guarantees"), by the Company's subsidiaries (the "Subsidiary Guarantors"). The Guarantees are an unconditional obligation of the Subsidiary Guarantors.



The Initial Notes were originally issued and sold on December 20, 1996 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the Staff of the Securities and Exchange Commission issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for sale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal (as defined herein) states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


The Initial Notes and the Exchange Notes constitute new issues of securities with no established trading market. Any Initial Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Initial Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Initial Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Initial Notes held by them. No assurance can be given as to the liquidity of the trading market for either the Initial Notes or the Exchange Notes.


The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on              , 1998, unless extended
(the "Expiration Date"). The date of acceptance for exchange for the Initial Notes (the "Exchange Date") will be the first business day following the Expiration Date. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.



Interest on the Exchange Notes shall accrue from the last June 15 or December 15 (an "Interest Payment Date") on which interest was paid on the Initial Notes so surrendered.



     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



               THE DATE OF THIS PROSPECTUS IS              , 1998

                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference.



     For further information with respect to the Company and the Notes, reference is made to the Registration Statement. A copy of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth St., N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.



     The Company intends, and is required by the terms of the Indenture dated as of December 20, 1996, among the Company, SGC Franchising Corp. (a former subsidiary of the Company) and Fleet National Bank, as trustee, as amended by the First Supplemental Indenture dated as of December 12, 1997, between the Company and State Street Bank and Trust Company, as successor trustee to Fleet National Bank (the "Trustee"), and the Second Supplemental Indenture dated as of December 18, 1997, among the Company, the Subsidiary Guarantors and the Trustee, under which the Notes are issued, to furnish the holders of the Notes with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

                            ------------------------


     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------


     UNTIL             , ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


     The following summary is qualified by, and should be read in conjunction with, the more detailed information, risk factors and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless otherwise referred to herein or the context otherwise requires, references to "Safelite" and the "Company" shall mean Safelite Glass Corp., a Delaware corporation and its consolidated subsidiaries. Unless otherwise referred to herein or the context otherwise requires, references to "Vistar" shall mean Vistar, Inc., an Illinois corporation, and its consolidated subsidiaries. Unless otherwise indicated, all references to fiscal years up to and including 1997 in this Prospectus are to the fiscal years ending on the Saturday closest to December 31 of each year. Unless otherwise stated, all references to market share data in this Prospectus are estimates made by the Company's management based on Company and industry data and are expressed in units, except with respect to insurance customer segment data which is expressed in dollar volume. Unless the context otherwise requires, references to the "Exchange Offer" refer to the offer to exchange the Exchange Notes for the Initial Notes.


                                  THE COMPANY

COMPANY OVERVIEW


     Safelite is the largest provider of automotive glass replacement and repair services in the United States. The Company installed approximately 1.7 million replacement units in 1997 for insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. The Company provides these installation services through its service centers, mobile vans, centralized telephone/dispatch centers and its network of independent automotive glass replacement and repair providers. The Company has targeted its marketing efforts principally towards auto insurance companies which management believes, through their policyholders, directly or indirectly influence approximately 70% of the selections of automotive glass replacement providers. The Company has developed fully integrated claims processing solutions for auto insurance companies which reduce their glass loss expenses and total administrative costs and provide a higher level of customer service to their policyholders. Management believes that this outsourcing capability, coupled with the convenience of nationwide coverage, consistently high quality service and low costs, has provided the Company with a significant competitive advantage in the insurance segment of the market. Since 1993, the Company's management believes that it has significantly increased its leading market share in this segment, resulting in improved financial performance as demonstrated by compounded annual growth in sales through 1997 of 10% to $483.3 million. During the same period, operating income improved from an operating loss of $6.4 million in 1993 to $25.8 million of operating income in 1997. Adjusted EBITDA (as defined) for the same period grew from $22.0 million to $49.6 million, a compounded annual growth rate of 22%. Sales, operating income and adjusted EBITDA for the three months ended April 4, 1998 were $213.8 million, $4.9 million and $18.2 million, respectively. See "Summary Historical and Pro Forma Financial Information."



     On December 19, 1997, Safelite completed a merger with Vistar whereby Vistar was merged with and into the Company, with the Company as the surviving corporation (the "Vistar Merger"). The Vistar Merger was accounted for as a purchase. Accordingly, the operations of Vistar are included in the Company's financial statements from December 19, 1997 forward. Prior to the Vistar Merger, Vistar was the second largest provider of automotive glass replacement and repair services in the United States. Vistar was created on February 29, 1996 by the merger of Windshields America Inc., a wholly owned subsidiary of Belron
(USA) BV (together with its affiliates hereinafter referred to as "Belron"), and Globe Glass and Mirror Company. Vistar installed or repaired approximately 1.6 million units in its fiscal year ended March 31, 1997 for insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. Vistar provided these installation services through its 356 service centers and approximately 1,000 mobile vans and its network of independent automotive glass replacement and repair providers. Vistar net sales and operating income were $413.5 and $8.8 million, respectively, for its fiscal year ended March 31, 1997 and $339.5 million and a loss of $8.2 million, respectively, for the nine months ended December 19, 1997. See "Transactions -- The Vistar Transactions." At April 4, 1998, the combined companies had two manufacturing facilities, 74 warehouses, 47 centralized telephone/dispatch centers, approximately 2,000 mobile vans and 809 service center locations across the United States.



     The automotive glass replacement and repair industry in 1997 was a $3.0 billion market, representing the installation of approximately 12.5 million replacement units. The replacement and repair of automotive glass is driven by the incidence of breakage. Over the past 10 years, management estimates that total industry sales have grown at approximately 4% per year, primarily as a result of growth in the aggregate number of vehicles on the road, increases in the number of miles driven and increases in the price of replacement automotive glass. This price increase principally reflects the increased size and design complexity of automotive glass. Such growth has been fairly consistent year to year, with some variations resulting primarily from fluctuations in weather conditions.



     The automotive glass replacement and repair industry is highly fragmented with approximately 20,000 competitors. Safelite is the industry leader with an estimated overall market share of approximately 23% and the leading market share in the insurance segment of the market. Since the early 1990s, the industry has been consolidating as evidenced by an increase in market share for the top three industry participants from an estimated 24% in 1992 to an estimated 35% in 1997 and a decline in market share for small "mom and pop" providers from an estimated 70% to an estimated 55% during the same period.



     Management expects this consolidation to continue as insurance companies and large fleet lessors require nationwide coverage and consistent service while seeking to reduce costs by outsourcing their automotive glass claims. For insurance companies, automotive glass repair and replacement claims represent a disproportionate administrative burden. Management estimates such claims account for less than 6% of the dollar value of all auto claims paid but over 30% of the total number of auto claims processed.


COMPETITIVE STRENGTHS


     Industry Leadership and Nationwide Coverage. Safelite is the largest competitor in the highly fragmented automotive glass replacement and repair industry. The Company operates service centers in all of the top 100 Metropolitan Statistical Areas ("MSAs") in the United States. Through its nationwide network, the Company can directly serve 70% of the cars and light trucks in the United States and, through its authorized independent replacement and repair providers, achieves over 90% coverage. Safelite has the largest number of service center locations and the largest network of independent automotive glass replacement and repair providers in the United States. Management believes that the Company's leadership position and breadth of geographic coverage is a significant competitive advantage in working with insurance companies, commercial fleet lessors and other large customers which increasingly demand consistent quality in both claims processing and automotive glass repair and replacement services on a nationwide basis.



     Strong, Established Relationships with Major Insurance Companies. Safelite has successfully established strong relationships with the nation's major auto insurance companies, and management believes it has more program relationships with these companies than any of its competitors. The top 30 auto insurers influence approximately 55% of all repairs and replacements in the United States. Safelite has entered into Total Customer Solution ("TCS") arrangements with approximately 25 of those insurers including Farmers Insurance Group, United Services Automobile Association, Prudential Insurance Company of America, and Safeco Corporation. Under a TCS arrangement, Safelite typically serves as one of a few recommended automotive glass replacement providers for an insurance company and provides a range of additional claims management services including computerized referral management, policyholder call management, electronic auditing and billing services and management reporting. Of Safelite's approximately 45 TCS arrangements, those with Allstate, Nationwide Mutual Insurance Company, GEICO, Liberty Mutual Insurance Company, Travelers Group, CNA Insurance Group, Metropolitan Property and Casualty Insurance Company and National General Insurance are also Master Provider ("MP") relation-ships. Under an MP program, Safelite acts as the administrator of an insurance company's automotive glass claims. TCS and MP programs significantly lower the processing costs and loss expenses for the insurance companies, provide more consistent and rapid service for policyholders, and increase Safelite's volume with each insurance account. In addition, the Company has entered into TCS arrangements with major fleet and rental car companies including GE Capital Fleet Services, PHH Vehicle Management Services Corporation, USL Capital Fleet Services, Hertz Corporation and Budget Rent-A-Car Systems, Inc. Of these arrangements, those with PHH Vehicle Management and USL Capital Fleet are also MP relationships. By entering into these arrangements with insurance, fleet and rental car companies, Safelite has substantially increased its volume with these accounts and enhanced its base of recurring revenues.



     Low Cost Provider. Safelite has a total cost advantage compared to its competitors as a result of its manufacturing facilities, its productivity incentive programs, the efficiency of its nationwide distribution network and the critical mass of its centralized customer service, claims processing and information network. Management believes the Vistar Merger, coupled with the worldwide industry experience of Belron, the partial owner of Safelite, will significantly enhance the overall cost advantage Safelite enjoyed prior to the Vistar Merger.



     Safelite is the only full-scale vertically integrated automotive glass replacement company in the U.S. The Company produces approximately 65% of its windshield needs at its two manufacturing plants in Enfield, North Carolina and Wichita, Kansas. Safelite produces only high-volume windshield models, manufacturing 550 of the total 2,800 active windshield parts available in the industry. Safelite determines which windshield models to produce by assessing the sales trends and estimating future windshield demand after a new automobile model has been on the market for approximately one year. The Company then designs selected windshield models through a process of reverse engineering.



     The Company uses a three tiered distribution system to better serve its customers and minimize its inventory levels. Two central distribution facilities are located at the Company's manufacturing facilities in Enfield, North Carolina and Wichita, Kansas. These central distribution facilities send inventory to the Company's 74 regional warehouses (27 free-standing warehouses and 47 co-located with the Company's Central Telephone Units). These facilities can then quickly and accurately stock the service centers and vans in their local markets on an as-needed basis.



     Every Safelite employee participates in some form of incentive compensation plan which rewards productivity and/or profitability of the Company. The Company's management estimates that its performance incentive program has increased productivity of its installation associates from 2.5 installations per day in 1991 to 4.0 per day in 1997 (while the industry averaged an estimated 3.0 installations per day and Vistar's installation associates averaged approximately 3.2 installations per day). As a result of the significant economies of scale in its manufacturing, information systems, distribution and installation infrastructure, management believes it has the capacity to add incremental contracts and units at relatively low marginal cost.



     Sophisticated Information Systems. The Company's information systems allow Safelite to handle all aspects of an insured automotive glass claim effectively and cost efficiently, from the initial phone call placed by the insured policyholder to the automatic billing of an insurance company. Through Safelite's fully integrated network ("SAFENET(TM)"), the Company can provide full service to the policyholder by electronically accessing the insurance company's database, verifying the policyholder's coverage status, scheduling the glass installation, checking relevant inventories, ordering delivery (when necessary) of automotive glass to a Safelite service center, repairing or replacing the glass, electronically billing the insurance company and, if applicable, paying the service providers. The insurance company's role is limited to funding the claim payment and updating its policy files. In addition to providing an integrated delivery system, SAFENET(TM) also provides management and Safelite's customers with valuable information. This "real time" data allows Safelite to track and monitor important statistics including customer satisfaction, length of call and speed of installation. Safelite uses this data to improve its customer service and provide comprehensive monthly management reports for its large insurance customers. These reports include information to which the insurance companies otherwise do not have access, including statistics on number of claims, price per claim and percent of repairs versus replacement. Safelite believes it is the only company in the industry currently providing such reports.


STRATEGIES FOR GROWTH


     Expand and Enhance Relationships with Insurance Companies. The Company's principal business strategy is to increase its share in the segment of the automotive glass replacement and repair market influenced by insurance companies by expanding the breadth and depth of its existing relationships. The Company currently provides its replacement and repair services to the policyholders of virtually every major automotive insurance company in the U.S. The Company focuses its marketing and sales strategy on adding new insurance relationships and increasing its share of business with its existing insurance clients.



     Management believes that as it processes greater proportions of an insurance company's replacement and repair claims, it can continue to reduce related loss expenses and administrative costs for the insurance company, while improving policyholder satisfaction through faster, more reliable and consistent installation service.



     The Company continually strives to enhance the value it provides to insurance company clients while improving profitability through increased market share. Recent examples include (i) implementation of a Repair First Network to help improve repair performance, (ii) development of on-line call center scheduling capability for faster, more efficient policyholder service and (iii) creation of a SmartPay process under which insurance companies pay only "reasonable and customary" prices for glass claims serviced by non-program providers.



     Expand Nationwide Coverage. Following the elimination of duplicative service center locations resulting from the Vistar Merger, the Company plans to continue expanding the breadth and depth of its nationwide network by selectively acquiring regional automotive glass replacement and repair businesses and opening new service center locations. The Company believes that it can enhance its sales and results through the integration of well-targeted acquisitions into Safelite's nationwide network. In addition, the Company expects to open 5 to 10 additional service centers annually to complement its existing network.



     Provide Additional Outsourcing Services to Insurance and Fleet
Companies. Management believes that Safelite can leverage its existing customer relationships and claims processing infrastructure to provide additional outsourcing services to insurance and fleet companies for items such as pre-insurance vehicle inspection, towing referral, post-collision rental car referral, after hours loss reporting and residential glass claims processing. These services are characterized by significant administrative burdens, high processing costs and low dollar loss values like the automotive glass replacement and repair service that the Company otherwise provides to insurance and fleet companies efficiently and cost-effectively. The Company is evaluating plans to offer these services as a natural extension of its core automotive glass business.


     The Company maintains its executive headquarters at 1105 Schrock Road, Columbus, Ohio 43229, telephone (614) 842-3000.

                          SUMMARY OF THE TRANSACTIONS


THE THL TRANSACTIONS



     Prior to December 20, 1996, the Company was a subsidiary of LSNWY Corp. ("LSNWY"), and an indirect subsidiary of Lear Siegler Holdings Corp. ("Lear Siegler"). Pursuant to a Recapitalization Agreement and a Plan of Merger and Stock Purchase Agreement (the "Agreement") dated November 8, 1996, the Company completed a series of related transactions on December 20, 1996 (collectively, the "THL Transactions"), whereby Thomas H. Lee Equity Fund III, L.P., certain affiliates of Thomas H. Lee Company and certain other investors (collectively, "THL"), acquired for $58.7 million, approximately

88% of the Company's voting stock and, for approximately $58.2 million, all of the outstanding shares of the Company's 8% Cumulative Preferred Stock. Certain existing stockholders, including management of the Company, retained ownership of approximately 12% of the Company's voting stock. The Agreement also provided for Safelite's acquisition (through a newly formed subsidiary) of substantially all of the outstanding common stock of Lear Siegler, its former parent. See "Transactions -- The THL Transactions."



SALE OF LEAR SIEGLER



     On September 12, 1997, the Company sold all of the issued and outstanding shares of the capital stock (the "Lear Siegler Stock") of Lear Siegler to BPLSI Investment Company, a Delaware corporation (the "Purchaser") owned by James F. Matthews, the former President of Lear Siegler. The purchase price for the Lear Siegler Stock was $100,000 in cash and a Promissory Note delivered by the Purchaser to the Company. The operations of Lear Siegler, a former industrial conglomerate whose subsidiaries manufactured a range of products, were never an integral part of the Company's automotive glass replacement and repair business.



     The Company believes that the sale of Lear Siegler has enabled the Company to focus on its core business. See "Transactions -- Sale of Lear Siegler."



THE CONSENT SOLICITATION



     On November 28, 1997, the Company commenced a solicitation of consents (the "Consent Solicitation"), from the holders of the Initial Notes, to certain amendments to the Indenture (the "Indenture Amendments") to be effected through execution of a First Supplemental Indenture. The purpose of the Indenture Amendments was, among other things, to permit the Company to make the Distribution (as defined below) and increase the amount of its senior bank indebtedness in connection with the Distribution and, thereafter, in connection with the operation of the combined companies following the merger of Vistar with and into the Company, as contemplated by the Merger Agreement entered into on October 10, 1997 between the Company and Vistar (the "Vistar Merger Agreement"). See "-- The Vistar Merger." On December 12, 1997, the Company successfully completed the Consent Solicitation, having received the requisite consents to the Indenture Amendments from the holders of the Initial Notes. Upon consummation of the Distribution, the Company made consent payments aggregating $5.0 million ($50.00 for each $1,000.00 principal amount of Initial Notes then outstanding).



THE VISTAR TRANSACTIONS



     On December 19, 1997, the Company completed the Vistar Merger with the Company as the surviving corporation. Prior to the Vistar Merger, the Company declared and paid a dividend on its outstanding shares of Class A Common Stock in the aggregate amount of approximately $67.2 million and declared and paid a dividend on its outstanding shares of 8% Cumulative Preferred Stock equal to the accrued and unpaid dividends thereon in the aggregate amount of approximately $4.8 million (collectively, the "Dividend"), and redeemed all outstanding shares of its 8% Cumulative Preferred Stock at an aggregate redemption price of $58.2 million (the "Redemption" and, together with the Dividend, the "Distribution"). Subsequent to the Distribution and prior to consummation of the Vistar Merger, the Company effected a 1 for 3 reverse stock split (the "Stock Split") of its Class A Common Stock, which was reclassified as Class A Voting Common Stock, and reclassified its authorized class of Class B Common Stock as Class B Non-Voting Stock, and declared and paid a dividend on each share of Class A Voting Stock outstanding after the Stock Split in the form of two shares of Class B Non-Voting Stock. The Company also authorized the creation of a new series of preferred stock, designated as Non-Voting 8% Preferred Stock ("Non-Voting Preferred Stock").



     The aggregate consideration received by the holders of Vistar's outstanding capital stock (the "Vistar Shareholders") in the Vistar Merger consisted of 1,690,101 shares of Class A Voting Stock, 6,959,771 shares of Class B Non-Voting Stock, 40,000 shares of Non-Voting Preferred Stock ($40 million aggregate liquidation preference) and $65 million cash (collectively, the "Merger Consideration"). As a result of the Vistar Merger, the holders of the Company's outstanding capital stock immediately prior to the Vistar Merger (the "Safelite Shareholders") retained ownership of 50.5% of the outstanding Class A Voting Stock and became the owners of approximately 33% of the outstanding Class B Non-Voting Stock (including shares subject to exercisable options to acquire Class B Non-Voting Stock) and the Vistar Shareholders became the owners of 49.5% of the outstanding Class A Voting Stock, approximately 67% of the outstanding Class B Non-Voting Stock and 100% of the outstanding Non-Voting Preferred Stock.



     In connection with the consummation of the Vistar Merger and related transactions (the "Vistar Transactions"), the Company refinanced its then existing credit facilities (the "1996 Credit Facilities"). The new credit facilities (the "Bank Credit Agreement") consist of (a) a term loan facility in an aggregate principal amount of $350.0 million (the "Term Loan Facility") and
(b) a revolving credit facility providing for revolving loans to the Company and the issuance of letters of credit for the account of the Company in an aggregate principal amount (including the aggregate stated amount of letters of credit and the aggregate reimbursement and other obligations in respect thereof) at any time not to exceed $100.0 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Senior Credit Facilities"). See "Description of Other Indebtedness." The Indenture provides that the Company must cause any Restricted Subsidiary that guarantees the Company's indebtedness under the Bank Credit Agreement to execute and deliver a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to be bound by the Indenture as a Subsidiary Guarantor. Immediately prior to the Vistar Merger, the Company had no subsidiaries. Upon consummation of the Vistar Merger, the Company had three Restricted Subsidiaries, each of which has guaranteed payment of the Company's indebtedness under the Bank Credit Agreement and, as a Subsidiary Guarantor, has executed and delivered the Second Supplemental Indenture dated as of December 18, 1997.


                               THE EXCHANGE OFFER


The Exchange Offer............   The Company is offering to exchange up to
                                 $100,000,000 aggregate principal amount of
                                 9 7/8% Series B Senior Subordinated Notes due
                                 2006 for $100,000,000 aggregate principal amount of its outstanding 9 7/8% Senior
                                 Subordinated Notes due 2006. The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided herein -- see "The Exchange Offer -- Terms of the Exchange" and "-- Terms and Conditions of the Letter of Transmittal"), and are not subject to any covenant regarding registration under the Securities Act. The Exchange Notes will be issued under the Indenture governing the Initial Notes as amended by the First
                                 Supplemental Indenture dated December 12, 1997 and the Second Supplemental Indenture dated as of December 18, 1997 (the "Indenture").



Interest Payments.............   Interest on the Exchange Notes shall accrue
                                 from June 15, 1998 or from the last Interest
                                 Payment Date on which interest was paid on the Initial Notes so surrendered.


Minimum Condition.............   The Exchange Offer is not conditioned upon any
                                 minimum aggregate principal amount of Initial
                                 Notes being tendered for exchange.


Expiration Date...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York time, on                , 1998, unless
                                 extended.

Exchange Date.................   The date of acceptance for exchange of the
                                 Initial Notes will be the first business day following the Expiration Date.


Conditions of the Exchange
Offer.........................   The obligation of the Company to consummate the
                                 Exchange Offer is subject to certain
                                 conditions. See "The Exchange
                                 Offer -- Conditions to the Exchange Offer." The
                                 Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.


Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 the Expiration Date. Otherwise, all tenders are irrevocable. Any Initial Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
Initial Notes.................   See "The Exchange Offer -- How to Tender."

Federal Income Tax
Consequences..................   The exchange of Initial Notes for Exchange
                                 Notes should be treated as a "non-event" for Federal income tax purposes. See "Income Tax
                                 Considerations."


Effects on Holders of Initial
Notes.........................   As a result of the making of, and upon
                                 acceptance for exchange of all validly tendered
                                 Initial Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Initial Notes and the Exchange and Registration
                                 Rights Agreement as amended (the "Exchange and
                                 Registration Rights Agreement") dated December
                                 20, 1996 between the Company, Chase Securities
                                 Inc., BT Securities Corporation and Smith
                                 Barney Inc. (collectively, the "Initial
                                 Purchasers") and, accordingly, the Company will have no further obligations to pay an increased rate of interest on the Initial Notes pursuant to the terms of the Exchange and Registration
                                 Rights Agreement, the Initial Notes or the
                                 Indenture. The holders of the Initial Notes will have no further registration rights under the Exchange and Registration Rights Agreement with respect to the Initial Notes. Holders of the Initial Notes who do not tender their Notes in the Exchange Offer will continue to hold such Initial Notes and their rights under such Initial Notes will not be altered, except for any such rights under the Exchange and Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to, the Exchange Offer. All untendered and tendered but unaccepted Initial Notes will continue to be subject to the restrictions on transfer provided for in the Initial Notes and in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

                          TERMS OF THE EXCHANGE NOTES


     Terms capitalized but not defined below have the meanings ascribed to them in "Description of Exchange Notes."


Issuer........................   Safelite Glass Corp.

Securities Offered............   $100 million aggregate principal amount of
                                 9 7/8% Series B Senior Subordinated Notes due
                                 2006.

Maturity......................   December 15, 2006.

Interest Payment Dates........   June 15 and December 15, commencing June 15,
                                 1997.

Sinking Fund..................   None.

Optional Redemption...........   The Exchange Notes are redeemable in whole or
                                 in part, at the option of the Company on or after December 15, 2001, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to December 15, 1999, the Company, at its option, may redeem up to $35 million of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Equity Offerings, at a redemption price equal to 109.875% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least $65 million of the original principal amount of Notes remains outstanding after any such redemption.


Change of Control.............   Upon a Change of Control Triggering Event, the
                                 Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company would have the financial resources necessary to repurchase the Notes upon a Change of Control Triggering Event. The occurrence of certain of the events which would constitute a Change of Control Triggering Event would constitute a default under the Bank
                                 Credit Agreement. As of April 4, 1998, the aggregate indebtedness that would have become due upon the occurrence of a Change of Control
                                 Triggering Event under the Indenture and a default under the Bank Credit Agreement was $491.2 million.



Ranking.......................   The Exchange Notes will be general unsecured
                                 obligations of the Company and will be
                                 subordinated in right of payment to all
                                 existing and future Senior Indebtedness of the Company. The Exchange Notes will rank pari passu with any future Senior Subordinated
                                 Indebtedness of the Company and will rank senior to all future subordinated indebtedness of the Company. The Guarantees will be general unsecured senior subordinated obligations of the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior
                                 Indebtedness, including the guarantees of the Subsidiary Guarantors under the Bank Credit
                                 Agreement. The Guarantees will rank pari passu with any future senior subordinated indebtedness of the Subsidiary Guarantors and only Indebtedness which is Guarantor Senior
                                 Indebtedness will rank senior in right of payment to the Guarantee of the Subsidiary
                                 Guarantors. The Exchange Notes and the
                                 Guarantees will also be effectively
                                 subordinated to all secured indebtedness of either the Company or any of its subsidiaries
                                 (including indebtedness under the Bank Credit
                                 Agreement) to the extent of the value of the assets securing such indebtedness. As of April
                                 4, 1998, the Company had approximately $403.6
                                 million of Senior Indebtedness (excluding $17.6 million in outstanding letters of credit). The
                                 Indenture permits the Company to incur
                                 indebtedness in addition to the Notes and the Term Loan Facility of up to approximately $73.7 million (including the Revolving Credit
                                 Facility) and certain other indebtedness as described in the definition of "Permitted
                                 Indebtedness," as well as an additional amount pursuant to a fixed charge coverage ratio test that as of April 4, 1998, would not permit the incurrence of any additional indebtedness. See
                                 "Description of Notes -- Limitation on
                                 Incurrence of Additional Indebtedness." The
                                 Indenture permits all of such additional indebtedness to be Senior Indebtedness or Secured Indebtedness. The Senior Indebtedness under the Senior Credit Facilities will be Secured Indebtedness. See "Description of Other
                                 Indebtedness."


Restrictive Covenants.........   The Indenture contains certain covenants that
                                 limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Indenture permits the Company to incur substantial additional indebtedness under certain circumstances. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Ranking" above.


Guarantees....................   The Indenture provides that any Restricted
                                 Subsidiary of the Company which guarantees the Company's indebtedness under the Bank Credit
                                 Agreement will guarantee the Notes on an unsecured senior subordinated basis. Each of the Subsidiary Guarantors has guaranteed the Company's indebtedness under the Bank Credit
                                 Agreement and, pursuant to the Second
                                 Supplemental Indenture, dated as of December
                                 18, 1997, each of the Subsidiary Guarantors has unconditionally guaranteed, on a senior subordinated basis, jointly and severally, the Notes.


Absence of a Public Market for
the Notes.....................   The Exchange Notes are new securities and there
                                 is currently no established market for the Exchange Notes. The Exchange Notes will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market.
                                 Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Exchange Notes have been designated for trading in the PORTAL market. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued at any time without notice. The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange or on any automated dealer quotation system.

                                  RISK FACTORS

     Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Exchange Notes.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


    The following Summary Historical and Pro Forma Financial Information sets forth financial data of Safelite for each of the five fiscal years during the period ended January 3, 1998 and for the three months ended March 29, 1997 and April 4, 1998. The statement of operations data set forth below with respect to fiscal years ended December 30, 1995, December 28, 1996 and January 3, 1998 and the three months ended April 4, 1998 and the balance sheet data at December 28, 1996, January 3, 1998 and April 4, 1998 are derived from the consolidated financial statements included elsewhere in this Prospectus which have been audited by Deloitte & Touche LLP, independent public accountants. The data provided for the three months ended March 29, 1997 are derived from unaudited consolidated financial statements and include in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the three months ended April 4, 1998 are not necessarily indicative of results that can be expected in future periods. The pro forma consolidated financial data have been derived from the Unaudited Pro Forma Statement of Operations (as defined) and the related notes thereto included elsewhere in this Prospectus. The pro forma information does not purport to represent what the Company's results would have actually been had the Vistar Transactions and the sale of Lear Siegler occurred at the date indicated nor does such information purport to project the results of the Company for any future period. The summary financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Statement of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                          FISCAL YEAR(1)                          THREE MONTHS
                                        ---------------------------------------------------          ENDED
                                                                                      PRO     --------------------
                                                                                     FORMA    MARCH 29,   APRIL 4,
                                         1993     1994     1995     1996     1997     1997      1997        1998
                                        ------   ------   ------   ------   ------   ------   ---------   --------
                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Sales...............................  $328.3   $357.4   $372.1   $438.3   $483.3   $879.8    $107.8      $213.8
  Cost of sales.......................   229.7    246.1    261.7    299.6    331.7    679.8      75.8       155.5
                                        ------   ------   ------   ------   ------   ------    ------      ------
  Gross profit........................    98.6    111.3    110.4    138.7    151.6    200.0      32.0        58.3
  Selling, general & administrative
    expenses..........................   100.4     90.8     93.5    107.3    111.8    186.6      26.0        46.5
  Other operating expenses(2).........      --     21.1       --      7.6      5.7      8.1        --         3.1
  Loss on sale of Lear Siegler........      --       --       --       --      5.4      5.4        --          --
  Restructuring expense(3)............     4.6       --      6.3       --      2.9      2.9        --         3.8
                                        ------   ------   ------   ------   ------   ------    ------      ------
  Income (loss) from operations.......    (6.4)    (0.6)    10.6     23.8     25.8     (3.0)      6.0         4.9
  Interest expense....................   (15.5)    (4.5)    (6.0)    (6.7)   (27.5)   (44.5)     (6.3)      (10.9)
  Interest income.....................     0.3      2.2      2.9      2.1      1.3      1.5       0.3         0.1
                                        ------   ------   ------   ------   ------   ------    ------      ------
  Income (loss) from continuing
    operations before income taxes,
    minority interest and
    extraordinary items...............   (21.6)    (2.9)     7.5     19.2     (0.4)   (46.0)      0.0        (5.9)
  Income tax benefit (provision)(4)...     0.3     (0.2)    (0.1)    17.6      6.8     21.8      (0.1)        1.6
  Minority interest...................     0.1     (2.7)    (1.1)   (10.2)      --       --        --          --
                                        ------   ------   ------   ------   ------   ------    ------      ------
  Income (loss) from continuing
    operations before extraordinary
    items.............................   (21.2)    (5.8)     6.3     26.6      6.4   $(24.2)     (0.1)       (4.3)
                                                                                     ======
  Discontinued operations(5)..........   (43.2)      --       --      1.7       --                 --          --
  Extraordinary loss(6)...............      --     (1.5)      --     (0.5)    (2.8)                --          --
                                        ------   ------   ------   ------   ------             ------      ------
  Net income (loss)...................  $(64.4)  $ (7.3)  $  6.3   $ 27.8   $  3.6             $ (0.1)     $ (4.3)
                                        ======   ======   ======   ======   ======             ======      ======
OTHER FINANCIAL DATA:
  EBITDA(7)(8)........................  $ 10.2   $  6.6   $ 24.5   $ 31.8   $ 37.4   $ 23.8    $  8.0      $ 15.1
  EBITDA margin.......................     3.1%     1.8%     6.6%     7.3%     7.7%     2.7%      7.4%        7.1%
  Adjusted EBITDA(8)(9)...............  $ 22.0   $ 29.1   $ 25.5   $ 42.6   $ 49.6   $ 37.3    $  8.7      $ 18.2
  Pro Forma Adjusted EBITDA to cash
    interest expense(10)..............                                                  0.9x
  Cash flows from operating
    activities........................   (10.3)     6.5    (10.1)     0.1      2.4              (16.7)      (15.6)
  Cash flows from investing
    activities........................   153.2    (24.1)   (34.7)    21.5    (85.4)              (4.3)       (5.2)
  Cash flows from financing
    activities........................  (115.4)    28.9      5.2     (4.2)    59.2                6.3        23.7
  Depreciation and amortization.......    12.0      7.2      7.6      8.0      8.7     23.9       2.0         6.4
  Capital expenditures................     7.7     14.2     12.0     12.8     13.9                4.2         2.4
  Ratio of earnings to fixed
    charges(11).......................      --       --      1.4x     2.0x      --       --       1.0x         --
BALANCE SHEET DATA:
  Working capital.....................  $ 41.0   $ 41.9   $ 58.1   $ 56.6   $ 29.8             $ 56.6      $ 40.3
  Total assets........................   169.8    193.7    188.3    216.2    558.1              204.0       576.4
  Total indebtedness..................    35.0     63.8     69.0    263.7    479.9              270.0       503.6
  Stockholders' equity (deficit)......     7.7      0.2     (0.6)  (128.5)   (46.9)            (128.6)      (48.4)


---------------

 (1) Prior to 1998, the Company's fiscal year ended on the Saturday closest to December 31 of each year. On May 18, 1998, the Company changed its fiscal year to the Saturday closest to March 31.

 (2) Other operating expenses in 1994 are comprised of a $2.5 million one-time charge recorded by the Company to conform its method of accounting to Statement of Position (SOP) No. 93-7, "Reporting on Advertising Costs" and $18.6 million primarily related to curtailment and settlement losses for pension plans of previously disposed Lear Siegler subsidiaries. Other operating expenses in 1996 are comprised of management transaction bonuses related to the THL Transaction of $6.9 million and estimated costs (primarily severance) of $0.7 million to exit the activities of Lear Siegler. Other operating expenses in 1997 include $1.0 million of management transaction bonuses, $3.0 million related to acceleration of vesting of certain management stock options and $0.5 million related to forgiveness of certain officer loans made in connection with the Vistar Merger. Also included in other operating expenses in 1997 are costs related to obtaining bondholder consent to the Vistar Merger of $1.2 million. Other operating expenses of $3.1 million in the three months ended April 4, 1998 consist of costs associated with the integration of corporate systems, moving, relocation and other expenses associated with the Vistar Merger. See Notes 1, 2, 4 and 10 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Pro forma results for 1997 also include $2.4 million in one-time integration costs incurred by Vistar in connection with the merger between Windshields and Globe. See "Unaudited Pro Forma Statement of Operations."



 (3) In 1993, the Company recorded $4.6 million in restructuring charges related to the planned closing of approximately 70 service center locations. In 1995, the Company recorded $6.3 million in restructuring charges. Of this amount, $5.6 million related to the planned closing of 100 service center locations and $0.7 million related to field management reorganization. In 1997, the Company recorded restructuring charges totaling $2.9 million consisting of $0.4 million for planned closing of Safelite service center locations and $2.5 million related to Safelite employee severance. Restructuring charges of $3.8 million for the three months ended April 4, 1998 consisted of $2.5 million for planned closing of approximately 50 Safelite service center locations and $1.3 million related to Safelite employee severance. See Notes 4 and 5 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



 (4) The adoption of SFAS No. 109, "Accounting for Income Taxes" in 1993 was not material to the Company's consolidated results of operations or its financial condition. During 1996 and 1997, the valuation allowance provided against the Company's deferred tax assets was reduced by $25.9 million and $3.0 million, respectively. See Note 14 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



 (5) In 1993, five operating businesses of Lear Siegler were sold and a resulting loss on sale of discontinued operations of $45.2 million was recognized. 1993 income from operations of such businesses was $2.0 million. In 1996, a gain from discontinued operations totaling approximately $1.7 million was recorded, consisting of $27.2 million in favorable resolution of various tax contingencies of previously discontinued Lear Siegler operations offset by $25.5 million of settlement costs for various liability issues related to previously disposed of Lear Siegler subsidiaries. See Note 16 to the Company's Consolidated Financial Statements.



 (6) In 1994, 1996 and 1997, extraordinary losses of $1.5 million, $0.5 million and $2.8 million, respectively, were recorded, net of minority interest and income tax of $0.3 million, $0.3 million and $1.9 million, respectively, as a result of expensing unamortized loan origination fees related to the early retirement of the associated debt.



 (7) "EBITDA" is defined herein as income (loss) from operations plus the sum of depreciation, amortization and restructuring expenses. EBITDA is presented in this Prospectus as it is a basis upon which the Company assesses its financial performance and because certain covenants in the Company's borrowing arrangements are tied to these measures. EBITDA as determined by the Company may not be comparable to EBITDA as reported by other companies. EBITDA does not represent funds available for discretionary uses and should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating results or to cash flows as a measure of liquidity (each as determined in accordance with generally accepted accounting principles).

 (8) The following is a reconciliation of operating income to EBITDA and adjusted EBITDA for the period presented:



                                                                 FISCAL YEAR                        THREE MONTHS
                                                ---------------------------------------------          ENDED
                                                                                         PRO    --------------------
                                                                                        FORMA   MARCH 29,   APRIL 4,
                                                1993    1994    1995    1996    1997    1997      1997        1998
                                                -----   -----   -----   -----   -----   -----   ---------   --------
                                                                       (DOLLARS IN MILLIONS)
         Income (loss) from operations........  $(6.4)  $(0.6)  $10.6   $23.8   $25.8   $(3.0)    $6.0       $ 4.9
         Depreciation and amortization........   12.0     7.2     7.6     8.0     8.7   23.9       2.0         6.4
         Restructuring charges................    4.6      --     6.3      --     2.9    2.9        --         3.8
                                                -----   -----   -----   -----   -----   -----     ----       -----
         EBITDA...............................   10.2     6.6    24.5    31.8    37.4   23.8       8.0        15.1
         Other operating expenses.............     --    21.1      --     7.6     5.7    8.1        --         3.1
         Lear Siegler operating expenses......   11.8     1.4     1.0     3.2     1.1     --       0.7          --
         Loss on sale of Lear Siegler.........     --      --      --      --     5.4    5.4        --          --
                                                -----   -----   -----   -----   -----   -----     ----       -----
         Adjusted EBITDA......................  $22.0   $29.1   $25.5   $42.6   $49.6   $37.3     $8.7       $18.2
                                                =====   =====   =====   =====   =====   =====     ====       =====



 (9) "Adjusted EBITDA" is defined herein as EBITDA plus other operating expenses, the operating expenses of Lear Siegler (which has been treated as an exited activity) and the loss recognized by the Company in connection with the sale of Lear Siegler. The estimated costs to exit Lear Siegler activities, consisting primarily of severance costs, were accrued in 1996. Adjusted EBITDA and pro forma adjusted EBITDA do not represent funds available for discretionary uses and should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating results or to cash flows as a measure of liquidity (each as determined in accordance with generally accepted accounting principles).



(10) "Pro Forma Adjusted EBITDA to cash interest expense" is computed as the ratio of pro forma adjusted EBITDA to pro forma cash interest expense. Adjusted EBITDA to cash interest expense is presented in this Prospectus as it is a basis upon which the Company assesses its financial performance and because certain covenants in the Company's borrowing arrangements are tied to similar measures. See "Unaudited Pro Forma Consolidated Statement of Operations."



(11) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and cumulative effect of accounting changes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs and one-half of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest. For 1993, 1994, 1997, Pro Forma 1997 and the three months ended April 4, 1998 the deficiency of earnings to fixed charges was $21.6 million, $2.9 million, $0.4 million, $46.0 million and $5.9 million, respectively.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the purchase of the Exchange Notes offered hereby:

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT; NEED TO REFINANCE NOTES


     As a result of the THL Transactions and the Vistar Transactions, the Company has significant debt service obligations. As of April 4, 1998 the Company had aggregate outstanding indebtedness of approximately $503.6 million, of which $391.2 million represented aggregate outstanding indebtedness under the Bank Credit Agreement (which amount excludes outstanding letters of credit), and stockholders' deficit of $48.4 million. The Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness, including the Indenture.


     The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes and other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal and interest on its indebtedness thereby reducing the funds available to finance operations; (iii) the Company may be more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) certain of the Company's borrowings will be at variable rates of interest (including borrowings under the Bank Credit Agreement) which will expose the Company to the risk of fluctuating interest rates; (v) the Company's substantial degree of leverage will limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in economic conditions; and (vi) the Company's ability to refinance the Notes in order to pay the principal of the Notes at maturity or upon a Change of Control Triggering Event may be adversely affected.

     The Company's ability to satisfy its interest payment obligations under its indebtedness will depend largely on its future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. In addition, all amounts owing under the Bank Credit Agreement will become due prior to the time the principal payments on the Exchange Notes will become due and such amounts will need to be refinanced. Furthermore, the Company does not expect to be able to repay the principal amount of the Notes at maturity and accordingly will need to refinance the Notes, or repay the Notes with the proceeds of an equity offering, at or prior to their maturity. There can be no assurance that the Company will be able to generate sufficient cash flow to service its interest payment obligations under its indebtedness or that future borrowings or equity financing will be available for the payment or refinancing of the Company's indebtedness. To the extent that the Company is not successful in negotiating renewals of its borrowings or in arranging new financing, it may have to sell significant assets, which would have a material adverse effect on the Company's business and results of operations. Among the factors that will affect the Company's ability to effect an offering of its capital stock or refinance the Notes are financial market conditions and the value and performance of the Company at the time of such offering or refinancing. There can be no assurance that any such offering or refinancing can be successfully completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Other Indebtedness."


CERTAIN OPERATING CONSIDERATIONS



     The Company entered into the Vistar Transactions with the expectation that the Vistar Merger will benefit the Company. There can be no assurance that the Company will integrate the businesses and management teams of Safelite and Vistar successfully or that the Company will achieve desired net cost savings. The failure to integrate the two companies' operations or management teams successfully or to achieve such net cost savings would have a material adverse effect on the Company. In addition, certain third parties who have business relationships with the Company, such as customers and suppliers, may wish to terminate those relationships as a result of the Company's affiliation with Vistar or Vistar's affiliation with the Company. Although the Company does not believe that any loss of such business relationships which would have a material adverse impact on the Company will occur as a result of the Vistar Merger, there can be no assurance that third parties will not terminate business relationships with the Company as a result of the Vistar Merger.



COSTS RELATING TO THE VISTAR MERGER



     In connection with the Vistar Merger, the Company expects to incur $37 million to $42 million in aggregate costs for severance and the consolidation and elimination of duplicate facilities. The Company also expects to incur a total of $5 million to $10 million in calendar 1998 for certain one-time expenses associated with the integration of corporate systems, temporary service fees, training, moving, relocation and other costs associated with the Vistar Merger. Costs related to the Vistar Merger could increase if the Company encounters difficulties in the integration of the two businesses. There can be no assurance that the combined company will not incur additional costs, which in turn could have a material adverse effect on the business, financial condition or results of operations of the Company. For a discussion of the expected cost savings incident to the Vistar Merger, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." These costs and cost savings have not been reflected in the pro forma adjustments to the Pro Forma Consolidated Statements of Operations.


DEBT RESTRICTIONS; COMPLIANCE WITH CERTAIN COVENANTS; ASSET ENCUMBRANCES

     The Indenture and the Bank Credit Agreement impose restrictions that affect, among other things, the ability of the Company and its subsidiaries, as the case may be, to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments and otherwise enter into certain transactions outside the ordinary course of business. The Bank Credit Agreement also requires the Company to maintain specified financial ratios and meet certain financial tests. Although the Company is currently in compliance with the covenants and restrictions contained in the Bank Credit Agreement, the Company's ability to continue to comply may be affected by events beyond its control. The breach of any of these covenants or restrictions could result in a default under the Bank Credit Agreement, which in turn could result in the acceleration of indebtedness under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. In the event of any such default, the lenders under the Bank Credit Agreement could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable, or the lenders could cease making additional revolving loans. If, as a result thereof, a default occurs with respect to Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the holders of the Exchange Notes.

     In connection with the Bank Credit Agreement, the Company has granted the lenders thereunder a first priority lien on substantially all of its assets. If the Company were unable to repay such amounts, the lenders could foreclose upon the assets pledged to secure such repayment, and the holders of the Exchange Notes might not be able to receive payments, if any, until the payment default was cured or waived, any such acceleration was rescinded, or the indebtedness under the Bank Credit Agreement was discharged or paid in full.

SUBORDINATION OF NOTES TO SENIOR INDEBTEDNESS


     The Notes and the Guarantees are subordinate and junior in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness of the Company under the Bank Credit Agreement, and to all existing and future Guarantor Senior Indebtedness of the Subsidiary Guarantors, including the guarantees of the Subsidiary Guarantors under the Bank Credit Agreement, and the Notes are also effectively subordinated to all secured indebtedness of the Company and the Subsidiary Guarantors, respectively, to the extent of the value of the assets securing such indebtedness. The obligations under the Bank Credit Agreement are guaranteed by the Subsidiary Guarantors and are secured by substantially all of the assets of the Company and all direct and indirect subsidiaries of the Company and a pledge of the capital stock of certain subsidiaries of the Company. As of April 4, 1998, the Company had (i) approximately $403.6 million of Senior Indebtedness (which amount excludes outstanding letters of credit) and (ii) approximately $58.7 million available under the Revolving Credit Facility (less $17.6 million in outstanding letters of credit), to fund the future liquidity needs of the Company, if any, all of which would be Senior Indebtedness, if borrowed. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. By reason of such subordination, in the event of an insolvency, liquidation, or other reorganization of the Company or any Subsidiary Guarantor, the lenders under the Bank Credit Agreement and other creditors who are holders of Senior Indebtedness or the Guarantor Senior Indebtedness, as applicable must be paid in full before the holders of the Notes may be paid; accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to the Notes if a default exists with respect to certain Senior Indebtedness. See "Description of Notes -- Ranking of Notes." The holders of the Notes will have no direct claim against the Subsidiary Guarantors other than the claim created by the Guarantees. The rights of holders of the Notes to participate in any distribution of assets of any Subsidiary Guarantor upon liquidation, bankruptcy or reorganization may, as is the case with other unsecured creditors of the Company, be subject to prior claims against such Subsidiary Guarantor. The Guarantees may themselves be subject to legal challenge in the event of the bankruptcy or insolvency of a Subsidiary Guarantor, or in certain other circumstances. If such a challenge were upheld, the Guarantees would be invalidated and unenforceable. See "--Fraudulent Conveyance."



LIMITED ABILITY OF SUBSIDIARY GUARANTORS TO PERFORM UNDER GUARANTEES



     The Exchange Notes are guaranteed fully, unconditionally and jointly and severally, by the Subsidiary Guarantors. The Subsidiary Guarantors are all of the current subsidiaries of Safelite Glass Corp. The Subsidiary Guarantors currently do not have any material assets or operations. All significant operations of the Company are conducted by, and all material assets are held by, Safelite Glass Corp.


CHANGE OF CONTROL


     The Indenture provides that, upon the occurrence of a Change of Control Triggering Event, the Company will make an offer to purchase all of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof together with accrued and unpaid interest to the date of purchase. The Bank Credit Agreement prohibits the Company from repurchasing any Notes, except with the proceeds of one or more equity offerings. The Bank Credit Agreement also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control Triggering Event occurs at a time when the Company is prohibited from purchasing the Notes, or if the Company is required to make a Net Proceeds Offer (as defined) pursuant to the terms of the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. The provisions relating to a Change of Control Triggering Event included in the Indenture may increase the difficulty of a potential acquiror obtaining control of the Company. See "Description of Exchange Notes -- Change of Control." The conversion of the Company's Class B Non-Voting Stock to Class A Voting Stock could result in a Change of Control under the Indenture. See "Description of Capital
Stock -- Common Stock."


DEPENDENCE ON CERTAIN CUSTOMERS; POTENTIAL ADVERSE IMPACT OF GOVERNMENT
REGULATION


     During fiscal 1997 the Company's five largest customers accounted for approximately 31% of the Company's sales and no customer accounted for more than 10% of the Company's sales. During the three months ended April 4, 1998, however, the Company's five largest customers accounted for approximately 32% of the Company's sales, and one of those customers accounted for 12% of the Company's sales. The Company is highly dependent on recurring revenues generated by its insurance company customers and could be adversely affected by changes in such insurance companies' policies concerning coverage for automotive glass replacement claims. Failure by insurance companies to cover automotive glass replacement claims or the imposition of increased deductibles with respect to coverage of automotive glass replacement claims, could significantly reduce the Company's sales generated through its insurance company customers. Certain of the Company's TCS arrangements and MP relationships with insurance company customers are not evidenced by written contracts and are therefore terminable at any time. A significant decrease in business from the Company's insurance company customers would have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Many states have statutes or regulations prohibiting certain referral practices of insurers. Approximately 30 states currently have statutes or regulations which would prohibit an insurance company from requiring a policyholder to use a particular vendor. In addition, new laws or regulations relating to the referral practices of insurance companies may be adopted in these or other states. The Company does not enter into arrangements with insurance companies pursuant to which such insurance companies require policyholders to use the Company for automotive glass replacement or repair services. Although the Company does not believe that existing government regulation of insurance company referral practices will have a material adverse effect on the Company, no assurance can be given that future regulation of such referral practices will not have a material adverse effect on the Company.


COST AND AVAILABILITY OF RAW MATERIALS


     The major raw materials used in the manufacturing of the Company's products include glass and vinyl. Most of the raw materials used in the Company's products are available from multiple sources. However, several raw materials used in the Company's products are currently obtained from a single source. The Company does not have guaranteed supply arrangements with any of its suppliers and there can be no assurance that these suppliers will continue to meet the Company's requirements. An extended interruption in the supply of glass or vinyl could have a material adverse effect on the Company's operating results. There can be no assurance that severe shortages of raw materials will not occur in the future which could increase the cost or delay the shipment of the Company's products and have a material adverse effect on the Company's operating results. Significant increases in the prices of raw materials could also have a material adverse effect on the Company's operating results since the Company may not be able to adjust product pricing to reflect the increases in raw material costs. See "Business -- Suppliers and Raw Materials."


RELIANCE ON CENTRALIZED MANUFACTURING

     All of the Company's manufacturing occurs at facilities in Enfield, North Carolina and Wichita, Kansas. The Company's manufacturing operations utilize certain equipment which, if damaged or otherwise rendered inoperable, would result in the disruption of the Company's manufacturing operations. Although the Company maintains business interruption insurance which the Company believes is adequate, any extended interruption of the operations at these facilities could have a material adverse effect on the Company's operating results. See
"Business -- Operations -- Manufacturing."

POTENTIAL RISK OF PRODUCT LIABILITY

     The manufacture and sale of windshields entails risk of product liability claims. To date, no such material product liability claims have been made against the Company relating to its manufacture and sale of windshields. There can be no assurance, however, that such claims will not be made in the future. A successful product liability claim (or series of claims) against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION


     The markets for the Company's products and services are very competitive. In the installation and related services market, competition is based on price, customer service, technical capabilities, quality and geographic coverage. This market is highly fragmented with approximately 20,000 competitors. Although the Company is the market leader in installation and related services, it does compete against several other large competitors in this market, the largest two of which have market shares estimated to be 8% and 4%. In addition, many of the Company's competitors have incurred substantially less debt than the Company, which may allow them greater flexibility than the Company in managing their operations. There can be no assurance that the Company will be able to continue to compete effectively with these or other competitors. State Farm, one of the Company's largest customers, began, in a region by region rollout commencing in the summer of 1997, to use a competitor to function as its glass claims call center and bill processing administrator. There can be no assurance that this arrangement will not have an impact on the Company's business with State Farm. See "Business -- Competition."


     Competition in the wholesale market is based principally on price and quality. The Company is a relatively small participant in the wholesale market, which is dominated by several significantly larger companies.


     Future growth in the Company's revenues will depend upon the Company's ability to (i) maintain and increase its market share in the installation and related services market while continuing to provide high levels of customer service to insurers and fleet owners, and (ii) access the wholesale market in order to utilize excess manufacturing capacity. No assurance can be given that the Company will be successful in obtaining these objectives.



PRICING



     The price of replacement automotive glass is related to the list prices developed by the National Auto Glass Specification ("NAGS"), an independent third party. Changes to the NAGS list prices have generally followed the wholesale price increases announced by the Original Equipment Manufacturers. Prices charged in the automotive glass replacement industry are calculated using varying percentage discounts from the NAGS price list. Actual revenue per unit ("RPU") charged in the industry has generally been increasing as a result of increases in the NAGS list price, increases in the design complexity of automotive glass and increases in the level of claims processing services associated with insurance-related replacement automotive glass purchases.



     NAGS list prices and offsetting discounts from NAGS list prices have increased significantly over the past five years. The Company has been informed that NAGS intends to reset its published list prices in early 1999 in order to bring actual prices charged more in line with published list prices. While the Company believes that as list prices are reduced, the related percentage discounts from list price offered by the Company and the Company's competitors will also be reduced, there can be no assurance that the resetting of NAGS list prices will not have an adverse effect on the Company.


EFFECT OF WEATHER CONDITIONS; SEASONAL EARNINGS

     The severity of weather has historically affected the Company's sales and operating income, with severe winters generating increased sales and income and mild winters generating lower sales and income. Accordingly, mild weather conditions may adversely affect the Company's results of operations.


     The Company's business is somewhat seasonal, with the first and fourth calendar quarters traditionally its slowest periods of activity. This reduced level of sales in the first and fourth calendar quarters has resulted in a disproportionate decline in operating income during these quarters due to the

Company's significant operating leverage. The Company believes such seasonal trends will continue for the foreseeable future. See "Summary Historical and Pro Forma Financial Information."


YEAR 2000 COMPLIANCE



     The Company relies heavily on computer technologies to operate its business. As a result, the Company continuously seeks to upgrade and improve its computer systems in order to provide better service to its customers and to support the Company's growth. The Company has initiated a program to prepare its computer systems and applications for the year 2000 date change ("Year 2000"). As part of this program, a team has been assigned to evaluate the nature and extent of the work required to make the Company's systems, products, electronic linkages with insurance customers and infrastructure Year 2000 compliant.



     A number of projects are either underway or under review with respect to Year 2000 compliance for the Company's various business systems, the total cost of which has not yet been determined. While these on-going efforts will involve additional costs, management believes that the costs will not have a material adverse effect on the Company's business, results of operations or financial condition. Year 2000 project costs are difficult to estimate accurately, and projected costs could change due to technological difficulties, project delays, and project cost overruns. The inability of the Company to successfully complete its Year 2000 compliance project or to maintain computer systems that meet the Company's and its customers' needs could have an adverse effect on the Company.


ENVIRONMENTAL REGULATION, POSSIBLE CHANGES AND RELATED MATTERS


     The Company's manufacturing operations in Wichita, Kansas and Enfield, North Carolina involve the handling of materials and the generation of waste materials that are classified as hazardous. The Company is subject to federal, state and local laws and regulations concerning the handling and disposal of hazardous materials, and therefore in the ordinary course of its business, the Company in its manufacturing operations incurs compliance costs. The Company does not anticipate that compliance with federal, state and local provisions regarding the use and disposal of materials into the environment or otherwise relating to the protection of the environment will have any material adverse effect upon the earnings or competitive position of the Company and does not anticipate any material capital expenditures for environmental control facilities for the remainder of the Company's current fiscal year or the succeeding fiscal year. Actions by federal, state and local governments concerning environmental matters, however, could increase the costs of producing the products manufactured by the Company. In addition, the future costs of compliance with environmental laws and regulations and liabilities resulting from currently unknown circumstances or developments could be substantial or could have a material adverse effect on the Company. Regulations resulting from the 1990 amendments to the Clean Air Act (the "1990 Amendments") that will pertain to the Company's manufacturing operations are currently not expected to be promulgated until 1998 or later. The Company cannot predict the level of required capital expenditures resulting from future environmental regulations; however, the Company does not anticipate that expenditures required by such regulations, if any, will have a material adverse effect on the Company.



LITIGATION



     The Company has been sued by nine local automotive glass replacement companies in the U.S. District Court for the Eastern District of Texas. Plaintiffs allege that defendants conspired with insurance companies to boycott plaintiffs and control the business in Texas of replacement and repair of automotive glass and residential and commercial flat glass in violation of Sections 1 and 2 of the Sherman Act, and interfered with contracts. The plaintiffs have claimed damages of approximately $8.9 million, plus attorneys' costs and fees. Under the federal antitrust laws, any damages proven for antitrust violations would be trebled. Under Texas law, punitive damages can be assessed for intentional interference with contract claims. The Company intends to defend these claims vigorously and does not believe they will have a material adverse effect on the Company's financial condition or results of operations.

     On May 11, 1998, the Company was served with a subpoena requiring that it produce documents to a grand jury in Dallas, Texas, conducted by the Antitrust Division of the United States Department of Justice. The documents demanded by the subpoena relate to the pricing of replacement glass at three service center locations in the state of Texas. The Company intends to comply fully with the subpoena. Based on discussions with the Antitrust Division of the United States Department of Justice, management believes that it is unlikely that the Company is the target of this investigation. In addition, management does not believe that the Company or its employees have engaged in any anti-competitive or collusive activities and does not believe that this investigation will result in a material adverse effect on the Company. However, no assurance can be given that the Company will not be found to have engaged in anti-competitive or collusive activities or be liable for fines, penalties, damages and costs or, that if it were liable, that it would not have a material adverse effect on the Company.


DEPENDENCE ON KEY PERSONNEL


     The success of the Company depends in large part on the Company's senior management, including Garen K. Staglin, John F. Barlow and Douglas A. Herron, and its ability to attract and retain other highly qualified management personnel. The Company faces competition for such personnel from other companies and other organizations. There can be no assurance that the Company will be successful in hiring or retaining key personnel. The Company entered into employment agreements with each of Messrs. Staglin, Barlow and Herron in connection with the THL Transactions and the Vistar Merger. The Company does not maintain key man life insurance on any of its executives. See "Management -- Directors and Executive Officers."


CONCENTRATION OF OWNERSHIP


     THL and certain management of the Company own approximately 50.5% of the outstanding Class A Voting Stock of the Company and 32.0% of the outstanding Class B Non-Voting Common Stock. Belron owns 49.5% of the Class A Voting Common Stock and 43.1% of the Class B Non-Voting Common Stock. Pursuant to the Shareholders Agreement, as amended entered into in connection with the Vistar Merger, THL and Belron each have the right to elect half of the members of the Company's Board of Directors. In addition, the Shareholders Agreement gives THL the exclusive right for a three year period from the consummation of the Vistar Merger to require the Company to undertake an initial public offering and requires that THL approval be obtained for any debt or equity financing transactions in which the Company is expected to receive net proceeds in excess of $25 million. See "Transactions -- The Vistar Merger." Because THL and certain management of the Company own more than 50% of the outstanding voting common stock of the Company and THL has the exclusive ability to determine the outcome of fundamental corporate transactions such as refinancing indebtedness of the Company or causing an initial public offering to occur, there can be no assurance that the interests of THL and such management will not conflict with the interests of the holders of the Notes. See "Security Ownership of Certain Beneficial Owners and Management."


FRAUDULENT CONVEYANCE


     The net proceeds from the sale of the Initial Notes were used to finance a portion of the cash consideration paid to the prior shareholders of the Company and Lear Siegler in the THL Transactions. The obligations of the Company and the Subsidiary Guarantors incurred under the Notes and the Guarantees, respectively, may be subject to review under relevant federal and state fraudulent conveyance statutes (the "fraudulent conveyance statutes") in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company or the Subsidiary Guarantors, as the case may be. The requirements for establishing a fraudulent conveyance or revocatory transfer vary depending on the law of the jurisdiction which is being applied. If under relevant fraudulent conveyance statutes a court were to find that, at the time the Company or any Subsidiary

Guarantor incurred the indebtedness represented by the Notes or the Guarantees, respectively, (i) with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Subsidiary Guarantors, as the case may be, or (ii) received less than reasonably equivalent value or fair consideration any of such indebtedness or obligation and at the time of such incurrence: (A) was insolvent or was rendered insolvent by reason of such incurrence, (B) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, indebtedness beyond its ability to pay as such indebtedness matured (as all of the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance statutes), such court could avoid or subordinate the Notes or Guarantees to presently existing and future indebtedness of the Company and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes or Guarantees.



     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if, at the time it incurs the indebtedness constituting the Initial Notes, either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured or (ii) it is incurring indebtedness beyond its ability to pay as such indebtedness matures.



     The Company believes that at the time of issuance of the Initial Notes it received reasonably equivalent value or fair consideration for issuing the Initial Notes and that it (i) (a) was not insolvent rendered insolvent thereby for purposes of the foregoing standards, (b) was and remains in possession of sufficient capital to meet its obligations as such obligations mature or become due and to operate its business effectively and (c) did (and continues to) incur obligations within its ability to pay such obligations as they mature or become due and (ii) will have sufficient assets to satisfy any probable money judgment against it in any pending action. No assurance can be given, however, that a court passing on such issues would reach the same conclusions.


LACK OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERABILITY

     The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market value of the Initial Notes or the Exchange Notes depending on many factors, including prevailing interest rates and the markets for similar securities. The Exchange Notes are expected to be designated for trading in the PORTAL market. The Initial Purchasers have advised the Company that they currently intend to make a market with respect to the Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Notes, may be discontinued at any time without notice.


     The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Initial Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-exchanging holders of Initial Notes, the trading market for the Notes following the Exchange Offer.


     The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

RECENT HISTORY OF LOSSES ON A CONSOLIDATED BASIS


     The Company incurred losses from operations and net losses during its 1993 and 1994 fiscal years. Such losses resulted principally from the discontinued operations of Lear Siegler. Adjusted EBITDA of the

Company, which is defined herein as EBITDA plus other operating expenses, the operating expenses of Lear Siegler (which was treated as an exited activity) and the loss recognized by the Company in connection with the sale of Lear Siegler on September 12, 1997, was $22.0 million and $29.1 million, respectively, during such years. The Company also recognized a net loss for the three months ended April 4, 1998. Such loss resulted principally from restructuring charges and one-time costs associated with the Vistar Merger. See "Summary Historical and Pro Forma Financial Information."


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of Initial Notes set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Initial Notes under the Securities Act.


FORWARD-LOOKING STATEMENTS



     This Prospectus contains forward-looking statements concerning the Company's operations, economic performance and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business and successfully realizing expected net synergies from the Vistar Merger. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER


     The Initial Notes were originally issued and sold on December 20, 1996. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Initial Notes, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which the Exchange Notes would be offered in exchange for Initial Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the Commission did not permit the Company to effect such an exchange offer or any holder of Initial Notes is either not eligible to participate in the exchange offer or does not receive freely transferrable securities in the exchange offer, the Company agreed, at its cost, to file a shelf registration statement covering resales of the Initial Notes (the "Resale Registration Statement") and to have such Resale Registration Statement declared effective and kept effective for a period of three years from the effective date thereof subject to certain exceptions, including suspending the effectiveness thereof for certain valid business reasons. In the event that
(i) the Company fails to file the Exchange Offer Registration Statement, (ii) the Exchange Offer Registration Statement is not declared effective by the Commission, or (iii) the Exchange Offer is not consummated or the Resale Registration Statement is not declared effective by the Commission, in each case within specified time periods, the interest rate borne by the Notes shall increase, which interest will accrue and be payable in cash until completion of such filing, declaration of effectiveness or completion of such exchange. See "Exchange and Registration Rights Agreement."



     The sole purpose of the Exchange Offer is to fulfill obligations of the Company with respect to the foregoing agreement. Following the consummation of the Exchange Offer, the Company does not currently anticipate registering any untendered Initial Notes under the Securities Act and will not be obligated to do so.


ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the carrying value of the Initial Notes that are exchanged. Therefore, no gain or loss will be recorded in the Company's financial statements as a result of the transaction.

TERMS OF THE EXCHANGE


     The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Initial Notes, for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and the holders of the Exchange Notes (as well as remaining holders of any Initial Notes, other than those who were not eligible to participate in this Exchange Offer) will not be entitled to registration rights under the Exchange and Registration Rights Agreement. See "Exchange and Registration Rights Agreement." The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."


     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.


     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for sale, resold or otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."


     Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered.


     Tendering holders of the Initial Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Initial Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The Exchange Offer shall expire on the Expiration Date. The term
"Expiration Date" means 5:00 p.m. New York City time, on                , 1998,
unless the Company, in its sole discretion, extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire. The Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to State Street Bank & Trust Company (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Initial Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.


     The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Initial Notes if either of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Initial Notes, whether before or after any tender of the Initial Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Initial Notes on the Exchange Date.

HOW TO TENDER

     The tender to the Company of Initial Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     A holder of an Initial Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all reference in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Initial Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date, (ii) complying with the procedure for book entry transfer described below or (iii) complying with the guaranteed delivery procedures described below.


     If tendered Initial Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Initial Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company ("DTC") (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of Initial Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Initial Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuer and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Initial Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Initial Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The method of delivery of Initial Notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, proper insurance obtained, and the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Initial Notes.

     The Exchange Agent will request that DTC establish an account with respect to the Initial Notes for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Participant may make book-entry delivery of Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Initial Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Initial Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Initial Notes which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer may enforce such agreement against such Participant.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Initial Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Initial Notes are registered and, if possible, the certificate numbers of the Initial Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Initial Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Initial Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Initial Notes is received by the Exchange Agent, (ii) a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the book-entry transfer facility is received by the Exchange Agent, or (iii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) for an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Initial Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of the counsel of the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Initial Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.


     The party tendering Initial Notes for exchange (the "Transferor") exchanges, assigns and transfer the Initial Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Initial Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Initial Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Initial Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Initial Notes or transfer ownership of such Initial Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Initial Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Exchange and Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.


     By tendering Initial Notes, the Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes.

WITHDRAWAL RIGHTS

     Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of

Transmittal as having tendered Initial Notes to be withdrawn, the certificate numbers of Initial Notes to be withdrawn, the principal amount of Initial Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Initial Notes exchanged, and the name of the registered holder of such Initial Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the Initial Notes being withdrawn. The Exchange Agent will return the properly withdrawn Initial Notes promptly following receipt of notice of withdrawal. If Initial Notes have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes or otherwise comply with book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.


ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance of Initial Notes validly tendered and not withdrawn and issuance of the Exchange Notes will be made on the Exchange Date. For the purpose of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Initial Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Initial Notes for the purpose of receiving Exchange Notes from the Company and causing the Initial Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Initial Notes will be made by the Exchange Agent promptly after acceptance of the tendered Initial Notes. Initial Notes not accepted for exchange by the Company will be returned without expense to the tendering holders promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Initial Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Initial Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer.

     In addition, the Company will not accept for exchange any Initial Notes tendered and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").


     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Initial Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Initial Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if either of the conditions set forth above occur. Moreover, regardless of whether either of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Initial Notes.

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole part, if, in its reasonable judgment, such waiver is not disadvantageous to holders of the Initial Notes. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT


     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover of this Prospectus.


     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for their customers.


     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Initial Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Exchange and Registration Rights Agreement. Eligible holders of the Initial Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and their rights under such Initial Notes will not be altered, except for any such rights under the Exchange and Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Initial Notes." All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.


     The Company may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Initial Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Initial Notes which are not tendered pursuant to the Exchange Offer.

                                  TRANSACTIONS



THE THL TRANSACTIONS



     During 1996, in order to effect the THL Transactions described below, Lite Acquisition Corp., formed and capitalized by THL, made an approximately $117 million equity investment in Safelite (the "THL Equity Investment"). Pursuant to the Recapitalization Agreement, Lite Acquisition Corp. was merged with and into Safelite on December 20, 1996, with Safelite surviving the merger (the "THL Merger").



     Upon completion of the THL Merger, THL owned approximately 88% of the voting stock of Safelite and certain existing stockholders of the Company, including management, retained approximately 12% of Safelite's voting stock. The aggregate cash consideration received by the previous owners of Safelite, including LSNWY, was approximately $300 million. Immediately following the THL Merger, Safelite acquired substantially all of the outstanding capital stock of Lear Siegler (including LSNWY) from its current owners for a promissory note equal to the cash THL Merger consideration for Safelite received by LSNWY (the "Seller Note"). Lear Siegler was then merged with and into L.S. Acquisition Corp., a wholly-owned subsidiary of the Company, with L.S. Acquisition Corp. surviving the merger and changing its name to Lear Siegler Holdings Corp. As a result, Lear Siegler became a wholly-owned subsidiary of the Company upon completion of the THL Transactions. LSNWY distributed the THL Merger consideration to a subsidiary of Safelite which repaid the Seller Note.



     As part of the THL Transactions, the proceeds of the THL Equity Investment, together with approximately $250 million of aggregate proceeds from the debt financings described below, were used to (i) repay approximately $42 million of existing indebtedness, (ii) pay approximately $300 million of stock purchase price and THL Merger consideration, (iii) pay an estimated $17 million of transaction fees and expenses and (iv) pay transaction bonuses aggregating approximately $7 million to certain members of Safelite management.



     A summary schematic diagram of the structure of Safelite before the THL Transactions and the corporate structure of Safelite following the THL Transactions is set forth below.


     [PRE-TRANSACTIONS STRUCTURE CHART & POST-TRANSACTIONS STRUCTURE CHART]

     Prior to the THL Transactions, the capital stock of Safelite consisted of a class of Preferential Common Stock, as well as Class A and Class B Common Stock. The Preferential Common Stock was owned by LSNWY Corp., an indirect subsidiary of Lear Siegler. The Class A Common Stock was owned by LSNWY and certain other stockholders, including management of Safelite. The Class B Common Stock was owned by LSNWY and certain other stockholders.



     The THL Transactions occurred in three steps, each described below.



     In the first step of the THL Transactions, THL acquired 169,000 shares of Safelite Class A Common Stock for $13.40 per share from certain selling stockholders for aggregate consideration of approximately $2.3 million. Except for such shares and approximately 627,000 shares of Safelite Class A Common Stock and 18,000 shares of Class B Common Stock owned by other existing stockholders, primarily management of Safelite, all remaining shares of Safelite were then owned by LSNWY.



     In the second step of the THL Transactions, THL capitalized Lite Acquisition Corp. with $56.4 million of common equity and $58.2 million of preferred equity (which, together with the $2.3 million paid for Safelite Class A Common Stock in the first step of the THL Transactions, comprise the $116.9 million THL Equity Investment). Lite Acquisition Corp. then merged with and into Safelite, with Safelite surviving the THL Merger. Immediately following the THL Merger, the Company borrowed $150.0 million pursuant to the 1996 Credit Facilities and consummated the Offering of the Initial Notes, from which it received approximately $97.0 million. Upon effectiveness of the THL Merger:



          (i) each share of Safelite Class A Common Stock outstanding prior to the Merger (A) was converted into the right to receive cash in the amount of $13.40 or (B) at the election of any holder thereof, remained outstanding and unaffected by the THL Merger (LSNWY agreed that it would not elect to retain any of the 310,000 shares of Safelite Class A Common Stock owned by it and therefore received approximately $4.2 million for such shares in the THL Merger and other stockholders and optionholders received approximately $0.6 million for their Class A Common Stock and options);



          (ii) each share of Safelite Class B Common Stock outstanding prior to the THL Merger was converted into the right to receive cash equal to $.01;



          (iii) each share of Safelite Preferential Common Stock outstanding prior to the THL Merger was converted into the right to receive cash (in the aggregate amount of approximately $293.1 million);



          (iv) each share of Lite Acquisition Corp.'s common stock outstanding prior to the THL Merger was converted into one share of Safelite Class A Common Stock; and



          (v) each share of Lite Acquisition Corp.'s preferred stock outstanding prior to the THL Merger was converted into one share of Safelite 8% Preferred Stock.



     Safelite was then owned approximately 88% by THL, and certain existing stockholders of the Company, including management, retained approximately 12% of Safelite's voting stock.



     In the final step of the THL Transactions, Safelite, through a new wholly-owned subsidiary, L.S. Acquisition Corp., acquired in excess of 96% of the outstanding capital stock of Lear Siegler (including all shares of Lear Siegler preference stock) for a demand promissory note with a principal amount equal to the consideration received by LSNWY in the THL Merger, which amount was approximately $297.3 million. Lear Siegler was merged with and into L.S. Acquisition Corp. with L.S. Acquisition Corp. surviving the merger and changing its name to Lear Siegler Holdings Corp., making Lear Siegler a wholly-owned subsidiary of the Company. On the closing date of the THL Transactions, all of the consideration received by LSNWY in the THL Merger was distributed to L.S. Acquisition Corp. and used to repay the note delivered in connection with the purchase of Lear Siegler's capital stock.



     As a result of this three-step transaction, THL held a direct equity investment in Safelite and other stockholders of Safelite, primarily management, retained their existing interest in Safelite. The Company believed that this resulting structure accurately reflected the Company's operations, which consist entirely of the operations of Safelite, as opposed to the prior Lear Siegler structure which was put in place at a time when Safelite was only one of several operating subsidiaries owned within the Lear Siegler consolidated group.


     The sources and uses of funds for the THL Transactions were as follows:


                                SOURCES AND USES

                                                                     AMOUNT
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Sources:
Term Loan Facility(1).......................................         $150.0
Senior Subordinated Notes...................................          100.0
THL Equity Investment(2)....................................          116.9
Management Retained Equity(3)...............................            7.9
                                                                     ------
                                                                     $374.8
                                                                     ======
Uses:
Working Capital.............................................         $  0.9
Merger Consideration(4).....................................          300.1
Repayment of Existing Debt..................................           41.9
Management Transaction Bonuses(5)...........................            6.9
Management Retained Equity(3)...............................            7.9
Fees and Expenses...........................................           17.1
                                                                     ------
                                                                     $374.8
                                                                     ======

---------------

(1) After the Closing, the Company had $30 million of availability under a Revolving Credit Facility (less approximately $4.9 million in outstanding letters of credit) and, excluding Lear Siegler and the uses described above, approximately $5 million of cash on the balance sheet.


(2) Comprised of $58.7 million of common equity and $58.2 million of preferred equity.

(3) Represents value of Safelite Class A Common Stock retained by management.

(4) Includes $2.3 million paid directly by THL to certain current stockholders of Safelite for Safelite common stock.

(5) These bonuses were accrued in fiscal 1996 and paid in January 1997.


SALE OF LEAR SIEGLER



     On September 12, 1997, the Company sold all of the issued and outstanding shares of the capital stock of Lear Siegler (the "Lear Siegler Stock") to BPLSI Investment Company, a Delaware corporation (the "Purchaser"), pursuant to a Stock Purchase Agreement by and among Lear Siegler, the Company, the Purchaser, and James F. Matthews, the former President of Lear Siegler and the sole stockholder of the Purchaser. The purchase price for the Lear Siegler Stock was $100,000 in cash and a Promissory Note delivered by the Purchaser to the Company. The Promissory Note is not for a fixed dollar amount but instead provides that the Purchaser must pay to the Company an amount equal to 50% of the net proceeds realized, directly or indirectly, by Lear Siegler from the liquidation or other disposition, if any, of the assets belonging to Lear Siegler or its direct or indirect subsidiaries which were seized by the Cuban government when Fidel Castro came to power, or from settlement of any claims relating thereto (the "Cuban Assets"). Due to certain restrictions in the acquisition documents governing the THL Transactions, it is not expected that the Purchaser will be able to make any payment under the Promissory Note until June 21, 2003. Also, due to the wholly-contingent nature of the ability of Lear Siegler or any of its subsidiaries to realize any proceeds from the liquidation or other disposition of any of the Cuban Assets, there can be no assurance that the Purchaser will make any payments to the Company under the Promissory Note. Accordingly, the Company has recorded the Promissory Note at a net book value of zero, and recorded a loss of $5.4 million in the year ended January 3, 1998 related to the sale of Lear Siegler.



     The operations of Lear Siegler, a former industrial conglomerate whose subsidiaries manufactured a range of products, were never an integral part of the Company's automotive glass replacement and repair business. The Company believes that the sale of Lear Siegler will enable the Company to focus on its core business.



THE CONSENT SOLICITATION



     On November 28, 1997, the Company commenced a solicitation of consents (the "Consent Solicitation"), from the holders of the Initial Notes, to certain amendments to the Indenture (the "Indenture Amendments") to be effected through execution of a First Supplemental Indenture. The purpose of the Indenture Amendments was, among other things, to permit the Company to make the Distribution (as defined below) and increase the amount of its senior bank indebtedness in connection with the Distribution and, thereafter, in connection with the Vistar Merger as contemplated by the Merger Agreement entered into on October 10, 1997 between the Company and Vistar (the "Vistar Merger Agreement"). See "-- The Vistar Merger." On December 12, 1997, the Company successfully completed the Consent Solicitation, having received the requisite consents to the Indenture Amendments from the holders of the Initial Notes. Upon consummation of the Distribution, the Company made consent payments aggregating $5.0 million ($50.00 for each $1,000.00 principal amount of Initial Notes then outstanding).



THE VISTAR TRANSACTIONS



     On December 19, 1997, pursuant to the Vistar Merger Agreement, the Company completed the Vistar Merger, whereby Vistar was merged with and into the Company, with the Company as the surviving corporation. Prior to the Vistar Merger, the Company declared and paid a dividend on its outstanding shares of Class A Common Stock in the aggregate amount of approximately $67.2 million and declared and paid a dividend on its outstanding shares of 8% Cumulative Preferred Stock equal to the accrued and unpaid dividends thereon in the aggregate amount of approximately $4.7 million (collectively, the "Dividend"), and the Company redeemed all outstanding shares of its 8% Cumulative Preferred Stock at an aggregate redemption price of $58.2 million (the "Redemption" and, together with the Dividend, the "Distribution"). Subsequent to the Distribution and prior to consummation of the Vistar Merger, the Company effected a 1 for 3 reverse stock split (the "Stock Split") of its Class A Common Stock, which was reclassified as Class A Voting Common Stock ("Class A Voting Stock"), reclassified its currently authorized class of Class B Common Stock as Class B Non-Voting Common Stock ("Class B Non-Voting Stock"), and declared and paid a dividend on each share of Class A Voting Stock outstanding after the Stock Split in the form of two shares of Class B Non-Voting Stock. The Company also authorized the creation of a new series of preferred stock, designated as Non-Voting 8% Preferred Stock (the "Non-Voting Preferred Stock"). As a result of restrictions contained in the Indenture, dividends are not payable in respect of the Non-Voting Preferred Stock unless such payment is in compliance with the "Limitation on Restricted Payments" covenant contained in the Indenture. The Non-Voting Preferred Stock is not mandatorily redeemable. Unlike the 8% Cumulative Preferred Stock, however, the Non-Voting Preferred Stock will be redeemable by the Company, at its option, at any time (provided that the Company is in compliance with the "Limitation on Restricted Payments" covenant in the Indenture). See "Description of Capital Stock -- Preferred Stock."



     Upon consummation of the Vistar Merger, the holders of Vistar's outstanding capital stock immediately prior to the Vistar Merger (the "Vistar Shareholders") received in exchange for all of the outstanding capital stock of Vistar prior to the Vistar Merger an aggregate of 1,690,101 shares of Class A Voting Stock, 6,959,771 shares of Class B Non-Voting Stock, 40,000 shares of Non-Voting Preferred Stock ($40 million aggregate liquidation preference) and $65 million cash (collectively, the "Merger

Consideration"). As a result of the Vistar Merger, the holders of the Company's outstanding capital stock immediately prior to the Vistar Merger (the "Safelite Shareholders") retained ownership of 50.5% of the outstanding Class A Voting Stock and became the owners of approximately 33% of the outstanding Class B Non-Voting Stock (including shares subject to exercisable options to acquire Class B Non-Voting Stock) and the Vistar Shareholders became the owners of 49.5% of the outstanding Class A Voting Stock, approximately 67% of the outstanding Class B Non-Voting Stock and 100% of the outstanding Non-Voting Preferred Stock. See "Security Ownership of Certain Beneficial Owners and Management." The Class B Non-Voting Stock may convert into Class A Voting Stock under certain circumstances. See "Description of Capital Stock -- Common Stock."



     In connection with the Vistar Merger, substantially all of the Safelite Shareholders and all of the Vistar Shareholders entered into a Shareholders Agreement (the "Shareholders Agreement") which established certain rights and restrictions with respect to the management of the Company and transfers of the Class A Voting Stock and the Class B Non-Voting Stock, and a Registration Agreement providing for certain rights to cause the Company to register the Class A Voting Stock and the Class B non-Voting Stock under the Securities Act of 1933, as amended (the "Securities Act"). The Shareholders Agreement was amended by Amendment No. 1 to the Shareholders Agreement, dated as of March 26, 1998. Unless otherwise noted, references herein to the Shareholders Agreement shall mean the Shareholders Agreement, as amended. See "Certain Relationships and Related Transactions."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated statements of operations (the "Unaudited Pro Forma Consolidated Statements of Operations") of the Company are based on the audited and unaudited financial statements of Safelite and Vistar which are included elsewhere in this Prospectus, as adjusted to illustrate the estimated effects of the Vistar Merger and sale of Lear Siegler. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The total purchase price for Vistar has been allocated to the tangible and intangible assets and liabilities of Vistar acquired based upon the results of a preliminary evaluation of their estimated respective values. It is the Company's intention, prior to the end of calendar 1998, to complete its evaluation of the acquired assets and liabilities and, as a result, the allocation of the acquisition costs among tangible and intangible assets and liabilities acquired may change. The Unaudited Pro Forma Consolidated Statements of Operations and accompanying notes should be read in conjunction with the historical financial statements of Safelite and other financial information pertaining to both companies included elsewhere in this Prospectus including "Vistar Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The Unaudited Pro Forma Consolidated Statements of Operations have been prepared to give effect to the Vistar Merger and sale of Lear Siegler as though such transactions had occurred as of December 29, 1996, the first day of the Company's 1997 fiscal year. See "Transactions."



     The Unaudited Pro Forma Consolidated Statements of Operations do not purport to be indicative of what the Company's results of operations would actually have been had the Vistar Merger and sale of Lear Siegler been completed at the beginning of the period indicated or to project the Company's results of operations for any future date.

                              SAFELITE GLASS CORP.


          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)


                       FOR THE YEAR ENDED JANUARY 3, 1998

                             (DOLLARS IN THOUSANDS)


                                                           LEAR SIEGLER     VISTAR         SAFELITE
                              SAFELITE         VISTAR       PRO FORMA      PRO FORMA       PRO FORMA
                            HISTORICAL(2)    HISTORICAL    ADJUSTMENTS    ADJUSTMENTS      COMBINED
                            -------------    ----------    ------------   -----------      ---------
Sales:
  Installation and related
     services.............    $430,290        $434,245                    $   (15,446)(3)  $826,789
                                                                              (22,300)(4)
  Wholesale...............      53,014              --                                       53,014
                              --------        --------                                     --------
          Total sales.....     483,304         434,245                                      879,803
Cost of sales.............     331,658         363,545                        (15,446)(3)   679,757
                              --------        --------                                     --------
Gross profit..............     151,646          70,700                                      200,046
Selling, general and
  administrative..........     111,815          80,575        (1,107)(5)       (5,149)(6)   186,634
                                                                                  500(7)
Restructuring expenses....       2,865              --                                        2,865
Loss on sale of Lear
  Siegler.................       5,418                                                        5,418
Other operating
  expenses................       5,704           2,409                                        8,113
                              --------        --------                                     --------
Operating income (loss)...      25,844         (12,284)                                      (2,984)
Interest expense..........     (27,517)         (1,554)           72(5)       (15,536)(8)   (44,535)
Interest income...........       1,254             710          (483)(5)                      1,481
                              --------        --------                                     --------
Income (loss) from
  continuing operations
  before income taxes.....        (419)        (13,128)                                     (46,038)
Income tax benefit
  (provision).............       6,842             (88)         (278)(5)       15,334(9)     21,810
                              --------        --------                                     --------
Income (loss) from
  continuing operations...    $  6,423        $(13,216)                                    $(24,228)
                              ========        ========                                     ========
Other data:
EBITDA(10)(12)............                                                                 $ 23,790
Adjusted EBITDA(11)(12)...                                                                   37,321
Adjusted EBITDA to cash
  interest
  expense(8)(11)(12)......                                                                     0.9x



     See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                              SAFELITE GLASS CORP.


       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)


 1. The pro forma financial data do not give effect to any potential synergies that could result from the Vistar Transactions. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the sale of Lear Siegler and the Vistar Transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results.



 2. The Safelite Historical Statement of Operations includes the operations of Vistar, Inc. from December 19, 1997 (the date of the Vistar Merger) through the Company's fiscal year end.



 3. Represents the elimination of inter-company sales between Safelite and Vistar.



 4. Reflects estimated impact of certain customer contractual arrangements as a result of the merger of the two companies.



 5. Represents the operating expenses, interest expense, interest income and related tax impact of Lear Siegler.



 6. Adjusts goodwill amortization to reflect the purchase of Vistar using a thirty year estimated useful life. The preliminary allocation of the purchase price to the tangible and intangible assets of Vistar acquired is detailed below:



Accounts receivable.........................................  $ 25,839
Inventory...................................................     5,654
Prepaids and other current assets...........................     1,457
Property, plant and equipment...............................    17,878
Deferred taxes..............................................    31,557
Goodwill....................................................   278,041
Other assets................................................     2,726
Accounts payable............................................   (14,900)
Other current liabilities...................................   (13,133)
Restructuring reserves......................................   (26,622)
Other liabilities...........................................    (8,697)
Long-term debt..............................................   (17,716)
                                                              --------
Total.......................................................  $282,084
                                                              ========



 7. Represents the increase in management fees payable to THL as a result of the Amended and Restated Management Agreement. See "Certain Relationships and Related Transactions."

 8. Reflects the adjustment to interest expense and amortization of deferred financing fees as a result of the Vistar Transactions as detailed below.



                                                                 YEAR ENDED
                                                              JANUARY 3, 1998
                                                              ----------------
Credit Facility borrowings at estimated interest rates(a):
  Revolver at 7.50% (includes premium financing)............      $  4,175
  Term Loan A at 7.60%......................................        11,400
  Term Loan B at 8.10%......................................         8,100
  Term Loan C at 8.35%......................................         8,350
The Notes at 9.875%.........................................         9,875
Vistar unsecured notes payable..............................           600
                                                                  --------
Cash interest expense.......................................        42,500
Amortization of deferred financing fees.....................         2,035
                                                                  --------
Pro forma interest expense..................................        44,535
Less: Historical interest expense...........................       (28,999)
                                                                  --------
Pro forma adjustments.......................................      $ 15,536
                                                                  ========


---------------

(a) A 0.125 percent change in interest rates would change annual pro forma interest expense by $500.



 9. Represents the tax effect of adjustments to reflect the Vistar Transactions.



10. "Pro forma EBITDA" is defined herein as pro forma operating income (loss) plus the sum of depreciation, amortization and restructuring expenses. EBITDA is presented in this Prospectus as it is a basis upon which the Company assesses its financial performance and because certain covenants in the Company's borrowing arrangements are tied to these measures. EBITDA as determined by the Company may not be comparable to EBITDA as reported by other companies. EBITDA does not represent funds available for discretionary uses and should not be considered as an alternative to operating income
    (loss) or net income (loss) as a measure of operating results or to cash flows as a measure of liquidity (each as determined in accordance with generally accepted accounting principles).



11. "Pro forma adjusted EBITDA" is defined herein as pro forma EBITDA plus other operating expenses. Safelite's other operating expenses includes $1,000 in management transaction bonuses, $2,976 related to the acceleration of certain management options, and $470 related to the forgiveness of certain officer loans made in connection with the Vistar Transactions. Safelite other operating expenses also include $1,258 in costs related to obtaining bondholder consent to the Vistar Merger. Vistar other operating expenses represent one-time integration costs incurred by Vistar as a result of the merger between Windshields and Globe. Pro forma adjusted EBITDA does not represent funds available for discretionary uses and should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating results or to cash flows as a measure of liquidity (each as determined in accordance with generally accepted accounting principles).



12. Management has identified certain synergies which are expected to be realized as a result of combining the Company's and Vistar's operations. These synergies are not included in pro forma income from continuing operations before taxes or pro forma adjusted EBITDA. Management has estimated that the annual pre-tax cost savings from these items will range from $52,000 to $57,000 and that net synergies after reflecting the impact of certain customer contractual arrangements discussed in note (3) above will range from $30,000 to $35,000. These net synergies are expected to be realized in part during calendar 1998 and in full during calendar 1999. The synergies identified include (i) reductions in redundant administrative overhead within both field and corporate operations, (ii) elimination of redundant service center locations, (iii) elimination of redundant sales and marketing force activities and (iv) reductions in product costs due to increased purchasing leverage.

    The foregoing are forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those contained herein. Potential risks and uncertainties include such factors as the substantial leverage and debt service obligations of the Company as a result of the Vistar Transactions, the ability of the Company to integrate the operations of Vistar with its own operations and achieve the synergies that management currently anticipates, demand for the Company's products and services, competition and other risks identified herein.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected financial data of Safelite set forth below with respect to fiscal years ended December 30, 1995, December 28, 1996 and January 3, 1998 and the three months ended April 4, 1998 and the balance sheet data at December 28, 1996, January 3, 1998 and April 4, 1998 are derived from the financial statements included elsewhere in this Prospectus which have been audited by Deloitte & Touche LLP, independent public accountants. The data presented for the three months ended March 29, 1997 are derived from unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Statements of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                         THREE MONTHS ENDED
                                                    FISCAL YEAR(1)                     -----------------------
                                    -----------------------------------------------     MARCH 29,     APRIL 4,
                                     1993      1994      1995      1996       1997        1997          1998
                                    ------    ------    ------    -------    ------    -----------    --------
                                                              (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Sales...........................  $328.3    $357.4    $372.1    $ 438.3    $483.3      $ 107.8       $213.8
  Cost of sales...................   229.7     246.1     261.7      299.6     331.7         75.8        155.5
                                    ------    ------    ------    -------    ------      -------       ------
  Gross profit....................    98.6     111.3     110.4      138.7     151.6         32.0         58.3
  Selling, general &
    administrative expenses.......   100.4      90.8      93.5      107.3     111.8         26.0         46.5
  Other operating expenses(2).....      --      21.1        --        7.6       5.7           --          3.1
  Loss on sale of Lear Siegler....      --        --        --         --       5.4           --           --
  Restructuring expense(3)........     4.6        --       6.3         --       2.9                       3.8
                                    ------    ------    ------    -------    ------      -------       ------
  Income (loss) from operations...    (6.4)     (0.6)     10.6       23.8      25.8          6.0          4.9
  Interest expense................   (15.5)     (4.5)     (6.0)      (6.7)    (27.5)        (6.3)       (10.9)
  Interest income.................     0.3       2.2       2.9        2.1       1.3          0.3          0.1
                                    ------    ------    ------    -------    ------      -------       ------
  Income (loss) from continuing
    operations before income
    taxes, minority interest and
    extraordinary items...........   (21.6)     (2.9)      7.5       19.2      (0.4)         0.0         (5.9)
  Income tax benefit
    (provision)(4)................     0.3      (0.2)     (0.1)      17.6       6.8         (0.1)         1.6
  Minority interest...............     0.1      (2.7)     (1.1)     (10.2)       --           --           --
                                    ------    ------    ------    -------    ------      -------       ------
  Income (loss) from continuing
    operations before
    extraordinary items...........   (21.2)     (5.8)      6.3       26.6       6.4         (0.1)        (4.3)
  Discontinued operations(5)......   (43.2)       --        --        1.7        --           --           --
  Extraordinary loss(6)...........      --      (1.5)       --       (0.5)     (2.8)          --           --
                                    ------    ------    ------    -------    ------      -------       ------
  Net Income (loss)...............  $(64.4)   $ (7.3)   $  6.3    $  27.8    $  3.6      $  (0.1)      $ (4.3)
                                    ======    ======    ======    =======    ======      =======       ======
OTHER FINANCIAL DATA:
  Depreciation and amortization...  $ 12.0    $  7.2    $  7.6    $   8.0    $  8.7      $   2.0       $  6.4
  Capital expenditures............     7.7      14.2      12.0       12.8      13.9          4.2          2.4
  Ratio of earnings to fixed
    charges(7)....................      --        --       1.4x       2.0x       --          1.0x          --
BALANCE SHEET DATA:
  Working capital.................  $ 41.0    $ 41.9    $ 58.1    $  56.6    $ 29.8      $  56.6       $ 40.3
  Total assets....................   169.8     193.7     188.3      216.2     558.1        204.0        576.4
  Total indebtedness..............    35.0      63.8      69.0      263.7     479.9        270.0        503.6
  Stockholders' equity
    (deficit).....................     7.7       0.2      (0.6)    (128.5)    (46.9)      (128.6)       (48.4)


---------------

(1) Prior to 1998, the Company's fiscal year ended on the Saturday closest to December 31 of each year. On May 18, 1998, the Company changed its fiscal year to the Saturday closest to March 31.



(2) Other operating expenses in 1994 are comprised of a $2.5 million one-time charge recorded by the Company to conform its method of accounting to Statement of Position (SOP) No. 93-7, "Reporting on Advertising Costs" and $18.6 million primarily related to curtailment and settlement losses for pension plans of previously disposed Lear Siegler subsidiaries. Other operating expenses in 1996 are comprised of management transaction bonuses related to the THL Transactions of $6.9 million and estimated costs (primarily severance) of $0.7 million to exit the activities of Lear Siegler. Other operating expenses in 1997 include $1.0 million of management transaction bonuses, $3.0 million related to acceleration of vesting of certain management stock options and $0.5 million related to forgiveness of certain officer loans made in connection with the Vistar Merger. Also included in other operating expenses in 1997 are costs related to obtaining bondholder consent to the Vistar Merger of $1.2 million. Other operating expenses of $3.1 million in the three months ended 1998 consist of costs associated with the integration of corporate systems, moving, relocation and other expenses associated with the Vistar Merger. See Notes 1, 2, 4 and 10 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) In 1993, the Company recorded $4.6 million in restructuring charges related to the planned closing of approximately 70 service center locations. In 1995, the Company recorded $6.3 million in restructuring charges. Of this amount, $5.6 million related to the planned closing of 100 service center locations and $0.7 million related to field management reorganization. In 1997, the Company recorded restructuring charges totaling $2.9 million consisting of $0.4 million for planned closing of Safelite service center locations and $2.5 related to Safelite employee severance resulting from the consolidation of Safelite and Vistar field and administrative activities. Restructuring charges of $3.8 million for the three months ended April 4, 1998 consisted of $2.5 million for planned closing of Safelite service center locations and $1.3 million related to Safelite employee severance. See Notes 4 and 5 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(4) The adoption of SFAS No. 109, "Accounting for Income Taxes" in 1993 was not material to the Company's consolidated results of operations or its financial condition. During 1996 and 1997, the valuation allowance provided against the Company's deferred tax assets was reduced by $25.9 million and $3.0 million, respectively. See Note 14 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(5) In 1993, five operating businesses of Lear Siegler were sold and a resulting loss on sale of discontinued operations of $45.2 million was recognized. 1993 income from operations on such businesses was $2.0 million. In 1996, a gain from discontinued operations totaling approximately $1.7 million was recorded, consisting of $27.2 million in favorable resolution of various tax contingencies of previously discontinued Lear Siegler operations offset by $25.5 million of settlement costs for various liability issues related to previously disposed of Lear Siegler subsidiaries. See Note 16 to the Company's Consolidated Financial Statements.



(6) In 1994, 1996 and 1997, extraordinary losses of $1.5 million, $0.5 million and $2.8 million, respectively, were recorded, net of minority interest and income tax of $0.3 million, $0.3 million and $1.9 million, respectively, as a result of expensing unamortized loan origination fees related to the early retirement of the associated debt.



(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and cumulative effect of accounting changes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs and one-half of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest. For fiscal 1993, 1994, 1997 and the three months ended April 4, 1998 the deficiency of earnings to fixed charges was $21.6 million, $2.9 million, $0.4 million and $5.9 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW



     Safelite is the largest provider of automotive glass replacement and repair services in the United States. The Company's installation and related services customers include insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. Safelite also acts as a subcontractor for other automotive glass replacement and repair providers. Approximately 94%, or $201.7 million, of the Company's sales for the three months ended April 4, 1998 were derived from installation and related services sales. Of these sales, approximately 80% were generated through the Company's own service centers, mobile vans, and centralized telephone/dispatch centers ("service center sales"). The remainder of installation and related services sales, or $40.5 million, for the three months ended April 4, 1998 were derived from the Company's network of independent automotive glass installation and repair providers which install glass for Safelite under subcontracting arrangements ("network sales").



     On December 19, 1997, the Company acquired Vistar, the second largest automotive glass replacement and repair company in the United States (see Note 4 to the Company's financial statements). At April 4, 1998, the combined company had two manufacturing facilities, 74 warehouses, 47 dispatch command centers/central telephone units and 809 service center locations. From the date of the Vistar Merger through April 4, 1998, the Company began its review and elimination of redundant operations. The Company expects to complete these consolidation activities by the end of calendar year 1998.



     Insurance companies represent the largest installation and related services customer segment comprising approximately 59% and 69% of installation and related services sales in 1997 and the three months ended April 4, 1998, respectively. The implementation of new Master Provider programs coupled with the Vistar Merger continued to generate increases in the Company's sales to insurance companies, with a related increase in lower margin network sales during these periods.



     The Company manufactures approximately 65% of the windshields it installs and utilizes its excess manufacturing capacity to produce windshields for sale into the wholesale market. Wholesale customers are primarily regional and local automotive glass replacement and repair companies. Approximately 11% and 6% of Safelite's sales for 1997 and the three months ended April 4, 1998, respectively, were derived from wholesale sales. The decline in wholesale sales as a percent of total sales is due primarily to the increase in overall sales resulting from the Vistar Merger. Safelite's strategic focus for its wholesale operations is to maintain sales and increase overall gross margins.


     The Company's costs and expenses include cost of sales and selling, general and administrative expenses. Cost of sales includes product and distribution costs, installation labor, service center occupancy and vehicle expenses. Selling, general and administrative expenses include costs of the Company's national phone centers, sales force and other general and administrative functions.


     From 1995 to 1997, the Company's sales increased from $372.1 million to $483.3 million, and Adjusted EBITDA increased from $25.5 million to $49.6 million. For the three month period ended April 4, 1998, the Company generated sales and Adjusted EBITDA of $213.8 million and $18.2 million, respectively.

RESULTS OF OPERATIONS

     The following table reflects the Company's sales, related expenses and earnings expressed as a percentage of sales for the periods set forth below.


                                                                            THREE MONTHS ENDED
                                                      FISCAL YEAR          ---------------------
                                                -----------------------    MARCH 29,    APRIL 4,
                                                1995     1996     1997       1997         1998
                                                -----    -----    -----    ---------    --------
SALES:
  Installation and related services:
     Service center...........................   80.7%    75.9%    75.3%      77.0%       75.4%
     Network..................................    4.1     10.8     13.7       11.4        18.9
  Wholesale...................................   15.2     13.3     11.0       11.6         5.7
                                                -----    -----    -----      -----       -----
Total sales...................................  100.0    100.0    100.0      100.0       100.0
Cost of sales.................................   70.3     68.4     68.6       70.3        72.7
                                                -----    -----    -----      -----       -----
Gross profit..................................   29.7     31.6     31.4       29.7        27.3
Selling, general and administrative
  expenses....................................   25.1     24.5     23.2       24.1        21.7
Restructuring expense.........................    1.7               0.6                    1.8
Other operating expenses......................             1.7      1.2                    1.5
Loss on sale of Lear Siegler..................                      1.1
Interest expense..............................   (1.6)    (1.5)    (5.7)      (5.9)       (5.1)
Interest income...............................    0.7      0.5      0.3        0.3
                                                -----    -----    -----      -----       -----
Income (loss) before income taxes.............    2.0      4.4     (0.1)       0.0        (2.8)
Income tax benefit (provision)................             4.0      1.4                    0.8
Minority interest.............................   (0.3)    (2.4)
Discontinued operations.......................             0.4
Extraordinary loss............................            (0.1)    (0.6)
                                                -----    -----    -----      -----       -----
Net income (loss).............................    1.7%     6.3%     0.7%       0.0%       (2.0)%
                                                =====    =====    =====      =====       =====



Three Months Ended April 4, 1998 Compared with Three Months Ended March 29, 1997



     Sales. Sales increased $106.0 million in the three months ended April 4, 1998, or 98.3%, to $213.8 million, from $107.8 million in the three months ended March 29, 1997. Installation and related services grew $106.4 million, or 111.7 % to $201.7 million. Approximately 73% of this growth was attributable to service center sales while the remainder was provided by increased network sales. The growth in installation and related services revenue over last year was due primarily to the Vistar Merger and favorable pricing, as overall market conditions remained soft in the first three months of 1998.



     Wholesale sales fell 3.5 % to $12.1 million despite an 8.0% increase in unit sales. Soft market conditions and greater industry capacity have increased competition at the wholesale level, particularly in the higher margin smaller local glass chains and shops. As a result, much of the increase in unit sales was derived from the more price sensitive truckload buyers who were purchasing in advance of the industry-wide NAGS price increase which took effect March 16, 1998.



     Gross Profit. Gross profit increased 81.8% to $58.3 million in the three months ended April 4, 1998, from $32.0 million in the corresponding period of the prior year. Gross profit margin decreased to 27.3% in the first three months of 1998, from 29.7% in the corresponding prior year period, as the impact of improved installation and related services pricing and customer mix was more than offset by the higher growth rate of network business relative to total sales. The gross profit margin on network sales is substantially lower than on work performed through Safelite owned service centers.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses rose 78.8% in the first three months of 1998 to $46.5 million, with the Vistar Merger accounting for substantially all of the increase. As a percentage of sales, selling, general and administrative expenses declined to 21.7% in the first three months of 1998 from 24.1% for the corresponding prior year period. This decline in selling, general and administrative expenses as a percent of sales is a result of the Company's improved operating leverage.



     Income Before Income Taxes. Income before taxes declined to a loss of $5.9 million for the three months ended April 4, 1998, compared with essentially break-even performance for the corresponding prior year period. The decline in income before income taxes despite higher overall gross margin dollars and lower selling general and administrative expenses as a percent of sales was caused primarily by $6.9 million in restructuring charges and one-time integration costs and $4.6 million in increased interest costs associated with the Vistar Merger.



     Income taxes. The Company recorded an income tax benefit in the first three months of 1998 of $1.6 million, compared to a $0.1 million income tax provision for the first three months of 1997. The income tax benefit (provision) in both periods differs from amounts computed using statutory rates due primarily to amortization of goodwill.



     Net income. Net income declined to a loss of $4.3 million for the three months ended April 4, 1998 from a loss of $0.1 million in the corresponding prior year period due to the changes described above.



  1997 Compared with 1996



     Sales. Sales increased $45.0 million in 1997, or 10.3%, to $483.3 million, from $438.3 million in 1996. Installation and related services grew $50.1 million, or 13.2% to $430.3 million. Approximately 63% of this growth was attributable to service center sales while the remainder was provided by increased network sales. The growth in installation and related services revenue over last year was due primarily to favorable pricing and improved customer mix. Instrumental to the improved customer mix has been the addition of new multi-year MP programs with several large insurers, most notably GEICO. Under an MP program, the Company administers 100% of an insurance company's automotive glass claims and, as a result, receives more referrals both to be performed in its own service centers and through its network of independent automotive glass installation providers. The increase in insurance customer sales volume was partially offset by a decline in subcontracting sales volume, as overall market conditions were soft in 1997.



     Wholesale sales fell 8.9% to $53.0 million as a result of a decline in unit sales partially offset by increased pricing. The pricing improvement came about through a shift of business from more price sensitive truckload buyers to smaller local glass chains and shops. The wholesale business performance reflected the soft market conditions and resulting competition at the wholesale level.



     Gross Profit. Gross profit increased 9.3% to $151.6 million, from $138.7 million in 1996. Gross profit margin remained virtually constant in 1997 at 31.4% compared to 31.6% in 1996, as the impact of improved installation and related services pricing and customer mix was partially offset by higher product and installation costs. Also negatively affecting the gross margin percentage was the higher growth rate of network business relative to total sales. The gross profit margin on network sales is substantially lower than on work performed through Safelite owned service centers.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses rose 4.2% in 1997 to $111.8 million. Vistar selling, general and administrative expenses from the December 19, 1997 merger date through year-end accounted for nearly all of the total increase. As a percentage of sales, selling, general and administrative expenses declined to 23.2% in 1997 from 24.5% in 1996.



     Income Before Income Taxes. Income before income taxes decreased to a loss of ($0.4) million in 1997 from income of $19.2 million in 1996. The decrease was due primarily to $20.8 million in higher interest costs incurred as a result of the Company's December 20, 1996 recapitalization, coupled with a $5.4 million loss on the sale of Lear Siegler and $2.9 million in restructuring charges. Partially offsetting these items was a decline in other operating expenses of $1.9 million. Other operating expenses in 1997 consisted of one-time charges related to the Vistar Merger as follows: (i) $3.0 million for acceleration of vesting of certain management stock options, (ii) $1.0 million in management transaction bonuses,
(iii) $0.5 million related to the forgiveness of officer loans and (iv) $1.2 million in costs associated with obtaining bondholder consent to amend the terms of the Notes and approve the Vistar Merger.



     Income Taxes. In 1997, the Company recorded a credit provision for income taxes substantially in excess of the statutory rate primarily due to a reduction of the Company's valuation allowance for deferred tax assets in recognition of the Company's improved profitability, and the recognition of the right to use previously unrecognized federal net operating loss carryforwards obtained in connection with the Lear Siegler sale transaction. The credit provision for income tax in 1997 was $10.8 million less than 1996. The valuation allowance was substantially reduced in 1996 in recognition of the Company's improved profitability at that time.



     Net Income. Net income declined to $3.6 million from $27.8 million in 1996 primarily as a result of the changes described above as well as the elimination of the adjustment for minority interest as a result of the THL Transactions in 1996. Also contributing to the change was a $2.8 million extraordinary loss in 1997 for the early extinguishment of debt which was made in connection with obtaining new financing for the Vistar Merger.


  1996 Compared with 1995


     Sales. Sales in 1996 increased $66.2 million, or 17.8%, to $438.3 million, from $372.1 million in 1995. Installation and related services sales grew $64.5 million, or 20.4% to $380.1 million. Approximately half of this growth was attributable to increased service center sales while the remainder was provided by increased network sales. Service center sales increases were the result of volume improvements associated with the continued implementation of Master Provider programs, favorable pricing and improved customer mix. The $32.3 million increase in network sales to $47.5 million was a direct result of the growth in the Company's Master Provider programs.



     Wholesale sales rose 3% to $58.2 million as a result of price increases which were partially offset by a decline in unit sales of 4.4%. These results reflect the Company's strategic shift of wholesale sales efforts towards higher margin local automotive glass accounts and away from larger, more price-sensitive regional customers.


     Gross Profit. Gross profit in 1996 increased 25.6% to $138.7 million, from $110.4 million in 1995. Gross profit margin increased to 31.6% in 1996, from 29.7% in 1995. This improvement in gross profit margin was primarily the result of increased service center sales volume, higher prices, and reductions in the Company's fixed cost structure as a result of the 1995 restructuring activities. These improvements in gross profit margin were partially offset by increases in the lower-margin network sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses rose 14.8% in 1996 to $107.3 million. As a percentage of net sales, selling, general and administrative expenses declined to 24.5% from 25.1%. The overall increase in selling, general and administrative expenses was related to the opening of the Company's third national phone center, increased staffing to support the rapid growth in network sales and higher incentive compensation. The decline in selling, general and administrative expenses as a percentage of sales is a result of increased total sales and the benefits of the Company's improved operating leverage.


     Income Before Income Taxes. Income before income taxes increased 156.0% to $19.2 million in 1996, from $7.5 million in 1995. Income before taxes increased from 2.0% of total sales to 4.4% of total sales as a result of the improved gross profit margins and a decline in selling, general and administrative expenses as a percentage of total sales described above, partially offset by one-time charges for management transaction bonuses of $6.9 million and estimated costs (primarily severance) of $0.7 million to exit the activities of Lear Siegler.

     Income Taxes. In 1996, the Company recorded a credit provision for income taxes of $17.6 million primarily as a result of reversing a valuation allowance for certain deferred tax assets in accordance with the provisions of SFAS No. 109 and in recognition of the Company's improved profitability.



     Net Income. The increase in net income to $27.8 million from $6.3 million in 1995 was due primarily to the changes in income before taxes and the reversal of the deferred tax valuation allowance described above, offset by an increase in 1996 in the deduction for minority interest earnings of $9.1 million. Also affecting net income in 1996 was a $1.7 million gain, related to Lear Siegler discontinued operations. See Note 16 to the Company's consolidated financial statements.


RESTRUCTURING CHARGES


     Prior to 1990, the Company grew through acquisitions and new service center openings. In late 1991, the new management team undertook a comprehensive review of the Company's operations. The new management team recognized that insurance companies and large fleet owners were responsible for the majority of automotive glass replacement purchasing decisions in the U.S. and focused the Company on providing a total claims management solution. In addition, the Company reorganized its national network by introducing sophisticated information systems that permitted the Company to close redundant service center locations and consolidate certain administrative functions. The initiatives associated with the execution of the Company's new strategy and closing of non-strategic operations resulted in restructuring charges in fiscal 1993 and 1995. In 1993, the Company recorded $4.6 million in restructuring charges related to the closing of approximately 70 service center locations. In 1995, the Company recorded restructuring charges of $5.6 million related to the closing of 100 service center locations and $0.7 million related to field management reorganization. There were no restructuring charges during 1996.



     As a result of the Vistar Merger, the Company intends to consolidate redundant overhead in both field and corporate operations, eliminate redundant service center locations and eliminate redundant sales and marketing force activities. Management estimates that the aggregate of all merger related closing and consolidation costs will range from $37 million to $42 million. At January 3, 1998 and April 4, 1998, the Company had partially completed its evaluation of redundant locations and activities and recorded $20.8 million and $3.3 million in accruals, respectively, for Vistar employee severance, closure of Vistar service center locations and elimination of duplicate Vistar corporate functions. These costs have been recorded as part of the Company's purchase accounting for Vistar. In addition, at January 3, 1998 and April 4, 1998, the Company recorded restructuring charges of $2.9 million and $3.8 million, respectively, for Safelite employee severance and closing of Safelite service centers (see Notes 4 and 5 to the Company's financial consolidated statements).



     Prior to December 1998, the Company expects to complete its market-by-market analysis of overlapping field locations and administrative activities of both Vistar and the Company. Costs associated with additional consolidation of Vistar functions and activities will be recorded as an adjustment to the initial purchase allocation. Costs associated with closing Safelite locations will be expensed when the decision to close the facility is made. The Company also expects to incur a total of $5 million to $10 million in calendar 1998 for certain one-time expenses associated with the integration of corporate systems, temporary services fees, training, moving, relocation and other costs associated with the Vistar Merger. Management believes that substantial synergies will result from the integration of Safelite and Vistar operations and the related restructuring activities. These net cost savings are estimated by management to range from $30 million to $35 million, annually. Headcount and service center closings or site consolidations are expected to comprise over 70% of the cost savings. Management believes that a portion of the synergies are achievable during calendar 1998 with full synergies expected to be realized in calendar 1999.

EFFECTIVE INCOME TAX RATE


     For the quarter ended April 4, 1998, the Company's provision for income taxes was below the statutory rate due to permanent differences, primarily goodwill. The Company recorded a net income tax benefit of $6.8 million for fiscal year 1997. This tax benefit resulted primarily from a reduction in the valuation allowance relating to net operating loss carryforwards generated prior to 1994, and from obtaining the right to use approximately $16.2 million of previously unrecognized federal net operating loss carryforwards as part of the Lear Siegler sale transaction. The reduction in the valuation allowance was based upon management's review of the Company's historical and current pre-tax earnings, giving effect to adjustments and statutory limitations resulting from the THL Transactions and the Vistar Merger. Based upon this review, management believes that the Company will realize the benefit of a portion of its existing deductible temporary differences. See Note 14 to the Company's Consolidated Financial Statements. Management expects that the increase in interest expense which will occur as a result of the Vistar Merger combined with the Company's net operating loss carryforwards may result in reduced Federal tax payments for a period of up to 10 years.


EFFECTS OF INFLATION

     Inflation has not been material to the Company's operations for the periods presented.

QUARTERLY DATA


     The following table sets forth the Company's quarterly sales for fiscal 1995, 1996, and 1997.


                                   NET SALES
                             (DOLLARS IN MILLIONS)


                                                1995              1996             1997
                                          ----------------    -------------    -------------
                                            SALES       %     SALES      %     SALES      %
                                          ---------    ---    ------    ---    ------    ---
First Quarter...........................   $ 85.6       23%   $102.9     24%   $107.8     22%
Second Quarter..........................     99.0       26     122.0     28     129.1     27
Third Quarter...........................     99.5       27     115.8     26     126.3     26
Fourth Quarter..........................     88.0       24      97.6     22     120.1     25
                                           ------      ---    ------    ---    ------    ---
          Total Annual..................   $372.1      100%   $438.3    100%   $483.3    100%
                                           ======      ===    ======    ===    ======    ===



     Historically, the Company has experienced seasonal variations in revenues, with lower revenues typically reported in the first and fourth calendar quarters of each year. See "-- Effect of Weather Conditions; Seasonal Earnings."


EFFECT OF WEATHER CONDITIONS; SEASONAL EARNINGS

     The severity of weather has historically affected the Company's sales and operating income, with severe winters generating increased sales and income and mild winters generating lower sales and income. Accordingly, mild weather conditions may adversely affect the Company's results of operations.


     The Company's business is somewhat seasonal, with the first and fourth calendar quarters of each year traditionally being its slowest periods of activity. This reduced level of sales in the first and fourth calendar quarters has resulted in a disproportionate decline in EBITDA during the those quarters due to the Company's significant operating leverage. The Company believes such seasonal trends will continue for the foreseeable future.



IMPACT OF YEAR 2000



     The Company has initiated a program to prepare its computer systems and applications for the year 2000 date change ("Year 2000"). As part of this program, a team has been assigned to evaluate the nature and extent of the work required to make the Company's systems, products, electronic linkages with insurance company customers and infrastructure Year 2000 compliant. A number of projects are either underway or under review with respect to Year 2000 compliance for the Company's various business systems, the total cost of which has not yet been determined. Year 2000 project costs are difficult to estimate accurately, and projected costs could change due to technological difficulties, project delays, and project cost overruns. Management will continue to evaluate the estimated cost associated with ensuring that the Company's systems, products and infrastructure are Year 2000 compliant. While these on-going efforts will involve additional costs, management believes that the costs will not have a material adverse effect on the Company's business, results of operations or financial condition.


LIQUIDITY AND CAPITAL RESOURCES


     Net cash used in operating activities for the three months ended April 4, 1998 was $15.6 million, a decrease in cash usage of $1.1 million from the corresponding prior year period. Excluding Lear Seigler discontinued operations in the quarter ended March 29, 1997, cash usage increased by $2.8 million, primarily due to increases in accounts receivable, inventory and debt service associated with the Vistar Merger. Net cash provided by operating activities for 1997 was $2.4 million, an increase in operating cash flows of $2.3 million from 1996. Excluding Lear Siegler discontinued operations, cash flows decreased by $23.3 million in 1997. The primary factor in this decrease was the additional cash required to service the increase in debt which resulted from the THL Transactions in December 1996. Net cash generated by operating activities for 1996 was $0.1 million, an increase of $10.2 million from 1995. Excluding cash flows used to settle Lear Siegler pension plan liabilities in 1995 and Lear Siegler discontinued operations in 1996, the increase in cash flow from operating activities was $20.8 million. This $20.8 million improvement in cash flow was primarily due to improvements in operating income and improved working capital management, offset by the purchase of insurance liability coverage for 1997 through 1999 for approximately $12.0 million.



     The Company's investing activities consist mainly of capital expenditures for new and existing service center and warehouse locations, capacity and efficiency upgrades to manufacturing facilities, and information technology equipment. Capital expenditures totaled $4.2 million and $2.4 million for the three months ended March 29, 1997 and April 4, 1998, respectively, and $13.9 million, $12.8 million and $12.0 million for 1997, 1996 and 1995, respectively. Included in 1995 capital spending is $3.5 million for the purchase and renovation of the Company's manufacturing/distribution facilities in Wichita, Kansas. The level of 1996 capital expenditures reflects expansion of service center and warehouse coverage into new markets and an upgrade to the Company's manufacturing facilities. The increase in capital spending during 1997 reflects the Company's expansion of service center and warehouse coverage and the purchase of new point of sale equipment for the former Vistar service centers. Capital spending during the three months ended April 4, 1998 reflects the Company's focus on planning merger consolidation activities.



     Management expects post-integration capital spending levels to increase to approximately $22.0 million annually as a result of the Vistar Merger. Additional integration-related capital expenditures of $3.0 million to $5.0 million in both calendar 1998 and calendar 1999 are expected as a result of (i) converting Vistar service centers and mobile vans to the Safelite logo and format and (ii) expansion of certain centralized telephone/dispatch center locations. The Company believes that cash flows from operating activities and its ability to borrow under its credit facilities will be adequate to meet its debt service obligations, working capital needs and planned capital expenditures at least through the Company's fiscal year end.



     Historically, the Company has utilized internally generated funds and borrowings under credit facilities to meet ongoing working capital and capital expenditure requirements. In connection with the Distribution and the Vistar Merger, the Company retired existing indebtedness of approximately $150 million and incurred new indebtedness aggregating approximately $365 million. Substantially all of the proceeds of such indebtedness were used to refinance existing bank debt, to fund the Distribution, to pay Vistar Merger consideration and to pay bonuses, fees and expenses related to the Vistar Merger.

     As a result of the Vistar Merger, the Company has significantly increased cash requirements for debt service relating to the New Bank Credit Facilities. See Note 10 to the Company's Consolidated Financial Statements for a description of the amortization of the Term Loan Facility. The Company will rely on internally generated funds and, to the extent necessary, on borrowings under the Revolving Credit Facility, which provides for borrowings up to $100 million, to meet its liquidity needs. At April 4, 1998, the Company has long-term borrowings of $503.6 million and $58.7 million of availability under the Revolving Credit Facility (less $17.6 million in letters of credit outstanding).


     Management believes that based on the current level of operations and anticipated internal growth, cash flow from operations, together with other available sources of funds, including borrowings under the Revolving Credit Facility, will be adequate to make required payments of principal and interest on the Company's indebtedness and to fund anticipated capital expenditures and working capital requirements. However, actual capital requirements may change. The ability of the Company to meet its debt service obligations and reduce its total debt will be dependent on the future performance of the Company, which in turn, will be subject to general economic conditions and to financial, business, and other factors, including factors beyond the Company's control. A portion of the Company's debt bears interest at floating rates; therefore, its financial condition is and will continue to be affected by changes in prevailing interest rates.

CHANGES IN ACCOUNTING STANDARDS


     At April 4, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." The components of comprehensive income are net income and the change in minimum pension liability, net of tax.



     In June 1997, FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" which is effective for the Company's fiscal year ended March 1999. This statement establishes standards for the way that business enterprises report information about operating segments and may result in additional financial statement disclosures for the Company.



     In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits" which is effective for the Company's fiscal year ended March 1999. The statement will result in revised financial statement disclosures regarding employers' pensions and other retiree benefits.



     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement requires derivatives to be recorded on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in fair value of the derivatives are recorded depending upon whether the instruments meet the criterion for hedge accounting. This statement is effective for fiscal years beginning after June 15, 1999. The impact of adopting this statement has not been determined.

                                    BUSINESS

COMPANY OVERVIEW


     Safelite is the largest provider of automotive glass replacement and repair services in the United States. The Company installed approximately 1.7 million replacement units in 1997 for insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. The Company provides these installation services through its network of service centers, mobile vans, centralized telephone/dispatch centers and its network of independent automotive glass replacement and repair providers. The Company has targeted its marketing efforts principally towards auto insurance companies which management believes, through their policyholders, directly or indirectly influence approximately 70% of the selections of automotive glass replacement providers. The Company has developed fully integrated claims processing solutions for auto insurance companies which reduce their glass loss expenses and total administrative costs and provide a higher level of customer service to their policyholders. Management believes that this outsourcing capability, coupled with the convenience of nationwide coverage, consistently high quality service and low costs, has provided the Company with a significant competitive advantage in the insurance segment of the market. Since 1993, the Company estimates that it has increased its leading market share in this segment, resulting in improved financial performance as demonstrated by compound annual growth in sales through 1997 of 10% to $483.3 million. During the same period, operating income improved from a loss of $6.4 million in 1993 to $25.8 million of operating income in 1997. Adjusted EBITDA (as defined) for the same period grew from $22.0 million to $49.6 million, a compounded annual growth rate of 22%. Sales, operating income and adjusted EBITDA for the three months ended April 4, 1998 were $213.8 million, $4.9 million and $18.2 million, respectively. See "Summary Historical and Pro Forma Financial Information."



     On December 19, 1997, Safelite completed the Vistar Merger whereby, Vistar merged with and into the Company with the Company as the surviving corporation. The Vistar Merger was accounted for as an acquisition; accordingly, the operations of Vistar are included in the Company's financial statements from December 19, 1997 forward. Prior to the Vistar Merger, Vistar was the second largest provider of automotive glass replacement and repair services in the United States. Vistar was created on February 29, 1996 from the merger of Windshields America, Inc., a wholly owned subsidiary of Belron (USA) BV, and Globe Glass and Mirror Company. Vistar installed or repaired approximately 1.6 million units in its fiscal year ended March 31, 1997 for insurance companies, commercial fleet leasing and rental car companies, car dealerships and body shops, government agencies and individual consumers. Vistar provided these installation services through its network of 356 service centers and approximately 1,000 mobile vans and its network of independent automotive glass replacement and repair providers. Vistar net sales and operating income were $413.5 and $8.8 million, respectively, for its fiscal year ended March 31, 1997 and $339.5 million and a loss of $8.2 million, respectively, for the nine months ended December 19, 1997. See "Summary of Transactions -- The Vistar Transactions" and "Transactions -- The Vistar Transactions." At April 4, 1998, the combined companies had two manufacturing facilities, 74 warehouses, 47 centralized telephone/dispatch centers, approximately 2,000 mobile vans and 809 service center locations across the United States.



     The automotive glass replacement and repair industry in 1997 was a $3.0 billion market, representing the installation of approximately 12.5 million replacement units. The replacement and repair of automotive glass is driven by the incidence of breakage. Over the past 10 years, management estimates that total industry sales have grown at approximately 4% per year, primarily as a result of increases in the aggregate number of vehicles on the road, the increases in the number of miles driven and increases in price of automotive replacement glass and repair service, which principally reflect the increasing size and design complexity of automotive glass. Such growth has been fairly consistent year to year, with some variations resulting primarily from fluctuations in weather conditions.



     The automotive glass replacement and repair industry is highly fragmented with approximately 20,000 competitors. Safelite is the industry leader with an overall market share of approximately 23% and the leading market share in the insurance segment of the market. Since the early 1990's, the industry has been consolidating as evidenced by an increase in market share for the top three industry participants from an estimated 24% to an estimated 35% and a decline in market share for small "mom and pop" providers from an estimated 70% to an estimated 55% during the same period.


COMPETITIVE STRENGTHS


     Industry Leadership and Nationwide Coverage. Safelite is the largest competitor in the highly fragmented automotive glass replacement and repair industry. The Company operates service centers in all of the top 100 Metropolitan Statistical Areas ("MSAs") in the United States. Through its nationwide network, the Company can directly serve 70% of the cars and light trucks in the United States and, through its authorized independent replacement and repair centers, achieves over 90% coverage. Safelite has the largest number of service centers and the largest network of independent automotive glass replacement and repair providers in the United States. Management believes that the Company's leadership position and breadth of geographic coverage is a significant competitive advantage in working with insurance companies, commercial fleet lessors and other large customers which increasingly demand consistent quality in both claims processing and automotive glass repair and replacement services on a nationwide basis.



     Strong, Established Relationships with Major Insurance Companies. Safelite has successfully established strong relationships with the nation's major auto insurance companies, and management believes it has more program relationships with these companies than any of its competitors. The top 30 auto insurers influence approximately 55% of all repairs and replacements in the United States. Safelite has entered into Total Customer Solution ("TCS") arrangements with approximately 25 of those insurers including Farmers Insurance Group, United Services Automobile Association, Prudential Insurance Company of America, and Safeco Corporation. Under a TCS arrangement, Safelite typically serves as one of a few recommended automotive glass replacement providers for an insurance company and provides a range of additional claims management services including computerized referral management, policyholder call management, electronic auditing and billing services and management reporting. Of Safelite's approximately 45 TCS arrangements, those with Allstate, Nationwide Mutual Insurance Company, GEICO, Liberty Mutual Insurance Company, Travelers Group, CNA Insurance Group, Metropolitan Property and Casualty Insurance Company and National General Insurance are also Master Provider relationships. Under an MP program, Safelite acts as the administrator of the insurance company's automotive glass claims. TCS and MP programs significantly lower the processing costs and loss expenses for the insurance companies, provide more consistent and rapid service for policyholders, and increase Safelite's volume with each insurance account. In addition, the Company has entered into TCS arrangements with major fleet and rental car companies including GE Capital Fleet Services, PHH Vehicle Management Services Corporation, USL Capital Fleet Services, Hertz Corporation and Budget Rent-A-Car Systems, Inc. Of these arrangements, those with PHH Vehicle Management and USL Capital Fleet are also MP relationships. By entering into these arrangements with insurance, fleet and rental car companies, Safelite has substantially increased its volume with these accounts and enhanced its base of recurring revenues.



     Low Cost Provider. Management believes its merger with Vistar, coupled with Belron's worldwide industry experience, will significantly enhance the overall cost advantage Safelite enjoyed prior to the Vistar Merger. Safelite has a total cost advantage compared to its competitors as a result of its manufacturing facilities, its productivity incentive programs, the efficiency of its nationwide distribution network and the critical mass of its centralized customer service, claims processing and information network.



     Safelite is the only full-scale vertically integrated automotive glass replacement company in the U.S. The Company produces approximately 65% of its windshield needs at its two manufacturing plants in Enfield, North Carolina and Wichita, Kansas. Safelite produces only high-volume windshield models, manufacturing 550 of the total 2,800 active windshield parts available in the industry. Safelite determines which windshield models to produce by assessing the sales trends and estimating future windshield demand after a new automobile model has been on the market for approximately one year.

     The Company uses a three tiered distribution system to better serve its customers and minimize its inventory levels. Two central distribution facilities are located at the Company's manufacturing facilities in Enfield, North Carolina and Wichita, Kansas. These central distribution facilities send inventory to the Company's 74 regional warehouses (27 free-standing warehouses and 47 co-located with the Company's Centralized Telephone Units). These facilities can then quickly and accurately stock the service centers and vans in their local markets on an as-needed basis.



     Every Safelite employee participates in some form of incentive compensation plan which rewards productivity and/or profitability of the Company. The Company's management estimates that its performance incentive program has increased productivity of its installation associates from 2.5 installations per day in 1991 to 4.0 per day in 1997 (while the industry averaged an estimated 3.0 installations per day and Vistar's installation associates averaged approximately 3.2 installations per day). As a result of the significant economies of scale in its manufacturing, information systems, distribution and installation infrastructure, management believes it has the capacity to add incremental contracts and units at relatively low marginal cost.



     Sophisticated Information Systems. The Company's automotive information systems allow Safelite to handle all aspects of an insured automotive glass claim effectively and cost efficiently from the initial phone call placed by the insured policyholder to the automatic billing of an insurance company. Through Safelite's fully integrated network ("SAFENET(TM)"), the Company can provide full service to the policyholder by electronically accessing the insurance company's database, verifying the policyholder's coverage status, scheduling the glass installation, checking relevant inventories, ordering delivery (when necessary) of automotive glass to a Safelite service center, repairing or replacing the glass, electronically billing the insurance company and, if applicable, paying the service providers. The insurance company's role is limited to funding the claim payment and updating its policy files. In addition to providing an integrated delivery system, SAFENET(TM) also provides management and Safelite's customers with valuable information. This "real time" data allows Safelite to track and monitor important statistics including customer satisfaction, length of call and speed of installation. Safelite uses this data to improve its customer service and provide comprehensive monthly management reports for its large insurance customers. These reports include information to which the insurance companies do not otherwise have access, including statistics on number of claims, price per claim and percent of repairs versus replacement. Safelite believes it is the only company in the industry currently providing such reports.


STRATEGIES FOR GROWTH


     Expand and Enhance Relationships with Insurance Companies. The Company's principal business strategy is to increase its share in the segment of the automotive glass replacement and repair market influenced by the insurance companies by expanding the breadth and depth of its existing relationships. The Company currently provides its replacement and repair services to the policyholders of virtually every major automotive insurance company in the U.S. The Company focuses its marketing and sales strategy on adding new insurance relationships and increasing its share of business with its existing insurance clients. Management believes that as it processes greater proportions of an insurance company's replacement and repair claims, it can continue to reduce the loss expenses and administrative costs of automotive glass replacement and repair claims for the insurance company, while improving policyholder satisfaction through faster, more reliable and consistent installation service.



     The Company continually strives to enhance the value it provides to insurance company clients while improving profitability through increased market share. Recent examples include (i) implementation of a Repair First Network to help improve repair performance, (ii) development of on-line call center scheduling capability for faster, more efficient policyholder service and (iii) creation of a SmartPay process under which insurance companies pay only "reasonable and customary" prices for glass claims serviced by non-program providers.



     Expand Nationwide Coverage. Following the elimination of duplicative service center locations resulting from the Vistar Merger, the Company plans to continue expanding the breadth and depth of its nationwide network by selectively acquiring regional automotive glass replacement and repair businesses and opening new service center locations. The Company believes that it can enhance its sales and results through the integration of well-targeted acquisitions into Safelite's nationwide network. In addition, the Company expects to open 5 to 10 additional service centers annually to complement its existing network.



     Provide Additional Outsourcing Services to Insurance and Fleet
Companies. Management believes that Safelite can leverage its existing customer relationships and claims processing infrastructure to provide additional outsourcing services to insurance and fleet companies for items such as pre-insurance vehicle inspection, towing referral, post-collision rental car referral, after hours loss reporting and residential glass claims processing. These services historically carry significant administrative burdens, high processing costs and low dollar loss values, like the automotive glass replacement and repair service that Safelite otherwise provides to insurance and fleet companies efficiently and cost-effectively. The Company is evaluating plans to offer these additional services as a natural extension of its core automotive glass business.


INDUSTRY OVERVIEW


     The market consists of two segments, the manufacture and sale of automotive glass to large original equipment manufacturers ("OEMs") and the manufacturing and installation of automotive glass for the replacement market. The OEM market is generally characterized as a high-volume, manufacturing intensive industry. By contrast, the automotive glass replacement market consists of service providers focused on providing automotive glass replacement installation to a broad base of institutional and individual customers. Replacement automotive glass is generally purchased by installers from large OEM suppliers in the wholesale market.



     The automotive glass replacement and repair industry in 1997 was an approximately $3.0 billion industry representing the installation of approximately 12.5 million replacement units. The replacement and repair of automotive glass is driven by the incidence of breakage. The market for the installation of replacement automotive glass is highly fragmented with over 20,000 providers of automotive glass replacement services. Many competitors in the industry are small "mom & pop" installers who do not have either the national networks or sophisticated information systems required to effectively compete in a national market. Since the early 1990s, the industry has been consolidating as evidenced by an increase in market share for the top three industry participants from an estimated 24% in 1992 to an estimated 35% in 1997 while the market share for small "mom and pop" providers declined from an estimated 70% to an estimated 55% during the same period. Management expects this consolidation to continue, as insurance companies and large fleet lessors require nationwide coverage and more consistent service while seeking to reduce costs by outsourcing their automotive glass claims. See
"-- Customers -- Installation Customers."



     Over the past 10 years, management estimates that total industry sales have grown at approximately 4% per year. Revenue growth has been due primarily to an increase in the aggregate number of vehicles on the road, from approximately 157 million units in 1985 to approximately 193 million units in 1995 and the increasing number of miles driven per year, from approximately 1.8 billion miles in 1985 to 2.2 billion miles in 1995. Growth in industry sales have also been driven by price increases which principally reflect the increasing size and design complexity of automotive glass. In the aggregate, industry growth has been fairly consistent, with some variation resulting primarily from year-to-year fluctuations in weather conditions.



     Customers in the automotive glass replacement industry include auto insurance companies, commercial fleet leasing companies, rental car companies, car dealerships, body shops, governmental agencies and individual consumers.



     Insurance companies represent the largest segment of the market as a result of their payment of replacement automotive glass claims for their policyholders. The Company believes that insurance companies through their policyholders, directly or indirectly, influence approximately 70% of the selections of automotive glass replacement providers. As a result of this influence, insurance companies represent the most important segment of the automotive glass replacement market. Auto insurance companies have been under pressure to improve policyholder service, while simultaneously reducing their operating expenses. As a result, the outsourcing of certain functions associated with high volume and low dollar payouts is gaining increasing acceptance within the insurance industry. Automotive glass repair and replacement claims represent a disproportionate administrative burden. Management estimates such claims account for less than 6% of the dollar value of all auto claims paid but over 30% of the total number of auto claims processed. By outsourcing the claims management function and spreading the costs over a larger claims base, insurance companies can eliminate an estimated $50-$100 of processing costs per claim. In addition, insurance companies can reduce their loss severity through lower per unit pricing, and improved repair ratios.


PRICING


     The price of replacement automotive glass is related to the list prices developed by the National Auto Glass Specification ("NAGS"), an independent third party. Changes to the NAGS list prices generally have followed the wholesale price increases announced by the OEMs. Prices charged in the automotive glass replacement industry are calculated using varying percentage discounts from the NAGS price list. Actual revenue per unit ("RPU") charged in the industry has generally been increasing as a result of increases in the NAGS list price, the increasing design complexity of automotive glass and the increasing level of claims processing services associated with insurance-related replacement automotive glass purchases.



     NAGS list prices and offsetting discounts from NAGS list prices have increased significantly over the past five years. The Company has been informed that NAGS intends to reset its published list prices in early 1999 in order to bring actual prices charged more in line with published list prices. While the Company believes that as list prices are reduced, the related percentage discounts from list price offered by the Company and the Company's competitors will also be reduced, there can be no assurance that the resetting of NAGS list prices will not have a material adverse effect on the Company.


CUSTOMERS


     Safelite has a broad customer base across two primary segments: (i) installation and related services and (ii) wholesale customers. The Company's largest customer base is insurance companies, generating approximately 58%, 53% and 49%, respectively, of total sales for the three months ended April 4, 1998, the year ended January 3, 1998 and the year ending December 28, 1996. Safelite's top ten customers accounted for approximately 41%, 40% and 39% of the Company's consolidated sales in the three months ended April 4, 1998 and fiscal years 1997 and 1996, respectively. Approximately 12% of the Company's consolidated sales were from a single customer in the three months ended April 4, 1998. No customer accounted for more than 10% of the Company's consolidated sales during 1997 and 1996.


     Installation Customers. The Company's installation and related services customers are described as follows:


     Insurance. Insurance companies represent Safelite's primary area of strategic focus. Safelite has aggressively pursued this customer group and is the leader in this market segment. From 1993 to 1997, the Company's sales to this market segment have grown at a compound annual rate of approximately 17%. The Company has developed fully integrated claims processing solutions for auto insurance companies which reduce their glass loss expenses and total administrative costs and provide a higher level of customer service to their policyholders. Management believes this outsourcing capability, coupled with the convenience of nationwide coverage, consistently high quality service and low costs, has provided the Company with a significant competitive advantage in the insurance-influenced segment of the market.



     The Company has developed Total Customer Solution (TCS) arrangements and Master Provider (MP) relationships to service its auto insurance company customers. Under a TCS arrangement, Safelite serves as one of a few recommended automotive glass replacement providers for an insurance company and typically provides a range of additional claims management services including computerized referral management, policyholder call management, electronic auditing and billing services and management reporting. Under an MP program, Safelite serves as administrator of the insurance company's automotive glass claims. As administrator, Safelite manages the allocation of the automotive glass replacement business between Safelite and other approved providers based on the insurance company's predetermined criteria. The Company currently provides its automotive glass replacement and repair services for the policyholders of virtually every significant auto insurance company in the U.S.



     Following is a list of the Company's top insurance customers ranked by total auto insurance premiums written for 1996:



                                                                                 PRIVATE PASSENGER
                                                                               AUTO PHYSICAL DAMAGE
 NATIONAL RANK                               NAME                                PREMIUMS WRITTEN
 -------------                               ----                              --------------------
                                                                               (DOLLARS IN BILLIONS)
       1          State Farm.................................................          $8.9
       2          Allstate...................................................           5.1
       3          Farmers Insurance..........................................           2.3
       4          Nationwide Insurance.......................................           1.5
       5          USAA Insurance.............................................           1.3
       6          GEICO......................................................           1.0
       7          Progressive Group..........................................           1.0
       8          American Family Insurance Group............................           0.7
       9          Liberty Mutual.............................................           0.6
      10          Travelers Insurance........................................           0.6
      13          Prudential.................................................           0.4
      14          Hartford Insurance Group...................................           0.4
      16          Erie Insurance Group.......................................           0.4
      17          CNA Insurance Group........................................           0.4
      18          Safeco.....................................................           0.4
      19          Metropolitan Group.........................................           0.4
      20          Hanover....................................................           0.4



Source: Best's Review, October 1997


     The Company believes that its ability to provide complete claims outsourcing and a consistent level of high quality service on a nationwide basis will continue to make it an attractive partner for the insurance industry.


     Consumer. The Company defines consumers as cash and credit card customers. Much of this business occurs on a "walk-in" basis as a result of Yellow Pages advertising and insurance referrals. Safelite believes that its 47 Dispatch Command Center/Central Telephone Units ("DCC/CTUs") enable the Company to close more of these consumer sales by using scripted Customer Service Representatives ("CSRs") and offering the most comprehensive mobile and in-store service at competitive prices. This segment does not include individuals who file a claim to be paid by insurance companies.



     Dealer. The dealer segment is comprised of new and used car dealerships and body shops. Sales are generated largely by the Company's experienced field sales force, which is the largest in the industry. Safelite has dedicated Customer Service Representatives at several DCC/CTU locations who only handle customers in the dealer segment. Dealers generally request automotive glass repair and replacement services for work being done at their captive repair shops, and, to a lesser extent, for mishaps with their car inventories. Body shops generally perform their own installations.


     Rental Car. The Company has national account relationships with most large rental car companies, including significant arrangements with Budget Rent-A-Car and Hertz. Management estimates that

Safelite replaces over 90% of both Budget's and Hertz's units. Customers in this segment are served in a cost effective manner, with multiple jobs completed during a single visit to the customer's rental car lot.


     Fleet. Safelite has national account relationships with the major commercial fleet lessors, including GE Capital Fleet, PHH Vehicle Management and USL Capital Fleet. Of these, the Company has established Master Provider relationships with PHH Vehicle Management and USL Capital Fleet. As fleet companies concentrate their sales with a smaller group of providers who can satisfy requirements for nationwide service and more sophisticated systems, Safelite believes it is well positioned to increase its market share in this segment. By outsourcing their automotive glass replacement needs, large fleet customers are able to take advantage of many of the same benefits provided to Safelite's insurance clients, including lower costs and better service.


     Subcontract. The subcontract segment represents business which is subcontracted to Safelite by other glass companies. Safelite is an attractive subcontractor because of its broad geographic coverage and ability to deliver rapid and consistent service. In addition, Safelite's fully-automated systems and top quality reputation make the Company an attractive business partner.

     Government. The government segment includes sales to state and local government agencies such as police and highway departments.


     WHOLESALE CUSTOMERS. The Company utilizes its excess manufacturing capacity to produce windshields sold into the wholesale market. Wholesale customers include other automotive glass replacement companies and distributors. Almost all of the Company's wholesale customers are in the United States. The Company's wholesale volume allows Safelite to maximize the efficiency of its manufacturing facilities. As the Company grows its higher margin insurance business, however, management expects the wholesale business to decline as a percent of total sales.


OPERATIONS


     SALES AND MARKETING. Safelite's sales organization, with approximately 250 associates, is the largest in the industry. The Company's sales associates are highly trained and use a team selling approach when interacting with customers. Safelite has 15 national "strategic account" representatives. These individuals have built relationships with the major insurance, fleet and rental car company decision makers and average 10 years of industry experience. The strategic account representative system is designed to establish an environment of confidence that positions Safelite to become the sole administrator for an insurance company's glass claims. Safelite also utilizes approximately 235 field sales representatives to educate local insurance agents on the benefits of using Safelite. The field sales representatives have been a critical component in increasing compliance with insurance company automotive glass programs.



     PRICING. Safelite has a reputation for providing innovative pricing solutions to its customers. Safelite's low cost position enables the Company to be competitive on price. In addition, the Company's TCS and MP programs have shifted the emphasis for auto insurance companies away from the price of an installation to the all-in cost of an automotive glass claim. The Company's prices are generally calculated using a percentage discount from the NAGS price list. Windshields carry higher unit prices than curved tempered glass, and glass parts used in newer vehicle models tend to carry higher list prices than those used in older models. In addition, due to the higher levels of service required for outsourcing programs, insurance and fleet claims typically have a higher average revenue per unit ("RPU"). Overall, Safelite's average RPU has increased from $189 in 1993 to $239 in 1997, a compounded annual growth rate of 6%.



     CLAIMS MANAGEMENT PROCESS. Safelite is an industry leader in using information systems and technology to improve customer service and better manage its business. The Company's fully integrated network, SAFENET(TM), connects its service centers, vans, central telephone units, warehouses and distribution centers and provides associates with "real time" data for customer information, scheduling, billing, sales and inventory management. The Company's 47 centralized DCC/CTU locations and four 24-hour National Referral Centers serve as the local market "hubs," are strategically located in the

Company's major markets and receive "real time" data from SAFENET(TM). Approximately 70% of the Company's total customer calls are routed to one of the National Referral Centers or DCC/CTUs.



     The Company's four National Referral Centers (three in Columbus, Ohio and one in Chicago, Illinois) have capacity for over 6 million calls per year. These facilities provide overflow capacity for local CTU operations and handle almost 65% and 35% respectively, of the Company's auto insurance and fleet calls. Each auto insurance company that outsources automotive glass claims with Safelite receives a dedicated "1-800" number which connects directly into one of the National Referral Centers.



     At each of the Company's National Referral Centers and DCC/CTUs, professional, scripted CSRs answer customer calls and input directly into a computer the information necessary to schedule an installation, complete the paperwork, order the glass and deliver it to the service location and issue billing. Unlike any of its competitors, the Safelite CSRs can access scheduling information for their entire local market of service centers and vans, as well as monitor inventory levels to determine glass availability. Using SAFENET(TM), the CSRs can schedule the customer at the most convenient service center location and electronically send the customer's information to the service center computer or arrange mobile van service. If there is no nearby Safelite location, the CSRs can schedule the customer through one of the Company's 5,000 authorized independent installation centers. On average, over 90% of Safelite's installations are done through a company owned service center or mobile van. Safelite's DCC/CTUs operate extended evening and weekend hours, enabling customers to make appointments with Safelite when many competitors are closed. The National Referral Centers operate on a 24-hour per day basis.



     Once the CSR schedules an appointment, the piece of glass is automatically ordered and dispatched. The glass is loaded from the warehouse, which is co-located with the DCC/CTU, onto a Glassmobile for mobile installation or delivery to the appropriate service center location. The inventory movement is recorded electronically by the SAFENET(TM) point-of-sale system. Based on predetermined "optimal" inventory levels for each stock-keeping-unit (SKU) at each warehouse, the sale of a windshield automatically sends an order request to the distribution center and manufacturing request to the production floor. The Company maintains the majority of its inventory at its distribution centers and warehouses (instead of at the service centers) in order to minimize inventory levels and maximize flexibility/speed of delivery.



     In addition to providing an integrated delivery system, SAFENET(TM) also provides management and Safelite's customers with valuable information. This "real time" data allows Safelite to track and monitor important statistics including customer satisfaction, length of call, and speed of installation. Safelite uses this data to improve its customer service and provide comprehensive monthly management reports for its large insurance customers. These reports include information otherwise generally unavailable to the insurance companies, including statistics on number of claims, price per claim and percent of repairs versus replacement. Safelite believes it is the only company in the industry currently providing such reports.



     DISTRIBUTION. The Company uses a three tiered distribution system to better serve its customers and minimize its inventory levels. Two central distribution facilities are located at the Company's manufacturing facilities in Enfield, North Carolina and Wichita, Kansas. These central distribution facilities send inventory to the Company's 74 regional warehouses (27 free-standing warehouses and 47 co-located with the Company's CTUs). These facilities can then quickly and accurately stock the service centers and vans in their local markets on an as-needed basis.


     The Company's distribution system has been structured to optimize speed and efficiency. Trucks pick up windshields from the distribution centers and follow a fixed route schedule, making delivery stops at the Company's warehouses and wholesale customers at almost exactly the same time each week. The same trucks then pick up raw glass from the Company's suppliers and back haul it to Safelite's central distribution facilities.

     The back hauling process lowers Safelite's freight costs for its raw glass, as Safelite is able to move the goods less expensively than its suppliers' delivery rates. Safelite believes that its modern distribution centers are among the lowest cost distribution centers in the industry.


PRODUCTS

     Safelite's primary installation product is the auto windshield. Windshields are made of laminated safety glass, which consists of two layers of glass bound together with a thin layer of vinyl. The safety benefit of laminated glass comes from the strength which the vinyl adds; the vinyl makes it very difficult to penetrate the windshield upon impact. As part of Safelite's commitment to serve all of its customers' automotive glass needs, the Company also offers tempered automotive glass and other products. Tempered glass is generally used for side and rear car and truck windows and is twice as strong as raw glass because of specialized processing which causes the glass to break into dull-edged pebbles, reducing glass-related injuries. Safelite also offers auto products and services including flat glass, bipass glass, installation supplies, wiper blades, window tinting, sunroofs, alarm systems and vehicle inspection services for insurance companies.


     MANUFACTURING. Safelite is the only full-scale vertically integrated automotive glass replacement company in the U.S. The Company produces 65% of its windshield needs at its two manufacturing plants in Enfield, North Carolina and Wichita, Kansas. The Enfield facility encompasses 146,000 square feet of manufacturing space and has an annual capacity of over one million units. The Wichita facility encompasses 98,000 square feet with an annual production capacity of over 600,000 units.



     Safelite produces only high-volume windshield models, manufacturing 550 of the total 2,800 active windshield parts available in the industry. Safelite determines which windshield models to produce by assessing the sales trends and estimating future windshield demand after a new automobile model has been on the market for approximately one year. The Company then designs selected windshield models through a process of reverse engineering. The manufacturing process is described as follows:


     Cutting. Both the Enfield and Wichita plants have numerically controlled (computer programmable) cutting machines and automated machines which follow a cutting ring tool. Two pieces of glass are cut for each windshield; the outer piece is slightly larger than the inner piece (they are later equalized in the bending process). After cutting, the freshly cut edges are ground down to remove any burrs or sharp corners. This process gives the windshield a safe and smooth edge for handling. The glass is then washed and sprayed with a lubricant (allowing the two pieces of glass to later bend independently without sticking together).


     Painting. The border or band of most new windshields is painted with a ceramic (non-lead based) paint. The paint band hides the installation sealants (urethane) and gives the windshield an improved cosmetic appearance. The paint band designs are reverse engineered from actual OEM windshields and follow the same specifications.


     Bending. The flat pairs of glass are inspected prior to bending. The pairs are then fitted into the bending tools (molds) that run along a conveyor system through the furnace. This process is repeated every 30 seconds as the new bending mold is readied for another windshield. The bending furnaces are gas heated, time indexed and computer controlled.

     Lamination. A Poly Vinyl Butyl ("PVB") is used to laminate the two pieces of glass together. The vinyl layer is stored, cut and sandwiched between the pairs of glass in environmentally controlled rooms. A vacuum channel is placed around the sandwich to draw air out. While de-airing, the windshield is sealed into a pressure vessel. The process of lamination begins by rapidly heating and pressurizing the windshields. The heat and pressure are maintained for several minutes and then the vessel is rapidly cooled. The entire process takes about one hour and each autoclave has a capacity of approximately 100 windshields.

     Encapsulation. Some windshields require a specialized molding to be attached at the plant. This process, Reactive Injection Molding (RIM), is a process whereby two chemicals meet and form a border

(or gasket) around the part. The attached gasket saves time for the windshield installer since everything is attached at the plant. The Company outsources its encapsulation needs to a supplier.


     Inspection. Each windshield is inspected through a process consisting of four different functions of inspection and assembly. The finished goods scrap rate has historically been less than 1%.

     Scrap. The overall manufacturing process produces approximately 11% scrap (as a percentage of original input). The excess glass trim in cutting and other pre-laminated glass is recycled back to the supplier. Scrap glass which has paint on it is disposed of as hazardous waste. Likewise, the vinyl trim is collected and stored to be recycled back to the supplier.

     Production Scheduling. Production scheduling is a shared responsibility by the plant scheduler, the materials management department in Columbus, Ohio and the Company's MIS system. The system receives daily updated sales and inventory data from all Safelite facilities. This data is used to update the plant schedule by recommending the parts that have the greatest need for replenishment. A computerized schedule of manufacturing is created on a daily basis to optimize inventory levels, plant capacity, plant tooling availability, raw material availability and furnace scheduling.


SUPPLIERS AND RAW MATERIALS



     Safelite generally purchases low volume windshields from third parties, as well as raw glass, vinyl, paint, adhesives and tempered glass. In the three months ended April 4, 1998 and the year ended January 3, 1998, the Company sourced 79% and 63%, respectively, of its purchased glass from Libby-Owens-Ford. The Company also utilizes other suppliers for both domestic and foreign windshields. Safelite buys all of its raw glass from Guardian Automotive, with the exception of solar resistant glass. Vinyl is purchased from E.I. Du Pont De Nemours. The Company believes alternate sources of vinyl are also available. With few exceptions, inventory is centrally purchased at Safelite's headquarters in Columbus, Ohio. The Company believes that its primary raw materials are widely available from numerous suppliers and has not had material difficulty in sourcing windshields or raw materials in the past.


PROPERTIES


     Safelite leases 770 of its 809 installation service centers, with the terms of its leases generally being five years with one or two five year renewal options. Safelite also leases 71 of its 74 warehouses, with the terms of its leases generally being five years with one or two five year renewal options. The Company owns its manufacturing facilities in Enfield, North Carolina and Wichita, Kansas. Safelite's principal corporate office is at 1105 Schrock Road in Columbus, Ohio. Safelite leases this space pursuant to agreements expiring in June 2001. The Company maintains administrative offices at 2400 Farmers Drive in Columbus, Ohio, which it leases pursuant to a lease expiring in November 1998, which the Company plans to renew. Vistar's corporate headquarters and national call center are located at 2 North LaSalle Street, Chicago, Illinois under a lease expiring in July 2005. It is Safelite's intention to retain the space associated with the Chicago call center, but to exit the leased space used for Vistar's corporate headquarters' activities. Safelite also maintains a national referral center, local DCC/CTU and regional warehouse at 760 Dearborn Park Lane in Columbus, Ohio. Safelite leases this space pursuant to agreements expiring in April 2006. The Company's leases generally provide that the Company pay property tax, utilities, common area maintenance, and insurance expenses. Safelite believes that its facilities are adequate for its current needs and that suitable additional space will be available as required.


EMPLOYEES


     As of April 4, 1998, the Company employed approximately 6,850 people. The Company has approximately 400 employees covered by four unions. Safelite has experienced no labor related work stoppages and believes that its employee relations are good.

COMPETITION


     The markets for the Company's products and services are very competitive. In the automotive glass replacement industry, competition is based on price, customer service, technical capabilities, quality and geographic coverage. This industry is highly fragmented with approximately 20,000 competitors. Although the Company is the industry leader in the automotive glass replacement industry, it does compete against several other large competitors in this market, the largest two of which have market shares estimated to be 8% and 4%. State Farm, one of the Company's largest customers, began in a region by region rollout commencing in the summer of 1997 to use a competitor to function as its glass claims call center and bill processing administrator. There can be no assurance that this arrangement will not have an impact on the Company's business with State Farm.


     Competition in the wholesale market is based principally on price and quality. The Company is a relatively small participant in the wholesale market, which is dominated by several significantly larger companies.


     Future growth in the Company's revenues will depend upon the Company's ability to maintain and increase its market share in the automotive glass replacement industry, while continuing to provide high levels of customer service to insurance companies and fleet owners, and its ability to access the wholesale market in order to utilize excess manufacturing capacity. See "Risk Factors -- Competition."


ENVIRONMENTAL REGULATION


     The Company's manufacturing operations in Wichita, Kansas and Enfield, North Carolina involve handling of materials and the generation of waste materials that are classified as hazardous. The Company is subject to federal, state and local laws and regulations concerning the handling and disposal of hazardous materials, and therefore in the ordinary course of its business, the Company in its manufacturing operations incurs compliance costs. The Company does not anticipate that compliance with federal, state and local provisions regarding the use and disposal of materials into the environment or otherwise relating to the protection of the environment will have any material adverse effect upon the earnings or competitive position of the Company and does not anticipate any material capital expenditures for environmental control facilities for the remainder of the Company's current fiscal year or the succeeding fiscal year. Actions by federal, state and local governments concerning environmental matters, however, could increase the costs of producing the products manufactured by the Company. In addition, the future costs of compliance with environmental laws and regulations and liabilities resulting from currently unknown circumstances or developments could be substantial or could have a material adverse effect on the Company. Regulations resulting from the 1990 amendments to the Clean Air Act that will pertain to the Company's manufacturing operations are currently not expected to be promulgated until 1998 or later. The Company cannot predict the level of required capital expenditures resulting from future environmental regulations; however, the Company does not anticipate that expenditures required by such regulations, if any, will have a material adverse effect on the Company.


LITIGATION

     Safelite is party to certain claims and litigation in the ordinary course of business and litigation concerning environmental compliance which it does not believe will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations. See
"-- Environmental Regulation."


     Safelite has been sued by nine local automotive glass replacement companies in the U.S. District Court for the Eastern District of Texas, claiming violation of federal antitrust laws and interference with contracts. The Company intends to defend these claims vigorously and does not believe they will have a material adverse effect on the Company's financial position or results of operations.



     On May 11, 1998, the Company was served with a subpoena requiring that it produce documents to a grand jury in Dallas, Texas, conducted by the Antitrust Division of the United States Department of Justice. The documents demanded by the subpoena relate to the pricing of replacement glass at three service center locations in the state of Texas. The Company intends to comply fully with the subpoena.

Based on discussions with the Antitrust Division of the United States Department of Justice, management believes that it is unlikely that the Company is the target of this investigation. In addition, management does not believe that the Company or its employees have engaged in any anti-competitive or collusive activities and does not believe that this investigation will result in a material adverse effect on the Company. However, no assurance can be given that the Company will not be found to have engaged in anti-competitive or collusive activities or be liable for fines, penalties, damages and costs or, that if it were liable, that it would not have a material adverse effect on the Company. See "Risk Factors -- Litigation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table provides information concerning the directors and executive officers of the Company after giving effect to the Vistar Merger. All directors will hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified. All officers will serve at the discretion of the Board of Directors.



            NAME               AGE                         POSITION
            ----               ---                         --------
Garen K. Staglin.............  52    Chairman of the Board and Director
John F. Barlow...............  54    President, Chief Executive Officer and Director
Douglas A. Herron............  48    Senior Vice President, Chief Financial Officer and
                                       Director
Thomas M. Feeney.............  46    Senior Vice President, Client Sales and Support
Douglas R. Maehl.............  50    Senior Vice President, Manufacturing, Distribution
                                       and Purchasing
Elizabeth A. Wolszon.........  43    Senior Vice President, Marketing and Strategic
                                       Planning
James K. West................  55    Senior Vice President, Global Business Development
Poe A. Timmons...............  38    Vice President -- Finance and Corporate Controller
Anthony J. DiNovi............  35    Director
Selwyn Herson................  45    Director
Adrian F. Jones..............  44    Director
Seth W. Lawry................  33    Director
Thomas H. Lee................  54    Director
Gary Lubner..................  39    Director
Ronnie Lubner................  64    Director
John E. Mason................  50    Director
M. Louis Shakinovsky.........  54    Director
Scott M. Sperling............  40    Director
Rodney Stansfield............  59    Director


     A brief biography of each director and executive officer follows:


     Garen K. Staglin has served as the Company's Chairman of the Board since July 1991 and served as the Company's Chief Executive Officer from July 1991 through the completion of the THL Transactions. From January 1979 to June 1991, Mr. Staglin served in various management roles, most recently as President of the Automotive Services Group of ADP, Inc., a computer services firm. He currently serves as a director for First Data Corp., Cyber Cash, Inc. and QuickResponse Services, Inc. and serves on the Advisory Board of the Stanford Graduate School of Business.



     John F. Barlow has served as a director and the Company's Chief Operating Officer since September 1991. Mr. Barlow was made Chief Executive Officer following the THL Transactions. From October 1986 to August 1991, Mr. Barlow served as the President and Chief Executive Officer of Western Auto Stores, a retailer of automobile parts.



     Douglas A. Herron has served as the Company's Senior Vice President and Chief Financial Officer since June 1992. Mr. Herron was elected as a Director of the Company in March 1998. From December 1989 to May 1992, Mr. Herron served as Manager, Finance Operation of GE Medical Systems, a leading manufacturer and supplier of diagnostic imaging equipment and financing products to hospitals and clinics throughout the world.


     Thomas M. Feeney has served as the Company's Senior Vice President Client Sales and Support since 1991 and has been employed with the Company since 1988. Prior to joining Safelite, Mr. Feeney was a Vice President with Tenneco Automotive Retail.



     Douglas R. Maehl has served as the Company's Senior Vice President of Manufacturing, Distribution and Purchasing since October 1991. From September 1978 to September 1991, Mr. Maehl served as Vice President of Merchandising for Western Auto Stores, a retailer of automobile parts.



     Poe A. Timmons has served as the Company's Vice President-Finance and Corporate Controller since January 1996. Prior to 1996, Ms. Timmons was an audit partner at Deloitte & Touche LLP, where she served clients in the manufacturing, retail and service industries.



     Elizabeth A. Wolszon has served as the Company's Senior Vice President of Marketing and Strategic Planning since July 1992. From January 1989 to June 1992, Ms. Wolszon served as Senior Vice President of Marketing for Western Auto Stores, a retailer of automobile parts, and Director of Strategic Planning for Sears Specialty Merchandising, a group of specialty retailing chains owned by Sears Roebuck & Co.



     James K. West served as the Company's Senior Vice President of Information Systems from June 1990 through February 1998 and recently assumed the role of Senior Vice President, Global Business Development. From November 1987 to May 1990, Mr. West served as the Director of Information Systems for Transworld Music, the largest record retailer in the United States.



     Anthony J. DiNovi has served as a director since December 1996. Mr. DiNovi has been employed by Thomas H. Lee Company, an investment company, since 1988 and currently serves as a Managing Director. Mr. DiNovi is also Vice President and Trustee of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thoms H. Lee Equity Fund III, L.P. and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisitions Fund II (Retirement Accounts), L.P., respectively. Mr. DiNovi also serves as a director of CelPage, Inc., Eye Care Centers of America, Inc., Fisher Scientific International Inc. and The Learning Company, Inc.



     Selwyn Herson has served as a director since the Vistar Merger. Mr. Herson is the Founder and Managing Director of The Windsor Park Management Group, an investment banking and strategic consulting firm based in Los Angeles. Mr. Herson has consulted for Belron International on a number of major projects. Mr. Herson also serves as a Director of S&K Famous Brands, Inc. and several private corporations.



     Adrian F. Jones has served as a director since the Vistar Merger. Mr. Jones is the Chief Financial Officer of Belron International which he joined in 1986. Prior to joining Belron, Mr. Jones was a manager for Arthur Andersen LLP.



     Seth W. Lawry has served as a director since December 1996. Since April 1994, Mr. Lawry has been employed by Thomas H. Lee Company, an investment company, and currently serves as a Managing Director. Mr. Lawry is also Vice President of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. Mr. Lawry also serves as a director of Freedom Securities Corporation and Syratech Corp. From September 1992 to March 1994, Mr. Lawry served as an Associate at Morgan Stanley & Co. Incorporated, an investment bank. From September 1990 to June 1992, Mr. Lawry attended Stanford Graduate School of Business.



     Thomas H. Lee has served as a Director since March 1998. Mr. Lee is Founder and President of Thomas H. Lee Company, an investment company. Mr. Lee is also Chairman of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. Mr. Lee also serves as a director of Finlay Enterprises, Inc., First

Security Services Corporation, Livent, Inc., Miller Import Corporation, Sondik Supply Company and Vail Resorts, Inc.



     Gary Lubner has served as a Director since March 1998. Mr. Lubner is Managing Director of Autoglass Limited, the United Kingdom's leading automotive glass repair and replacement company. Prior to his appointment as Managing Director of Autoglass Limited in 1995, Mr. Lubner held various positions with Plate Glass & Shatterprufe Industries Limited, South Africa's leading glass and wood processor and distributor.



     Ronnie Lubner has served as a director since the Vistar Merger. Mr. Lubner is the Chairman and Chief Executive Officer of Plate Glass & Shatterprufe Industries Limited which he joined in 1953. Mr. Lubner is also a director of South African Breweries and Advanta Corporation.



     John E. Mason has served as a director since the Vistar Merger. Mr. Mason is the Chief Executive officer of Belron International which he joined in 1983 and an Executive Director of Plate Glass & Shatterprufe Industries Limited.



     M. Louis Shakinovsky has served as a director since the Vistar Merger. Mr. Shakinovsky is the Group Legal Services Director of Belron International and Plate Glass & Shatterprufe Industries Limited which he joined in 1965.



     Scott M. Sperling has served as a director since December 1996. Since July 1994, Mr. Sperling has served as a Managing Director of Thomas H. Lee Company. Mr. Sperling is also Vice President of THL Equity Trust III, the general partner of the THL Equity Advisors III Limited Partnership, which is the general partner of the Thomas H. Lee Equity Fund III, L.P. Mr. Sperling also serves as a director of Fisher Scientific International Inc., The Learning Company, Livent, Inc. and The General Chemical Group Inc. Prior to joining Thomas H. Lee Company in 1994, Mr. Sperling was managing partner of Aeneas Group, Inc., an investment company and a wholly-owned subsidiary of Harvard Management Company, Inc.



     Rodney Stansfield has served as a Director since March 1998. Mr. Stansfield was recently appointed Chief Executive Officer of Glass South Africa. Prior to joining Glass South Africa, Mr. Stansfield served as Chief Executive Officer of Libbey-Owens-Ford Co. Mr. Stansfield also serves as a director of Plate Glass & Shatterprufe Industries Limited.


COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors has established an Audit Committee and a Compensation Committee. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of and consultants to Safelite, and oversees and administers the Company's stock option plans. Messrs. Barlow, DiNovi, Mason and Sperling are members of the Compensation Committee. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by Safelite's independent auditors. Messrs. Jones, Lawry, Shakinovsky, and Staglin are members of the Audit Committee.


DIRECTOR COMPENSATION


     Directors that are neither employees of the Company nor of Thomas H. Lee Company or Belron receive $1,000 for every Board meeting they attend. Such directors are also eligible to receive options under the Company's 1996 and 1998 Stock Option Plans.


EMPLOYMENT AGREEMENTS


     The Company entered into employment agreements with each of Messrs. Staglin, Barlow and Herron in connection with the THL Transactions and the Vistar Merger. The employment agreements for Messrs. Barlow and Staglin were amended on April 30, 1997, to reflect a change in their titles. Mr. Staglin serves as Chairman of the Board with an annual base salary of at least $700,000 and a performance bonus determined by the Board of Directors of the Company. Mr. Barlow serves as President and Chief

Executive Officer of the Company with a base salary of at least $700,000 and a performance bonus determined by the Board of Directors of the Company. Mr. Herron serves as Senior Vice President and Chief Financial Officer of the Company with a base salary of at least $350,000 and an annual bonus to be determined by the Board of Directors of the Company in accordance with an executive bonus plan (the "Executive Bonus Plan"). Each of the foregoing agreements provides for an initial term of three years with two year automatic renewal periods, unless either party gives notice of its or his intent to terminate the employment agreement at least 30 days, but not more than 60 days, prior to the expiration of the original term or any renewal term. Each of the agreements provides that in the event the executive is terminated due to death or disability, (i) his base salary will continue for six months following the date of termination, (ii) a pro rata portion of his bonus (based on days worked) will be paid (unless the Board of Directors approves a greater amount) and (iii) his additional benefits under his employment agreement will continue for 12 months following the date of termination. If the executive is terminated without cause, (i) his base salary will continue for the greater of 24 months following the date of termination and the remaining portion of the initial term of the agreement, (ii) he will receive a pro rata portion of his bonus (unless the Board of Directors approves a greater amount) and (iii) his additional benefits will continue for 12 months following the date of termination. Each of these agreements includes non-disclosure provisions, as well as non-competition provisions covering the period of employment by the Company plus one year, but in no event less than three years.


STOCK OPTION PLANS


     1998 Stock Option Plan. The Company's 1998 Stock Option Plan (the "1998 Plan") provides for grants of options to acquire up to 410,000 shares of Class B Non-Voting Common Stock. Incentive stock options may be granted to employees and officers of the Company and non-qualified stock options may be granted to consultants, directors, employees and officers of the Company.



     The 1998 Plan is administered by the Board of Directors of the Company or a committee thereof consisting of two or more directors. Subject to the provisions of the 1998 Plan, the Board of Directors will have the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option. At April 4, 1998, the Company had 407,500 options outstanding under the 1998 Plan and 2,500 options available for future grant.


     An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options are exercisable only while the optionee remains in the employ of the Company or for a period of time thereafter. If an optionee becomes disabled or dies while in the employ of the Company, the option is exercisable prior to the last day of the third and sixth month, respectively, following the date of termination of employment. If the optionee leaves the employ of the Company for any other reason, the option terminates immediately upon termination of employment; provided that the Board of Directors may extend this period up to the original expiration date of such option. Options which are exercisable following termination of employment are exercisable only to the extent that the optionee was entitled to exercise such options on the date of such termination.


     1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan") provides for grants of options to acquire up to 175,000 shares of Class A Common Stock. Incentive stock options may be granted to employees and officers of the Company and non-qualified stock options may be granted to consultants, directors, employees and officers of the Company.



     The 1996 Plan is administered by the Board of Directors of the Company or a committee thereof consisting of two or more directors. Subject to the provision of the 1996 Plan, the Board of Directors will have the authority to select optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company), (iv) the duration of the option and (v) the time, manner and form of payment upon exercise of an option. Prior to the Vistar Merger, vesting of options to purchase 160,000 shares of Class A Voting Common Stock issued under the plan was accelerated and all 160,000 options were exercised. The remaining 15,000 outstanding options were converted into the right to purchase an equal number of Class B Non-Voting Common Stock in connection with the Vistar Merger. At April 4, 1998, the Company had 15,000 options outstanding under the 1996 Plan and no options available for future grants.



     An option is not transferable by the optionee except by will or by the laws of descent and distribution. Options are exercisable only while the optionee remains in the employ of the Company or for a period of time thereafter. If an optionee becomes disabled or dies while in the employ of the Company, the option is exercisable prior to the last day of the third and sixth month, respectively, following the date of termination of employment. If the optionee leaves the employ of the Company for any other reason, the option terminates immediately upon termination of employment; provided that the Board of Directors may extend this period up to the original expiration date of such option. Options which are exercisable following termination of employment are exercisable only to the extent that the optionee was entitled to exercise such options on the date of such termination.



     1993 Restated Employee Stock Option Plan. The Company's 1993 Restated Employee Stock Option Plan (the "1993 Restated Stock Option Plan") provides for the grants of options to acquire up to 264,000 shares of Class A Common Stock, in such amounts, on such terms and for such officers and other key employees as the administrators of the 1993 Restated Stock Option Plan may select. Options granted under the Plan are not intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The 1993 Restated Stock Option Plan is administered by a committee (the "Committee"), consisting of one or more persons appointed by the Board of Directors of the Company, and provides that all of the options shall have a per share exercise price established by the Committee in its sole discretion at the time an option is granted. All options currently outstanding under the 1993 Restated Stock Option Plan became fully vested and exercisable upon the closing of the Vistar Merger. In connection with the Vistar Merger, options to purchase 54,853 shares of Class A Common Stock for $3.00 per share were exercised and outstanding options were converted into options to purchase an equal number of Class B Non-Voting Common Stock. At April 4, 1998, the Company had 2,190 options to purchase Class B Non-Voting Common Stock under the 1993 Plan outstanding and no options available for future grants.



     Options granted under the 1993 Restated Stock Option Plan become fully exercisable no later than the fifth anniversary of the date of grant and no option may have a term in excess of 10 years from the date of grant. The stock option agreements pursuant to which options have been granted under the 1993 Restated Stock Option Plan provide for acceleration of the options upon the occurrence of a terminating event, which includes the Vistar Merger.



     Options are exercisable only while the optionee remains an employee of the Company, and the Company shall have the right, at its option upon termination of an optionee's employment to redeem the exercisable portion of the option, or any portion thereof as determined by the Company. If the Company elects not to exercise its right to redeem the exercisable portion of the option, the terminated optionee shall have the right to exercise any unredeemed portion of the then exercisable options at any time within 90 days after the notification date. Options which are exercisable following termination of employment are exercisable only to the extent that the optionee was entitled to exercise such options on the date of such termination. All options are non-transferable other than by will or the laws of descent and distribution. The Company has the right to terminate the option in the event the optionee engages in any prohibited activity, including disclosure of confidential or proprietary knowledge obtained during the course of employment, solicitation of employment after termination of any person who at the time of the solicitation is employed by the Company, publishing any statement or making any statement critical of the Company, engaging in any competitive activity during the optionee's employment or during the three years following the optionee's termination or being convicted of a crime against the Company or any of its affiliates.

EXECUTIVE COMPENSATION


     The following table sets forth certain information with respect to the compensation paid by Safelite for services rendered for the three months ended April 4, 1998 and the fiscal years ended January 3, 1998 and December 28, 1996, to its Chief Executive Officer and its four most highly paid executive officers (the "Named Executive Officers").


                         SUMMARY COMPENSATION TABLE(1)


                                                                     ANNUAL COMPENSATION
                                                      --------------------------------------------------
                                                                                             SECURITIES
                                           FISCAL                             OTHER ANNUAL   UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL POSITION         PERIOD(2)    SALARY      BONUS      COMPENSATION   OPTIONS (#)   COMPENSATION
      ---------------------------         ---------   --------   ----------   ------------   -----------   ------------
Garen K. Staglin........................    1998      $175,000   $   34,500          --        10,000        $ 3,643(4)
  Chairman of the Board                     1997      $700,000   $  502,851     $57,977(3)      8,424        $    75(4)
                                            1996      $666,827   $2,230,000     $75,628(3)         --        $ 5,246(4)
John F. Barlow..........................    1998      $175,000   $   34,500          --        40,000        $ 3,621(5)
  President and Chief                       1997      $693,269   $  472,274          --        50,000        $ 3,453(5)
  Executive Officer                         1996      $573,798   $2,040,000          --            --        $ 5,024(5)
Douglas A. Herron.......................    1998      $ 96,250   $   20,653          --        17,500        $ 3,505(6)
  Senior Vice President and                 1997      $374,904   $  222,278          --        23,370        $ 1,479(6)
  Chief Financial Officer                   1996      $327,885   $  691,713          --            --        $ 4,772(6)
Elizabeth A. Wolszon....................    1998      $ 73,750   $   15,825          --        15,000        $ 3,200(7)
  Senior Vice President                     1997      $289,231   $  163,602          --        14,076        $ 1,270(7)
  Marketing and Strategic                   1996      $270,192   $  430,703          --            --        $ 2,113(7)
  Planning
Thomas M. Feeney........................    1998      $ 71,250   $   15,289          --        15,000        $ 6,929(8)
  Senior Vice President                     1997      $274,904   $  557,587          --        27,220        $ 3,270(8)
  Client Sales and Support                  1996      $248,077   $  366,860          --            --        $11,664(8)


---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits have been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonuses for the Named Executive Officers for such year. Amounts presented reflect compensation earned in the period presented, although payment may have been made in other periods.


(2) References to fiscal periods herein are as follows: three months ended April 4, 1998 ("1998"), year ended January 3, 1998 ("1997"), and year ended
    December 28, 1996 ("1996").



(3) Includes $37,267 and $60,591, respectively, for compensation related to reimbursement of certain expenses.



(4) Represents $3,200, $0 and $1,980, respectively, in Company contributions to the 401(k) plan and $443, $75 and $3,266, respectively, in medical plan benefits.



(5) Represents $3,200, $0 and $1,980, respectively, in Company contributions to the 401(k) plan and $421, $3,453 and $3,044, respectively, in medical plan benefits.



(6) Represents $3,200, $0 and $2,336, respectively, in Company contributions to the 401(k) plan and $305, $1,270 and $2,436, respectively, in medical plan benefits.



(7) Represents $3,200, $0 and $2,024, respectively, in Company contributions to the 401(k) plan and $0, $1,270 and $89, respectively, in medical plan benefits.



(8) Represents $3,200, $0 and $4,180, respectively, in Company contributions to the 401(k) plan and $3,729, $3,270 and $7,484, respectively, in medical plan benefits.

     The following table sets forth certain information with respect to stock options granted during the three months ended April 4, 1998 and the fiscal year ended January 3, 1998 to each of the executive officers named in the Summary Compensation Table.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                                            POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK PRICE
                                    INDIVIDUAL GRANTS                                          APPRECIATION FOR OPTION TERM(1)
-----------------------------------------------------------------------------------------   -------------------------------------
                                                                      % OF
                                                      NUMBER OF      TOTAL
                                                      SECURITIES    OPTIONS/
                                                      UNDERLYING      SARS
                                                       OPTIONS/    GRANTED TO   EXERCISE
                                                         SARS      EMPLOYEES     OR BASE
                                           FISCAL      GRANTED     IN FISCAL      PRICE       EXP.
                  NAME                    PERIOD(2)      ($)         PERIOD     ($/SH)(4)     DATE        5% ($)       10% ($)
                  ----                    ---------   ----------   ----------   ---------   ---------   ----------   ------------
Garen K. Staglin........................    1998        10,000         2.4%      $19.00      3/26/08     $119,500     $  302,811
  Chairman of the Board                     1997         8,424(3)      4.8%      $13.40      2/14/07     $ 71,014     $  179,937
John F. Barlow..........................    1998        40,000         9.8%      $19.00      3/26/08     $478,000     $1,211,200
  President and Chief Executive             1997        50,000(3)     28.6%      $13.40      2/14/07     $421,500     $1,068,000
  Officer
Douglas A. Herron.......................    1998        17,500         4.3%      $19.00      3/26/08     $209,125     $  529,900
  Senior Vice President and Chief           1997        23,370(3)     13.4%      $13.40      2/14/07     $197,009     $  499,183
  Financial Officer
Elizabeth A. Wolszon....................    1998        15,000         3.7%      $19.00      3/26/08     $179,250     $  454,200
  Senior Vice President Marketing           1997        14,076(3)      8.0%      $13.40      2/14/07     $118,661     $  300,663
  and Strategic Planning
Thomas M. Feeney........................    1998        15,000         3.7%      $19.00      3/26/08     $179,250     $  454,200
  Senior Vice President Client              1997        27,220(3)     15.6%      $13.40      2/14/07     $229,465     $  581,419
  Sales and Support


---------------

(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's common stock.



(2) References to fiscal periods herein are as follows: three months ended April 4, 1998 ("1998") and year ended January 3, 1998 ("1997").



(3) Vesting of options granted was accelerated immediately prior to the Vistar Merger.



(4) The exercise price of the options is the fair market value of the underlying common stock at the date of the grant.

     The following table sets forth certain information regarding the exercise of stock options during the three months ended April 4, 1998 and the fiscal year ended January 3, 1998, and the number and value of stock options held by the executive officers named in the Summary Compensation Table as of January 3, 1998 and April 4, 1998.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR


                       AND FISCAL YEAR-END OPTION VALUES



                                                                                NUMBER OF
                                                                               SECURITIES       VALUE OF
                                                                               UNDERLYING      UNEXERCISED
                                                                               UNEXERCISED    IN-THE-MONEY
                                                                               OPTIONS AT     OPTIONS/SARS
                                                 SHARES                        FY-END (#)     AT FY-END($)
                                  FISCAL        ACQUIRED          VALUE       EXERCISABLE/    EXERCISABLE/
             NAME                PERIOD(1)   ON EXERCISE(#)    REALIZED ($)   UNEXERCISABLE   UNEXERCISABLE
             ----                ---------   ---------------   ------------   -------------   -------------
Garen K. Staglin...............   1998               --                --         10,000            --
  Chairman of the Board........   1997            8,424          $156,686             --            --

John F. Barlow.................   1998               --                --         40,000            --
  President and Chief Executive   1997           50,000          $930,000             --            --
  Officer

Douglas A. Herron..............   1998               --                --         17,500            --
  Senior Vice President and       1997           23,370          $434,682             --            --
  Chief Financial Officer

Elizabeth A. Wolszon...........   1998               --                --         15,000            --
  Senior Vice President           1997           14,076          $261,814             --            --
  Marketing and Strategic
  Planning

Thomas M. Feeney...............   1998               --                --         15,000            --
  Senior Vice President Client    1997           31,598          $633,254             --            --
  Sales and Support


---------------

(1) References to fiscal periods herein are as follows: as of and for the three months ended April 4, 1998 ("1998") and as of and for the year ended January 3, 1998 ("1997").

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Voting Stock, Class B Non-Voting Stock and Non-Voting Preferred Stock, as of April 4, 1998 by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each Director, (iii) the Company's Chief Executive Officer and the Company's other named executive officers (as determined in accordance with the rules of the Securities and Exchange Commission), and (iv) all of the Company's executive officers and Directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all the shares of common stock indicated.



                                           NO. OF
                                           SHARES                NO. OF SHARES                NO. OF SHARES
                                         OF CLASS A               OF CLASS B                  OF NON-VOTING
                                           VOTING     % OF        NON-VOTING        % OF        PREFERRED        % OF
       NAME OF BENEFICIAL OWNER           STOCK(1)    CLASS        STOCK(1)         CLASS        STOCK(1)        CLASS
       ------------------------          ----------   -----   -------------------   -----   ------------------   -----
Garen K. Staglin(2)(3).................     72,101     2.1%          154,203         1.4%             --           --
John F. Barlow(2)(4)...................     72,101     2.1%          184,203         1.7%             --           --
Douglas A. Herron(2)(5)................     21,649       *            60,797           *              --           --
Elizabeth A. Wolszon(2)(6).............     11,993       *            38,985           *              --           --
Douglas R. Maehl(2)(6).................     11,993       *            38,985           *              --           --
James K. West(2)(6)....................     11,993       *            38,985           *              --           --
Thomas M. Feeney(2)(6).................     11,993       *            38,985           *              --           --
Poe A. Timmons(2)(7)...................      6,505       *            18,011           *              --           --
Anthony J. DiNovi(8)...................  1,447,080    42.4%        2,894,160        26.7%             --           --
Seth W. Lawry(8).......................  1,447,080    42.4%        2,894,160        26.7%             --           --
Thomas H. Lee(8).......................  1,447,080    42.4%        2,894,160        26.7%             --           --
Scott M. Sperling(8)...................  1,447,080    42.4%        2,894,160        26.7%             --           --
Gary Lubner............................         --      --                --          --              --           --
Ronnie Lubner..........................         --      --                --          --              --           --
M. Louis Shakinovsky...................         --      --                --          --              --           --
John E. Mason..........................         --      --                --          --              --           --
Adrian F. Jones........................         --      --                --          --              --           --
Selwyn Herson..........................         --      --                --          --              --           --
Rodney Stansfield......................         --      --                --          --              --           --
All Directors and Executive Officers as
  a Group (19 Persons).................  1,667,408    50.5%        3,467,314        32.0%             --           --
5% Stockholders:
Belron (USA) BV........................  1,690,101    49.5%        4,487,123        43.1%         20,000         50.0%
Kellman Shareholders(9)(10)............         --      --         2,472,648        23.8%         20,000         50.0%
Thomas H. Lee Equity Fund, III,
  L.P.(11).............................  1,241,479    36.7%        2,482,959        23.9%             --           --
THL-CCI Limited Partnership(12)........    128,782     3.8%          257,563         2.5%             --           --


---------------
   * Less than 1%


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable within 60 days of January 3, 1998 are deemed outstanding.


 (2) The address of this stockholder is c/o Safelite Glass Corp., 1105 Schrock Road, Columbus, Ohio 43229.

 (3) Includes 54,076 shares of Class A Voting Stock, 108,152 shares of Class B Non-Voting Stock and 10,000 options to purchase shares of Class B Non-Voting Stock owned of record by a Charitable Remainder Unit Trust established for the benefit of Mr. Staglin and his wife.



 (4) Includes 11,087 shares of Class A Voting Stock and 22,173 shares of Class B Non-Voting Stock owned of record by trusts established for the benefit of Mr. Barlow's children. Also includes 40,000 options to purchase shares of Class B Non-Voting Stock.



 (5) Includes options to purchase 17,500 shares of Class B Non-Voting Stock.



 (6) Includes options to purchase 15,000 shares of Class B Non-Voting Stock.



 (7) Includes options to purchase 5,000 shares of Class B Non-Voting Stock.



 (8) The address of this stockholder is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109. All such securities are owned by the THL Equity Fund, THL-CCI Limited Partnership and Thomas H. Lee Foreign Fund III, L.P. and may be deemed to be beneficially owned by Messrs. DiNovi, Lawry and Sperling, officers of the Thomas H. Lee Company, pursuant to the definition of beneficial ownership provided in footnote (1). Each of such persons disclaims beneficial ownership of such shares.



 (9) The Kellman Shareholders and their individual holdings consist of: (i) Family Revocable Trust (2,225,141 shares of Class B Non-Voting Stock and 17,998 shares of Non-Voting Preferred Stock); (ii) Jack Kellman Gift Trust U/A/D 12/16/91 (137,833 shares of Class B Non-Voting Stock and 1,114 shares of Non-Voting Preferred Stock); (iii) Joseph Kellman 1995 Descendants Test for the Family of Jack U/A/D 11/8/95 (13,716 shares of Class B Non-Voting Stock and 111 shares of Non-Voting Preferred Stock); (iv) Joseph Kellman 1995 Descendants Trust for the Family of Richard U/A/D 11/8/95 (13,716 shares of Class B Non-Voting Stock and 111 shares of Non-Voting Preferred Stock); (v) Joseph Kellman 1995 Descendants Trust for the Family of Celia U/A/D 11/8/95 (13,716 shares of Class B Non-Voting Stock and 111 shares of Non-Voting Preferred Stock); (vi) Joseph Kellman Gift Trust for the Family of Jack U/A/D 11/8/95 (22,842 shares of Class B Non-Voting Stock and 185 shares of Non-Voting Preferred Stock); (vii) Joseph Kellman Gift Trust for the Family of Richard U/A/D 11/8/95 (22,842 shares of Class B Non-Voting Stock and 185 shares of Non-Voting Preferred Stock); and (viii) Joseph Kellman Gift Trust for the Family of Celia U/A/D 11/8/95 (22,842 shares of Class B Non-Voting Stock and 185 shares of Non-Voting Preferred Stock).



(10) Joseph Kellman is the Trustee of the Family Revocable Trust (which owns 2,225,141 shares of Class B Non-Voting Stock and 17,998 shares of Non-Voting Preferred Stock). Joseph Kellman maintains a principal address at 1000 North Lake Shore Drive, Apartment 47-B, Chicago, Illinois 60610. Allan B. Muchin, Maurice Raizes and Marvin Zimmerman are the Trustees of each of the other Kellman Shareholders listed above in footnote (6) (which own an aggregate of 247,507 shares of Class B Non-Voting Stock and 2,002 shares of Non-Voting Preferred Stock). Messrs. Muchin, Raizes and Zimmerman each maintain a principal business address at c/o Katten, Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, and each disclaims beneficial ownership of such shares.



(11) THL Equity Advisors III Limited Partnership ("Advisors"), the general partner of the THL Equity Fund and Thomas H. Lee Foreign Fund III, LP., THL Equity Trust III ("Equity Trust"), the general partner of Advisors, Thomas
     H. Lee, Messrs., DiNovi and Sperling and other managing directors of Thomas
     H. Lee Company, as Trustees of Equity Trust, and Thomas H. Lee as sole shareholder of Equity Trust, may be deemed to be beneficial owners of the shares held by the THL Equity Fund and Thomas H. Lee Foreign Fund III, L.P. (which owns 76,819 shares of Class A Voting Stock and 153,638 shares of Class B Non-Voting Stock). Each of such persons maintains a principal business address at c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, MA 02109. Each of such persons disclaims beneficial ownership of such shares.

(12) THL Investment Management Corp., the general partner of THL-CCI Limited Partnership, and Thomas H. Lee, as director and sole shareholder of THL Investment Management Corp., may also be deemed to be beneficial owners of the shares held by THL-CCI Limited Partnership. Each of such persons maintains a principal business address at c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, MA 02109. Each of such persons disclaims beneficial ownership of such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In connection with the THL Transactions, the Company entered into a Management Agreement with Thomas H. Lee Company pursuant to which the Company agreed to pay Thomas H. Lee Company a closing fee of $5.0 million in connection with the THL Transactions and an annual fee of $500,000 for each of five successive years, for management services to the Company. Such management services consisted of on-going operational, financial, accounting and strategic planning analysis and advice. Following the initial five year term of such agreement, such agreement was to automatically continue for successive one year terms unless any party thereto, at least ninety days prior to the end of any term, provided all other parties thereto with notice of the intent to terminate the agreement.



     The Company also entered into employment agreements with each of Messrs. Staglin, Barlow and Herron in connection with the THL Transactions. See "Employment Agreements." Each of the Company's executive officers is also entitled to participate in stock option plans maintained by the Company. See "Management -- Stock Option Plans." Members of management of the Company received a transaction bonus in connection with THL Transactions of approximately $7 million. Of such amount, Mr. Staglin received $2,175,000, Mr. Barlow received $2,040,000, Mr. Herron received $435,000, Mr. Feeney received $183,500, Mr. Maehl received $229,000, Ms. Wolszon received $229,000, Mr. West received $229,000 and Ms. Timmons received $160,000.



     The Company entered into a stockholders agreement (the "Stockholders' Agreement") with THL, the Named Executive Officers and certain other management stockholders of the Company in connection with the THL Transactions. Pursuant to the Stockholders' Agreement, the stockholders party thereto were required to vote their shares of Class A Common Stock to elect a Board of Directors of the Company consisting of certain directors designated by THL and certain management directors. THL had the right to elect a majority of the Board of Directors. The Stockholders' Agreement also granted THL the right to require the Company to effect the registration of shares of Class A Common Stock THL held for sale to the public, subject to certain conditions and limitations. In addition, under the terms of the Stockholders' Agreement, if the Company proposed to register any of its securities under the Securities Act of 1933, as amended, whether for its own account or otherwise, the stockholder parties thereto were entitled to notice of such registration and were entitled to include their shares therein, subject to certain conditions and limitations. All fees, costs and expenses of any registration effected on behalf of such stockholders under the Stockholders' Agreement (other than underwriting discounts and commissions) were to be paid by the Company.



     Upon consummation of the Vistar Transactions, the Stockholders' Agreement was terminated and superseded by a Shareholders Agreement entered into among the Company and the Vistar Shareholders (consisting of Belron and the Kellman Shareholders and the respective permitted transferees thereof), the THL Shareholders (consisting of the Thomas H. Lee Equity Fund III, L.P. ("Equity Fund"), Thomas H. Lee Foreign Fund III, L.P. ("Foreign Fund"), THL-CCI Investors Limited Partnership ("THL-CCI") and Big Bend Investments, L.P. and the permitted transferees thereof) and certain members of the Company's management (the "Management Shareholders") (and the permitted transferees thereof). See "Security Ownership of Certain Beneficial Owners and Management." The Shareholders Agreement was amended by Amendment No. 1 to the Shareholders Agreement, dated as of March 26, 1998. Unless otherwise noted, references herein to the Shareholders Agreement shall mean the Shareholders Agreement, as amended. The Shareholders Agreement provides for the composition of the Board of Directors of the Company to be designated one half by certain Vistar Shareholders and one half by certain THL Shareholders.



     At the closing of the Vistar Transactions, the Company and certain of its shareholders (including Equity Fund, Foreign Fund, THL-CCI, Belron, the Kellman Shareholders and certain management Shareholders) entered into a Registration Agreement (the "Registration Agreement"), which gives such persons so-called "demand" and "piggy-back" rights to require the Company to effect the registration of shares of Registerable Securities (as defined in the Registration Agreement) they hold for sale to the public, subject to certain conditions and limitations. All fees, costs and expenses of any registration effected on behalf of such shareholders under the Registration Agreement (other than underwriting discounts and commission) will be paid by the Company.



     Thomas H. Lee Company received $4.0 million in fees upon consummation of the Vistar Merger. In addition, Belron received fees totaling $3.0 million upon consummation of the Vistar Merger. The Company also paid $2.7 million in advisory fees to The Windsor Park Management Group as consideration for services provided to Vistar in connection with the Vistar Merger. Selwyn Herson, who became a director of the Company after consummation of the Vistar Merger, is an affiliate of The Windsor Park Management Group. At the closing of the Vistar Merger, the Company entered into an Amended and Restated Management Agreement with Thomas H. Lee Company, and an Amended and Restated Management Agreement with Belron (together, the "Management Agreements"), pursuant to which the Company agreed to pay to each of Thomas H. Lee Company and Belron, for management services provided to the Company, an annual fee of $1.0 million. Such management services consist of on-going operational, financial, accounting and strategic planning analysis and advice. The Management Agreements will continue in full force and effect, unless and until terminated by mutual consent of the respective parties thereto, for so long as Thomas H. Lee Company or Belron, as applicable (or any successor thereto or permitted assignee thereof, as the case may be) continues to carry on the business of providing management services of the type described in the respective Management Agreements; provided, however, that (i) either party to a Management Agreement may terminate such Management Agreement following a material breach of the terms thereof by the other party thereto and a failure to cure such breach within 30 days following written notice thereof and (ii) each of the Management Agreements shall automatically terminate upon the sale in an initial public offering registered under the Securities Act of shares of the Company's common stock.



     In connection with the closing of the Vistar Transactions, certain members of management of the Company received bonuses aggregating $1.0 million. Of such amount, Mr. Staglin received $212,000, Mr. Barlow received $212,000, Mr. Herron received $109,886, Mr. Feeney received $81,344, Mr. Maehl received $74,209, Ms. Wolszon received $84,198, Mr. West received $78,490 and Ms. Timmons received $57,084. In addition, prior to consummation of the Distribution, vesting of certain stock options to purchase an aggregate of 160,000 shares of the Company's Class A Common Stock, previously granted to Mr. Staglin (8,424 options), Mr. Barlow (50,000 options), Mr. Herron (23,370 options), Mr. Feeney (27,220 options), Mr. Maehl (14,076 options), Ms. Wolszon (14,076 options), Mr. West (14,076 options), and Ms. Timmons (8,758 options) under the Company's existing stock option plans, was accelerated, which permitted option holders to exercise those options and participate in the Distribution with respect to the shares of the Company's stock subject thereto. The acceleration of this vesting created a charge of approximately $3.0 million. See "Executive
Compensation -- Option/SAR Grants in Last Fiscal Year."



     Certain former members of management of Vistar received transaction bonuses totaling approximately $5.2 million. In addition, certain former members of Vistar management will and have received severance payments, subject to the terms and conditions of their employment agreements.



     In connection with consummation of the Vistar Merger, the Company forgave all payments owed to Vistar by Joseph Kellman, formerly a Vistar Shareholder and currently a Safelite Shareholder, under a promissory note with an outstanding principal and interest amount due of approximately $3.5 million, and all payments owed to the Company by certain members of management under notes with outstanding amounts aggregating approximately $470,000. The total amount of loans made to executive officers which were forgiven were as follows: Mr. Staglin, $152,851; Mr. Barlow, $122,274; Mr. Herron, $29,778; Mr. Feeney,
$3,237; Ms. Wolszon, $16,102; Mr. Maehl, $16,102; and Mr. West, $15,440.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of Safelite consists of 4,960,0000 shares of Safelite Class A Common Stock ("Class A Voting Stock"), $0.01 par value per share, 11,000,000 shares of Safelite Class B Common Stock ("Class B Non-Voting Stock" and, together with the Class A Voting Stock, the "Common Stock"), $0.01 par value per share, and 40,000 shares of 8% Preferred Stock, $.01 par value per share (the "8% Preferred Stock").



     The following summary of certain provisions of the Common Stock and Non-Voting Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and by the provisions of applicable law.


COMMON STOCK


     Except as otherwise provided below, all shares of Class A Voting Stock and Class B Non-Voting Stock are identical in all respects and entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth in the Restated Certificate of Incorporation.



     Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Company, the holders of Class A Voting Stock and the holders of Class B Non-Voting Stock are entitled to receive such dividends pro rata at the same rate per share of each class of Common Stock; provided that (i) if dividends are declared or paid in shares of Common Stock, the dividends payable on shares of Class A Voting Stock are payable in shares of Class A Voting Stock and the dividends payable on shares of Class B Non-Voting Stock are payable in shares of Class B Non-Voting Stock, and (ii) if the dividends consist of other voting securities of the Company, the Company will pay to each holder of Class B Non-Voting Stock dividends consisting of non-voting securities (except as otherwise required by law) of the Company which are otherwise identical to the voting securities and which are convertible into such voting securities on the same terms as the Class B Non-Voting Stock is convertible into the Class A Voting Stock.



     Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and of the amounts to which the holders of any outstanding shares of any capital stock ranking senior in preference to the Common Stock are entitled, including, without limitation, the holders of Non-Voting Preferred Stock, the holders of the Class A Voting Stock and the holders of the Class B Non-Voting shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding-up of the Company. The Board of Directors of the Company, in good faith, shall determine the fair market value, as of the date of distribution, of any property (other than cash) distributed in the event of any dissolution, liquidation or winding-up of the affairs of the Company and such fair market value shall be the amount received in such dissolution, liquidation or winding-up by the stockholders by reason of the distribution of the property). Any such determination made by the Board of Directors of the Company shall be final and binding on the Company and all holders of Common Stock.



     Voting. Except as otherwise provided below or as otherwise required by applicable law, the holders of Class A Voting Stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders and, except as otherwise required by law, the holders of Class B Non-Voting Stock have no right to vote on any matters to be voted on by the Company's stockholders.



     Conversion of the Class B Non-Voting Stock. Any holder of shares of Class B Non-Voting Stock has the right to exchange such holder's shares of Class B Non-Voting Stock as follows: (i) any time on or after the Triggering Day (as defined below), all shares of Class B Non-Voting Stock held by any person shall be exchangeable, on a one-for-one basis, for shares of Class A Voting Stock, and
(ii) upon or any time after the sale, which is not a Permitted Transfer (as defined below), to any person, such shares of

Class B Non-Voting Stock which have been so sold shall be exchangeable for shares of Class A Voting Stock. The terms "Triggering Day" and "Permitted Transfer" have the respective meanings set forth in the Shareholders Agreement entered into in connection with the Vistar Transactions, which is filed as an Exhibit to the Registration Statement. See "Certain Relationships and Related Transactions." The conversion of Class B Non-Voting Stock to Class A Voting Stock could result in a Change of Control (as defined in the Indenture).



     The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of the Non-Voting Preferred Stock and any other preferred stock that the Company may designate in the future.


PREFERRED STOCK


     The Non-Voting Preferred Stock is an accumulating perpetual preferred stock. The Non-Voting Preferred Stock was part of the merger consideration issued pursuant to the Vistar Transactions.



     Dividends. The Company will pay cumulative semi-annual dividends on the Non-Voting Preferred Stock if, when and as declared by the Board of Directors of the Company, and to the extent permitted under the General Corporation Law of the State of Delaware, which shall accrue on a daily basis (computed on the basis of a 360-day year and actual days elapsed) at the rate per annum of eight percent (8%) per share of Non-Voting Preferred Stock calculated as a percentage of $1,000 (plus accrued and unpaid dividends), compounded semiannually, from and including the effective date of the Vistar Merger until the redemption of Non-Voting Preferred Stock (with payment being calculated through the date on which payment shall be tendered to the holders of Non-Voting Preferred Stock). This dividend rate will automatically increase to (i) fourteen percent (14%) per annum upon the Occurrence of a Redemption Event (defined below), (ii) fifteen percent (15%) per annum on the first annual anniversary date of such Redemption Event and (iii) sixteen percent (16%) per annum on the second anniversary date of such Redemption Event if the Company elects not to redeem Non-Voting Preferred Stock upon the occurrence of such Redemption Event. Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The date on which the Company initially issues any shares of Non-Voting Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such shares of Non-Voting Preferred Stock is made on the stock records of the Company, and regardless of the number of certificates which may be issued to evidence such shares of Non-Voting Preferred Stock. A "Redemption Event" shall mean (i) an underwritten initial public offering of the Company's capital stock pursuant to a registration statement effected under the Securities Act or (ii) the occurrence of a Change in Control under the terms of the Indenture. If at any time the Company distributes less than the total amount of dividends then accrued with respect to Non-Voting Preferred Stock, such payment will be distributed among the holders of Non-Voting Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Non-Voting Preferred Stock.



     As a result of restrictions contained in the Indenture, dividends are not payable in respect of the Non-Voting Preferred Stock unless such payment is in compliance with the Limitation on Restricted Payments covenant contained in the Indenture. The accrual of dividends, however, is not subject to restriction in the Indenture.



     So long as any shares of Non-Voting Preferred Stock remain outstanding, neither the Company nor any Subsidiary (which shall mean any Company, association or other business entity of which the Company directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting securities or equity interests) will redeem, purchase or otherwise acquire any other equity security of the Company junior to Non-Voting Preferred Stock in right to payment outstanding on the date of the Restated Certificate of Incorporation or thereafter outstanding, including, without limitation, the Common Stock (all such securities collectively, the "Junior Securities"), nor will the Company declare or pay any cash dividend (including accrued dividends) or make any distribution of assets other than shares of

Junior Securities upon any Junior Securities; provided that nothing in the Restated Certificate of Incorporation shall prohibit the Company from acquiring Common Stock of the Company pursuant to contractual rights approved by the Board of Directors of the Company.



     Liquidation, Dissolution or Winding-Up. In the event of a Liquidity Event (as defined below), before any distribution or payment may be made with respect to the Junior Securities, holders of each share of Non-Voting Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount in cash equal to $1,000 per share of Non-Voting Preferred Stock (which amount, together with the other shares and per share numbers used in the Restated Certificate of Incorporation shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the class or series of stock in question), plus accrued dividends from the date of issuance thereof up to and including the date full payment shall be tendered to the holders of Non-Voting Preferred Stock with respect to such Liquidity Event (the "Liquidation Amount"). The term "Liquidity Event" shall mean a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. If, upon any such Liquidity Event, the assets of the Company available for distribution to its stockholders shall be insufficient to permit payment to the holders of Non-Voting Preferred Stock of the full amount of the Liquidation Amount to which they are entitled to be paid, the holders of shares of Non-Voting Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Non-Voting Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the payment of the Liquidation Amount shall have been made in full to the holders of Non-Voting Preferred Stock, or funds necessary for such payment shall have been set aside by the Company in trust for the accounts of holders of Non-Voting Preferred Stock so as to be available for such payments, the holders of Non-Voting Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its stockholders shall be distributed among the holder of other classes of securities of the Company in accordance with their respective terms. The Liquidation Amount shall be paid in cash to the extent the Company has cash available. Whenever a distribution provided for above is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Company's Board of Directors. As a result of restrictions contained in the Indenture, distributions are not payable in respect of the Non-Voting Preferred Stock unless such distributions are in compliance with the Limitation on Restricted Payments covenant contained in the Indenture.



     Voting. Except as otherwise required by law, the holders of Non-Voting Preferred Stock shall have no right to vote on any matters to be voted on by the Company's stockholders.



     Mandatory Redemption. The Non-Voting Preferred Stock is not mandatorily redeemable.



     Optional Redemption. The Company may redeem Non-Voting Preferred Stock at its option, in whole or in part, at $1,000 per share plus accrued dividends from the date of issuance thereof up to and including the date full payment shall be tendered to holders of Non-Voting Preferred Stock with respect to such redemption (the "Redemption Price"), at any time (the "Redemption Date"). If, at any time, the Company redeems less than all of the outstanding shares of Non-Voting Preferred Stock, such redemption will be made from the holders of Non-Voting Preferred Stock on a pro rata basis based on the number of shares of Non-Voting Preferred Stock held by each stockholder. The terms of the Bank Credit Agreement and the Indenture restrict the Company's ability to redeem shares of the Non-Voting Preferred Stock.



     Ranking. The Non-Voting Preferred Stock, with respect to dividend and redemption rights and rights upon liquidation, dissolution and winding up, ranks prior to all other series of preferred stock of the Company and all classes of common stock of the Company. No preferred stock or other class of equity securities of the Company ranking senior to or pari passu with the Non-Voting Preferred Stock, with respect to dividends or redemption payments or upon dissolution, liquidation or winding up, may be created without the consent of the holders of the Non-Voting Preferred Stock, as described below.



     Restrictions and Limitations. The Company shall not amend the Restated Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Non-Voting Preferred Stock, voting together as a separate class, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for in the Restated Certificate of Incorporation for the benefit of any shares of Non-Voting Preferred Stock. Without limiting the generality of the preceding sentence, the Company will not amend the Restated Certificate of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Non-Voting Preferred Stock, voting separately as a separate class, if such amendment would: (i) change the relative seniority rights of holders of Non-Voting Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;
(ii) reduce the amount payable to the holders of Non-Voting Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, or change the relative seniority of the liquidation preferences of the holders of Non-Voting Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Non-Voting Preferred Stock; (iii) cancel or modify the redemption rights provided for in the Restated Certificate of Incorporation; or (iv) cancel or modify the rights of the holders of Non-Voting Preferred Stock provided for in the section of the Restated Certificate of Incorporation entitled "Restrictions and Limitations."



     No Reissuance of Preferred Stock. No share or shares of Non-Voting Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Non-Voting Preferred Stock accordingly.



CERTAIN CHARTER AND BY-LAW PROVISIONS



     The Restated Certificate of Incorporation of the Company provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividends and payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders through stockholders' derivative suits on behalf of the Company to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the Federal Securities Laws. The Company's Amended and Restated Bylaws provide that the Company shall, to the full extent permitted by the Delaware General Corporation Law as currently in effect, indemnify and may advance expenses to, each of its currently acting and former directors, officers, employees and agents arising in connection with their acting in such capacities.

                       DESCRIPTION OF OTHER INDEBTEDNESS


     The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Bank Credit Agreement. The Chase Manhattan Bank ("Chase") has provided the Company with senior secured credit facilities (referred to herein as the Bank Credit Agreement) in an aggregate principal amount of $450 million under which $350 million was borrowed under the Term Loan Facility (as defined below) in connection with the Vistar Transactions and $41.3 million of a total of $100 million of commitments available (less outstanding letters of credit of $17.6 million) under the Revolving Credit Facility was borrowed at April 4, 1998.



     Structure. The Bank Credit Agreement consists of (a) a term loan facility in an aggregate principal amount of $350 million (the "Term Loan Facility"), consisting of three tranches in principal amounts of $150 million (the "Tranche A Term Loan"), $100 million (the "Tranche B Term Loan"), and $100 million (the "Tranche C Term Loan"), respectively, and (b) a revolving credit facility providing for revolving loans to the Company and the issuance of letters of credit for the account of the Company in an aggregate principal amount (including the aggregate stated amount of letters of credit and the aggregate reimbursement and other obligations in respect thereof) at any time not to exceed $100 million (the "Revolving Credit Facility").



     Availability. The availability of the Bank Credit Agreement is subject to various conditions precedent typical for bank loans, and Chase's commitments to provide the Bank Credit Agreement are also subject to, among other things, the absence of any material adverse change with respect to the Company in particular or the financial, banking or capital markets in general. The full amount of the Term Loan Facility was drawn at the time of the Vistar Transactions and, subject to limited exceptions, amounts repaid or prepaid under the Term Loan Facility may not be reborrowed.



     Repayment. The Tranche A Term Loan and the Revolving Credit Facility will mature on the sixth anniversary of the initial borrowing under the Bank Credit Agreement (such initial borrowing date referred to hereinafter as the "Closing"). The Tranche B Term Loan will mature on the seventh anniversary of the Closing. The Tranche C Term Loan will mature on the eighth anniversary of the Closing. The Term Loan Facility is subject to the following amortization schedule:



                                                               REPAYMENT AMOUNTS
                                                    ---------------------------------------
                                                     TRANCHE A     TRANCHE B     TRANCHE C
                       DATE                          TERM LOAN     TERM LOAN     TERM LOAN
                       ----                         -----------   -----------   -----------
Last business day in September, December 1999.....  $ 5,000,000   $   250,000   $   250,000
Last business day in March, June, September and
  December 2000...................................    5,000,000       250,000       250,000
Last business day in March, June, September and
  December 2001...................................    7,500,000       250,000       250,000
Last business day in March, June, September and
  December 2002...................................   10,000,000       250,000       250,000
Last business day in March, June, September
  2003............................................   12,500,000    12,062,500       250,000
December 17, 2003.................................   12,500,000            --            --
Last business day in December 2003................           --    12,062,500       250,000
Last business day in March, June, September and
  December 2004...................................           --    12,062,500    11,937,500
December 17, 2004.................................           --    12,062,500            --
Last business day in December 2004................           --            --    11,937,500
Last business day in March, June and September
  2005............................................                         --    11,937,500
December 17, 2005.................................           --            --    11,937,500



     In addition, the Bank Credit Agreement is subject to mandatory principal prepayment and commitment reductions (to be applied to the Term Loan Facility) in an amount equal to, subject to certain exceptions, (a) 100% of the net cash proceeds of (i) certain debt and equity offerings by the Company or any of its subsidiaries and (ii) certain asset sales or other dispositions and (b) 50% of the Company's excess operating cash flow (as defined in the Bank Credit Agreement).



     Security. The Bank Credit Agreement is secured by security interests in and pledges of or liens on substantially all the assets of the Company and its subsidiaries, including pledges of all the capital stock of, or other equity interests in, certain subsidiaries of the Company.



     Guarantee. Each of the Subsidiary Guarantors has guaranteed the Company's indebtedness under the Bank Credit Agreement and, pursuant to the Second Supplemental Indenture, dated as of December 18, 1997, each of the Subsidiary Guarantors has unconditionally guaranteed, on a senior subordinated basis, jointly and severally, the Notes.



     Interest. At the Company's election, the interest rates per annum applicable to the loans under the Bank Credit Agreement are fluctuating rates of interest measured by reference to either (a) an adjusted London inter-bank offered rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR") (equal to the higher of Chase's published prime rate and the Federal Funds effective rate plus 1/2 of 1% per annum) plus a borrowing margin. The borrowing margins applicable to the Tranche A Term Loan and loans under the Revolving Credit Facility are 1.00% per annum for ABR loans and 2.00% per annum for LIBOR loans. The borrowing margins applicable to the Tranche B Term Loan are 1.25% per annum for ABR loans and 2.25% per annum for LIBOR loans. The borrowing margins applicable to the Tranche C Term Loan are 1.50% per annum for ABR loans and 2.50% per annum for LIBOR loans. All of the forgoing margins are subject to reduction based upon the achievement by the Company of certain financial performance thresholds. Amounts under the Bank Credit Agreement not paid when due bear interest at a default rate equal to 2.00% per annum above the rate otherwise applicable.



     Covenants. The Bank Credit Agreement contains a number of covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, create subsidiaries, engage in mergers or consolidations, change the business conducted by the Company, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the Bank Credit Agreement, the Company is required to comply with specified financial ratios and minimum tests, including minimum interest coverage ratios and maximum leverage ratios.



     The Bank Credit Agreement also contains provisions that limit the Company's ability to amend or modify the Indenture and the Company's ability to prepay or refinance the Notes without the consent of the lenders under the Bank Credit Agreement.



     Events of Default. The Bank Credit Agreement contains customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, the occurrence of certain ERISA events, failure or invalidity of security or guarantees and change of control.



     During 1996, the Company purchased workers' compensation, automobile and product liability coverage for the period December 20, 1996 through December 31, 1999. The cost of this insurance was partially financed by approximately $13.7 million in premium financing, payable in monthly installments, including interest of 6.67% to 6.99%, of $514,000 in 1997 and $416,000 in 1998 and 1999.
Under the terms of the financing, if the Company cancels its insurance policies for any reason, corresponding unearned premium refunds would be applied directly against the outstanding principal balance. At April 4, 1998, the outstanding principal balance of this premium financing was approximately $7.2 million.

                         DESCRIPTION OF EXCHANGE NOTES


     The Exchange Notes will be issued under the Indenture, dated as of December 20, 1996, among the Company, SGC Franchising Corp. (a former subsidiary of the Company) and Fleet National Bank, as trustee, as amended by the First Supplemental Indenture, dated as of December 12, 1997, between the Company and State Street Bank and Trust Company, as successor trustee to Fleet National Bank (the "Trustee"), and the Second Supplemental Indenture, dated as of December 18, 1997, among the Company, the Subsidiary Guarantors and the Trustee (the "Indenture"). References to the Notes include the Initial Notes and the Exchange Notes unless the context otherwise requires. Upon the issuance of the Exchange Notes, if any, or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its subsidiaries.


     The Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness of the Company.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

     Any Initial Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $100 million and will mature on December 15, 2006. Interest on the Notes will accrue at the rate of 9 7/8% per annum and will be payable semiannually in cash on each June 15 and December 15 commencing on June 15, 1997, to the Persons who are registered Holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after December 15, 2001, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

YEAR                                                          PERCENTAGE
----                                                          ----------
2001........................................................   104.9375%
2002........................................................   103.2917
2003........................................................   101.6458
2004 and thereafter.........................................   100.0000

     Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to December 15, 1999, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to $35 million of the aggregate principal amount of Notes originally issued at a redemption price equal to 109.875% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least $65 million of the original principal amount of Notes remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering. "Equity Offering" means an offering of Qualified Capital Stock of the Company.

SELECTION AND NOTICE

     In case of a partial redemption, selection of the Notes or portions thereof for redemption shall be made by the Trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Holder whose Notes are to be redeemed at the last address for such Holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

RANKING OF NOTES


     The indebtedness evidenced by the Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will also effectively be subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries. However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under "-- Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described above if the deposit to such trust which is used to fund such payment was permitted at the time of such deposit.

     As of April 4, 1998, the Company had approximately $503.6 million of Senior Indebtedness outstanding (excluding unused commitments) all of which would have been Secured Indebtedness (excluding $17.6 million of outstanding letters of credit). Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" below.


     Only Indebtedness of the Company that is Senior Indebtedness will rank senior in right of payment to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu in right of payment with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness which is expressly subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

     Without limiting the foregoing, unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on, or any other amount in respect of, the Notes or make any deposit pursuant to the provisions described under "-- Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the holders of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing.

     In addition, during the continuance of any default (other than a default described in clause (i) or (ii) of the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents).

     Notwithstanding the provisions described in the immediately preceding paragraph, unless any of the events described in clause (i) or (ii) of the first sentence of the second immediately preceding paragraph is then occurring, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

     Upon any payment or distribution of the assets or securities of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshaling of the assets and liabilities of the Company, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment and, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the Notes that due to the subordination provisions should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.


     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five business days after such holders or the Representative of the holders of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more than the holders of Senior Subordinated Indebtedness.

GUARANTEES


     The Indenture provides that, after the Issue Date, the Company will cause each Restricted Subsidiary of the Company that guarantees payment of the Bank Indebtedness (each, a "Subsidiary Guarantor") to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee (each, a "Guarantee") payment of the Notes. The Subsidiary Guarantors are all of the Company's current Restricted Subsidiaries. Each of the Subsidiary Guarantors has guaranteed the Bank Indebtedness under the Bank Credit Agreement and, pursuant to the Second Supplemental Indenture, dated as of December 18, 1997, among the Company, the Subsidiary Guarantors and the Trustee, each of the Subsidiary Guarantors has guaranteed payment of the Notes. See "Certain Covenants -- Future Guarantees."



     Each Subsidiary Guarantor unconditionally guarantees, on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees will be subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the Adjusted Net Assets (as defined in the Indenture) of each Subsidiary Guarantor.


     Each Subsidiary Guarantor may consolidate with or merge into, liquidate, dissolve or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the

Indenture. See "Certain Covenants -- Merger, Consolidation and Sale of Assets." In the event that (i) either all of the Capital Stock of a Subsidiary Guarantor is sold by the Company (whether by merger, stock purchase or otherwise) or all or substantially all of the assets of a Subsidiary Guarantor are sold by such Subsidiary Guarantor and such sale complies with the provisions set forth in "Certain Covenants -- Limitation on Asset Sales" or (ii) the lenders under the Bank Credit Agreement release a Subsidiary Guarantor of all guarantees under the Bank Credit Agreement and release all Liens on the property and assets of such Subsidiary Guarantor relating to the Bank Indebtedness, then in each case the Subsidiary Guarantor's Guarantee will be released.


     Separate financial statements of the Subsidiary Guarantors are not included herein because the Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Exchange Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.


CHANGE OF CONTROL


     The Indenture provides that upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.



     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Triggering Event, the Company covenants to (i) repay in full and terminate all commitments under the Bank Indebtedness or offer to repay in full and terminate all commitments under all Bank Indebtedness and to repay the Bank Indebtedness owed to each holder of Bank Indebtedness which has accepted such offer or (ii) obtain the requisite consents under the Bank Credit Agreement to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.


     Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the Company's assets as such phrase is defined in the Revised Model Business Corporation Act. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Company to repurchase such Notes.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control Triggering Event. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their properties, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock, or (c) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness); plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding any net cash proceeds from such equity contribution to the extent used to redeem Notes in accordance with the optional redemption provisions of the Notes); plus (z) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash received with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Investment.


     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase shares of its Capital Stock or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (3) shall not exceed $2 million (which amount shall be increased by the amount of any cash proceeds to the Company from (x) sales of its Capital Stock to management employees subsequent to the Issue Date and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases) in the aggregate; (4) the payment of fees and compensation as permitted under clause (i) of paragraph (b) of the "Transactions with Affiliates" covenant; (5) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $100,000 in the aggregate, to enable the Company to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (7) payments made on the Issue Date pursuant to the Recapitalization Agreement and (8) payment of the Distribution. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1), (2) and (3) of this paragraph shall be included in such calculation, provided that such expenditures pursuant to clause (3) shall not be included to the extent of cash proceeds received by the Company from any "key man" life insurance policies and (b) amounts expended pursuant to clauses 2 (i),
(4), (5), (6), (7) and (8) shall be excluded from such calculation.



     The Indenture will not permit the payment of dividends in respect of the Non-Voting Preferred Stock unless the Company exercises its optional right to redeem the Non-Voting Preferred Stock; provided that the payment of such dividends will only be permitted if such payment is in compliance with the other provisions of the "Limitation on Restricted Payments" covenant.


     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions with an aggregate value of $2 million or more, at the Company's option (i) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; provided, further, that for a transaction or series of related transactions with an aggregate value of $5 million or more, the Board of Directors of the Company shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.


     (b) The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) transactions effected as part of a Qualified Receivables Transaction; (iv) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (v) Restricted Payments permitted by the Indenture; and (vi) payments made by the Company to, and agreements entered into by the Company with, Affiliates in connection with the Vistar Merger.



     Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date and any extensions, renewals or replacements thereof; (B) Liens securing Senior Indebtedness and Guarantor Senior Indebtedness; (C) Liens securing the Notes and the Guarantees; (D) Liens of the Company or a Wholly Owned Restricted Subsidiary on assets of any Subsidiary of the Company; (E) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (F) Permitted Liens.


     Prohibition on Incurrence of Senior Subordinated Debt. Neither the Company nor any Subsidiary Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee and subordinate in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law;
(2) the Indenture; (3) non-assignment

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

provisions of any contract or any lease entered into in the ordinary course of business; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date (including, without limitation, the Bank Credit Agreement and the Recapitalization Agreement); (6) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;
(8) any agreement or instrument governing Capital Stock of any Person that is acquired after the Issue Date; (9) Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity; or (10) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Company or the Holders in any material respect as determined by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5).

     Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons unless (i) either (A) the Company shall be the survivor of such merger or consolidation or (B) the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving Person shall expressly assume all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and including adjustments that are (i) directly attributable to such transaction and (ii) factually supportable), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the Transactions), no Default or Event of Default shall have occurred and be continuing; (iv) each Subsidiary Guarantor, unless it is the other party to the Transactions, shall have by supplemental indenture confirmed that after consummation of such transaction its Guarantee shall apply, as such Guarantee applied on the date it was granted under the Indenture to the obligations of the Company under the Indenture and the Notes, to the obligations of the Company or such Person, as the case may be, under the Indenture and the Notes; and (v) the Company has delivered to the Trustee an officers' certificate and opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture, that the surviving Person agrees to be bound thereby, and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii) of the preceding sentence, (a) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such; provided that solely for purposes of computing amounts described in clause (iii) of the first paragraph of the covenant "Limitation on Restricted Payments" above, any such surviving entity to the Company shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.


     Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales" or as otherwise provided in the Indenture) will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Subsidiary Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on the Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, including adjustments that are (i) directly attributable to such transaction and (ii) factually supportable, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant.


     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary's Guarantee, if any) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or any such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of this provision; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Senior Indebtedness or Guarantor Senior Indebtedness and, in the case of any Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to reinvest in Productive Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the immediately preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the immediately preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

     Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $5 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $5 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $5 million or more shall be deemed to be a "Net Proceeds Offer Trigger Date").

     Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets and (ii) such Asset Sale is for at least fair market value (as determined in good faith by the Company's Board of Directors); provided that any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of the two preceding paragraphs; provided, that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes.

     Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Future Guarantees. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to incur, guarantee or secure through the granting of Liens the payment of the Bank Indebtedness or any refunding or refinancing thereof, in each case unless such Restricted Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary's Guarantee, such Guarantee to be a senior subordinated unsecured obligation of such Restricted Subsidiary. Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes or the Guarantees to reflect any such subsequent Guarantee. Nothing in this covenant shall be construed to permit any Restricted Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation on Incurrence of Additional Indebtedness" covenant. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

     Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);
(ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $10 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment which is not promptly stayed; (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; and (vii) any of the Guarantees of the Subsidiary Guarantors that are also Significant Subsidiaries of the Company ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or any of such Subsidiary Guarantors denies its liability under its Guarantee (other than by reason of release of such Subsidiary Guarantor in accordance with the terms of the Indenture).

     Upon the happening of any Event of Default specified in the Indenture, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.


     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) or (vii) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to decrease the Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders of the Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each holder of the Notes affected thereby, no amendment may: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the Notes); (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify the subordination provisions (including the related definitions) of the Indenture to adversely affect the holders of Notes in any material respect; or (viii) release any Subsidiary Guarantor that is a Significant Subsidiary of the Company from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

ADDITIONAL INFORMATION


     The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company and the Subsidiary Guarantors will also comply with the other provisions of Trust Indenture Act, sec.314(a).


CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

     "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

     "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or
(b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets," (iii) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iv) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry, (v) the licensing of intellectual property, (vi) disposals or replacements of obsolete equipment in the ordinary course of business, (vii) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Wholly Owned Restricted Subsidiaries in connection with Investments permitted under the "Limitations on Restricted Payments" covenant, (viii) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, and (ix) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction. For the purposes of clause (viii), Purchase Money Notes shall be deemed to be cash.

     "Bank Credit Agreement" means the Credit Agreement to be dated as of the Issue Date, among the Company, the other borrowers thereto from time to time, if any, the lenders party thereto from time to time and The Chase Manhattan Bank, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements, promissory notes and collateral documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original Bank Credit Agreement or other credit agreements or otherwise).

     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the Bank Credit Agreement and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons (other than the Principal or its Related Parties) for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Principal or its Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Change of Control Triggering Event" means the occurrence of a Change of Control and the failure of the Notes to have a Minimum Rating on the 30th day after the occurrence of such Change of Control.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions that are (i) directly attributable to such transaction and (ii) factually supportable) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period, (iii) with respect to any such Four Quarter Period commencing prior to the Recapitalization, the Recapitalization (including any pro forma expense and cost reductions related thereto that are (i) directly attributable to such transaction and (ii) factually supportable) shall be deemed to have taken place on the first day of such Four Quarter Period and (iv) any asset sales or asset acquisitions (including any Consolidated EBITDA (including any pro forma expense and cost reductions that are (i) directly attributable to such transaction and (ii) factually supportable) attributable to the assets which are the subject of the asset acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company or any Restricted Subsidiary of the Company during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Company or subsequent to such Person's merger into the Company, as if such asset sale or asset acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period; provided that to the extent that clause (ii) or (iv) of this sentence requires that pro forma effect be given to an asset sale or asset acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense (excluding amortization or write-off of debt issuance costs in connection with the Transactions) plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (i) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) gains and losses from Asset Sales (without regard to the $1 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP and an increase in the valuation allowance relating to deferred tax assets recorded in the fourth quarter of 1996 attributable to the Transactions, (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (c) items classified as extraordinary, unusual or nonrecurring gains and losses, and the related tax effects according to GAAP, (d) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company, (e) the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise, (f) only for purposes of clause (iii) (w) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amounts included pursuant to clause (iii) (z) of the first paragraph of such covenant, (g) the net loss of any Person other than a Restricted Subsidiary of the Company, (h) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person unless, in the case of a Restricted Subsidiary of the Company who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (e) above, (i) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction, (j) bonus payments to be paid to senior management of the Company in connection with the Transactions in an aggregate amount (together with the bonus payments made under clause (k)) not to exceed $7.0 million and (k) bonus payments to be paid to senior management following the Closing (but no later than February 28, 1997) in an aggregate amount not to exceed $400,000 and, together with the amounts paid under clause (j) not to exceed $7.0 million in the aggregate.

     "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date, (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Principal or its Affiliates or was nominated by the Principal or its Affiliates or any designees of the Principals or their Affiliates on the Board of Directors.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such

Senior Indebtedness or another writing as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control Triggering Event), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control Triggering Event) on or prior to the final maturity date of the Notes.


     "Distribution" means a dividend of up to $67.2 million on the Company's outstanding Class A Common Stock, a dividend of approximately $4.7 million representing accrued and unpaid dividends on the Company's 8% Cumulative Preferred Stock and a redemption of the Company's 8% Cumulative Preferred Stock for an amount equal to approximately $58.2 million, in each case to be paid no more than five business days prior to the Vistar Merger.


     "fair market value" means, unless otherwise specified, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the Transactions. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantor Senior Indebtedness" means, with respect to any Subsidiary Guarantor, (i) any Indebtedness of such Subsidiary Guarantor under the Bank Credit Agreement or in respect of Bank Indebtedness and (ii) all Indebtedness of such Subsidiary Guarantor, including in the case of both (i) and (ii) interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Subsidiary Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Guarantee of such Subsidiary Guarantor; provided, however, that Guarantor Senior Indebtedness shall not include (1) any obligation of such Subsidiary Guarantor to a Subsidiary of such Subsidiary Guarantor or to any Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Subsidiary Guarantor which is expressly subordinate in right of payment to any other Indebtedness of such Subsidiary Guarantor, (5) any obligations with respect to any Capital Stock or (6) that portion of any indebtedness incurred in violation of the "Limitation on Incurrence of Additional Indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of such Subsidiary Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

     "Indebtedness" means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through
(vi) which are secured by any lien on any property or asset of such Person but which obligations are not assumed by such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency swap agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, (x) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitute a sale for purposes of GAAP shall not constitute Indebtedness hereunder.

     "Interest Swap Obligations" means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% (or 80% in the case of clause (ix) of the definition of "Permitted Investments") of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).


     "Minimum Rating" means either (i) a rating of at least BBB- (or equivalent successor rating) by S&P and (ii) a rating of at least Baa3 (or equivalent successor rating) by Moody's.


     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Subsidiaries from such Asset Sale net of (a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Senior Indebtedness that is required to be repaid in connection with such Asset Sale, (d) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by the Company of an asset constituting an Investment (other than a Permitted Investment), the "Net Cash Proceeds" in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause
(y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by the Company with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.


     "Non-Voting Preferred Stock" means the Company's 8% Non-Voting Preferred Stock, $0.01 par value per share, to be issued by the Company as partial merger consideration in the Vistar Merger.



     "Permitted Indebtedness" means, without duplication, (i) the Notes and the Guarantees, (ii) Indebtedness incurred pursuant to the Bank Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $450 million
(A) less the aggregate amount of Indebtedness of a Receivables Entity in a Qualified Receivables Transaction, (B) less the amount of all mandatory principal payments actually made by the Company in respect of term loans thereunder (excluding (1) any such payments to the extent refinanced at the time of payment under a replaced Bank Credit Agreement and (2) any such payments relating to the Sale of Excluded Assets in an aggregate amount not to exceed $30 million) and (C) in the case of a revolving facility, reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder, (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, (iv) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness, (v) Indebtedness under Currency Agreements, (vi) intercompany Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any Wholly Owned Restricted Subsidiary of the Company, (vii) Acquired Indebtedness of the Company or any Restricted Subsidiary of the Company to the extent the Company could have incurred such Indebtedness in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness; provided that, in the case of Acquired Indebtedness of a Restricted Subsidiary of the Company, such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company,
(viii) guarantees by the Company and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of the Company, the covenant entitled "Future Guarantees," (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence, (x) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof ("Required Premiums") and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the Indenture) of the Company and its Restricted Subsidiaries and
(2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clause (vi) or (xvi) of this definition); provided that no Restricted Subsidiary of the Company that is not a Subsidiary Guarantor may refinance any Indebtedness pursuant to this clause (x) other than its own Indebtedness, (xi) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $5 million at the time of any incurrence thereof (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement),
(xii) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings), (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, (xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition, (xv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (xvi) Indebtedness of Vistar constituting Capitalized Lease Obligations in an aggregate principal amount not to exceed $2.0 million and other Indebtedness of Vistar constituting unsecured Indebtedness in an aggregate principal amount not to exceed $8.0 million, in each case which is assumed by the Company upon consummation of the Vistar Merger, and (xvii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement).

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Wholly Owned Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter) and Investments in the Company by any Restricted Subsidiary of the Company; provided that, in the case of an Investment by the Company or any Restricted Subsidiary of the Company in any Wholly Owned Restricted Subsidiary of the Company, such Wholly Owned Restricted Subsidiary is not restricted from making dividends or similar distributions by contract, operation of law or otherwise; (ii) cash and Cash Equivalents; (iii) Investments existing on the Issue Date and Investments made on the Issue Date pursuant to the Recapitalization Agreement; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries not in excess of $1 million at any one time outstanding; (v) accounts receivable created or acquired in the ordinary course of business; (vi) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under the Indenture; (ix) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Wholly-Owned Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (x) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding, not exceeding $2 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus an amount equal to (A) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or as capital contributions to the Company (other than from a Subsidiary)) and (B) without duplication of any amounts included in clause
(x)(A) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock, that in the case of amounts described in clause (x)(A) or (x)(B) are applied by the Company within 180 days after receipt, to make additional Permitted Investments under this clause (x) (such additional Permitted Investments being referred to collectively as "Stock Permitted Investments"); (xi) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an equity interest; (xii) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, such Asset Sale is effected in compliance with the "Limitation on Asset Sales" covenant. Any net cash proceeds that are used by the Company or any of its Restricted Subsidiaries to make Stock Permitted Investments pursuant to clause (x) of this definition shall not be included in subclauses(x) and (y) of clause (iii) of the first paragraph of the covenant described under the caption "Certain Covenants -- Limitation on Restricted Payments."

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation;

          (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreements;

          (xiii) Liens securing Acquired Indebtedness incurred in reliance on clause (vii) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

          (xiv) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

          (xv) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (xvi) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (xvii) Liens on property of a Person existing at the time such Person is acquired by, or such Person is merged into or consolidated or amalgamated with, the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or amalgamation and do not extend to any assets other than those of the Person acquired by, or merged into or consolidated or amalgamated with, the Company or any Restricted Subsidiary of the Company.

          (xviii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

          (xix) Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (x) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principal" means Thomas H. Lee Company.

     "Productive Assets" means assets (including Capital Stock) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as, or related to such business, conducted on the date of the relevant Asset Sale.

     "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

     "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Redemption Event" shall mean (i) an underwritten initial public offering of the common stock of the Company or (ii) a Change of Control.

     "Related Party" means Thomas H. Lee Company and any Affiliate of Thomas H. Lee Company.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Sale of Excluded Assets" means an individual Asset Sale which results in net proceeds of no less than $10 million and relates exclusively to property, plant and equipment existing on the Issue Date, together with improvements, repairs, modifications and additions thereon in the ordinary course of business.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" means (i) the Bank Indebtedness and (ii) all Indebtedness of the Company, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceedings), whether outstanding on the Issue Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is expressly provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company which is expressly subordinate in right of payment to any other Indebtedness of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations, (5) any obligations with respect to any Capital Stock or (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holders(s) of such obligation or their representative and the Trustee shall have received an Officers' Certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not by its express terms subordinate in right of payment to any Indebtedness of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means, as of any date of determination, for any Person, each Restricted Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 10% of consolidated revenues or consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable transaction.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation and treating all Indebtedness of such Unrestricted Subsidiary as being incurred on such date, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.


     "Vistar Merger Agreement" means that certain Merger Agreement, dated as of October 10, 1997, by and between Vistar, Inc. and the Company.



     "Vistar Merger" means the merger contemplated by the Vistar Merger
Agreement.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form. The Exchange Notes initially will each be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     The Global Note. Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of Exchange Notes, of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on, the Global Note, will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a certificated note for any reason, including to sell Exchange Notes to persons in states which require physical delivery of such Exchange Notes, or to pledge such Exchange Notes, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC will exchange the Global Note for certificated notes, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust issuer organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Issuer within 90 days, Certificated Notes will be issued in exchange for the Global Note.

                        DESCRIPTION OF THE INITIAL NOTES

     The terms of the Initial Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Exchange Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Initial Notes are not freely transferable by holders thereof and were issued subject to certain covenants regarding registration as provided therein and in the Exchange and Registration Rights Agreement (which covenants will, except as provided therein, terminate and be of no further force or effect upon completion of this Exchange Offer). See "Exchange and Registration Rights Agreement."

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     The Company and the Initial Purchasers entered into the Exchange and Registration Rights Agreement prior to the issuance of the Exchange Notes offered hereby. Pursuant to the Exchange and Registration Rights Agreement, the Company agreed to (i) file with the Commission on or prior to 60 days after the date of issuance of the Initial Notes (the "Issue Date") a registration statement on Form S-1 or Form S-4, if the use of such forms is then available (the "Exchange Offer Registration Statement"), relating to a registered exchange offer (the "Exchange Offer") for the Initial Notes under the Securities Act and
(ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 135 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of the Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Initial Notes for the Exchange Notes, identical in all material respects to the Initial Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Initial Notes. If (i) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer as contemplated thereby or (ii) any holder either (A) is not eligible to participate in the Exchange Offer or (B) participates in the Exchange Offer and does not receive freely transferrable Exchange Notes in exchange for tendered Initial Notes, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Initial Note until (i) the date on which such Initial Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) the date on which such Initial Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Initial Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The Company has agreed to use its reasonable best efforts to have the Exchange Offer Registration Statement and, if applicable, a Shelf Registration Statement (each a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 165 days after the Issue Date. If applicable, the Company will use its best efforts to keep the Shelf Registration Statement effective for a period of three years after the Issue Date, subject to certain exceptions, including suspending the effectiveness thereof for certain valid business reasons. If (i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date, (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 135 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), (iii) the Exchange Offer is not consummated on or prior to 165 days after the Issue Date, or (iv) the Shelf Registration Statement is filed and declared effective within 135 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will generally be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of such Registration Default, in an amount equal to $0.192 per week per $1,000 principal amount of the Initial Notes constituting Transfer Restricted

Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Initial Notes on semi-annual payment dates which correspond to interest payment dates for the Initial Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     The Exchange and Registration Rights Agreement also provides that the Company (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the holders of the Initial Notes) and will indemnify certain holders of the Initial Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Initial Notes that wishes to exchange such Initial Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If a holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If a holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     Holders of the Initial Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer, and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Initial Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Initial Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the Initial Notes are outstanding, the Company will continue to provide to holders of the Notes and to prospective purchasers of the Initial Notes the information required by paragraph (d)(4) of Rule 144A under the Securities Act ("Rule 144A"). The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Initial Notes identified to the Company by an Initial Purchaser upon request.

     The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement.

                           INCOME TAX CONSIDERATIONS

     Holders of the Notes should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

     The Company believes, based upon the opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, that the following summary fairly describes the material United States federal income tax consequences expected to apply to the exchange of Initial Notes for Exchange Notes and the ownership and disposition of Exchange Notes under currently applicable law. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders, and does not address state, local, foreign or other tax laws. Further, the federal income tax treatment of a holder of the Initial Notes and the Exchange Notes may vary depending on the holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign persons) may be subject to special rules not discussed below. The description assumes that holders of the Initial Notes and the Exchange Notes will hold the Initial Notes and the Exchange Notes as "capital assets" (generally, property held for investment purposes) within the meaning of
Section 1221 of the Code.

THE EXCHANGE

     An exchange of Initial Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Initial Notes. As a result, no federal income tax consequences will result to holders exchanging Initial Notes for Exchange Notes.

THE EXCHANGE NOTES

     Interest Payments on the Exchange Notes. The Initial Notes were not issued with original issue discount. The stated interest on the Initial Notes and Exchange Notes should be considered to be "qualified stated interest" and, therefore, will be includible in a holder's gross income (except to the extent attributable to accrued interest at the time of purchase) as ordinary income for federal income tax purposes in accordance with a holder's tax method of accounting.

     Tax Basis. A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in an Exchange Note received in exchange for an Initial Note will equal the cost of the Initial Note to such holder, increased by the amounts of market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to the Exchange Notes and by amortized bond premium. A holder's adjusted tax basis in an Exchange Note purchased by such holder will be equal to the price paid for such an Exchange Note (determined by taking into account accrued interest at the time of purchase), increased by market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to an Exchange Note and by amortized bond premium. See "Market Discount and Bond Premium" below.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of an Exchange Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in such Exchange Note. Such gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a long-term capital gain or loss if the Exchange Note has been held for more than one year at the time of such sale, exchange or retirement.

     Market Discount and Bond Premium. Holders should be aware that the market discount provisions of the Code may affect the Exchange Notes. These rules generally provide that a holder who purchases Exchange Notes for an amount which is less than their principal amount will be considered to have purchased the Exchange Notes at a "market discount" equal to the amount of such difference. Such holder will be required to treat any gain realized upon the disposition of the Exchange Note as interest income to the extent of the market discount that is treated as having accrued during the period that such holder held such Exchange Note, unless an election is made to include such market discount in income on a current basis. A holder of an Exchange Note who acquires the Exchange Note at a market discount and who does not elect to include market discount in income on a current basis may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or continued to purchase or carry the Exchange Note until the holder disposes of such Exchange Note in a taxable transaction.

     If a holder's tax basis in an Exchange Note immediately after acquisition exceeds the stated redemption price at maturity of such Exchange Note, such holder may be eligible to elect to deduct such excess as amortizable bond premium pursuant to Section 171 of the Code.

     Purchasers of the Exchange Notes should consult their own tax advisors as to the application to such purchasers of the market discount and bond premium rules.

     HOLDERS OF THE INITIAL NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF THE INITIAL NOTES AND THE EXCHANGE NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE FUTURE CHANGES IN SUCH FEDERAL TAX LAWS.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be issued by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until             1998, all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.



     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for Safelite by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts.

                              INDEPENDENT AUDITORS


     The consolidated balance sheets of Safelite Glass Corp. and its subsidiaries as of December 28, 1996, January 3, 1998 and April 4, 1998 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended January 3, 1998 and the three months ended April 4, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The consolidated balance sheets of Vistar, Inc. and its subsidiaries as of March 31, 1996 and 1997, and the consolidated statements of earnings (loss), stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS OF SAFELITE GLASS CORP. AND
  SUBSIDIARIES:
Independent Auditors' Report................................     F-2
Consolidated Balance Sheets -- December 28, 1996, January 3,
  1998 and April 4, 1998....................................     F-3
Consolidated Statements of Operations -- Years Ended
  December 30, 1995, December 28, 1996 and January 3, 1998
  and Three Months Ended March 27, 1997 and April 4, 1998...     F-4
Consolidated Statements of Stockholders' Equity
  (Deficit) -- Years Ended December 30, 1995, December 28,
  1996 and January 3, 1998 and Three Months Ended April 4,
  1998......................................................     F-5
Consolidated Statements of Cash Flows -- Years Ended
  December 30, 1995, December 28, 1996 and January 3, 1998
  and Three Months Ended March 27, 1997 and April 4, 1998...     F-6
Notes to Consolidated Financial Statements..................     F-7

FINANCIAL STATEMENTS OF VISTAR, INC. AND SUBSIDIARIES:
Report of Independent Public Accountants....................    F-24
Consolidated Balance Sheets -- March 31, 1996 and 1997......    F-25
Consolidated Statements of Earnings (Loss) -- Years Ended
  March 31, 1995, 1996 and 1997 and Nine Months Ended
  December 21, 1996 and December 19, 1997...................    F-26
Consolidated Statements of Stockholders' Equity -- Years
  Ended March 31, 1995, 1996 and 1997 and Nine Months Ended
  December 19, 1997.........................................    F-27
Consolidated Statements of Cash Flows -- Years Ended March
  31, 1995, 1996 and 1997 and Nine Months Ended December 21,
  1996 and December 19, 1997................................    F-28
Notes to Consolidated Financial Statements..................    F-29

                          INDEPENDENT AUDITORS' REPORT

Safelite Glass Corp.:


     We have audited the accompanying consolidated balance sheets of Safelite Glass Corp. and subsidiaries ("Company") as of December 28, 1996, January 3, 1998, and April 4, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 30, 1995, December 28, 1996 and January 3, 1998, and for the three months ended April 4, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Safelite Glass Corp. and subsidiaries at December 28, 1996, January 3, 1998, and April 4, 1998, and the results of their operations and their cash flows for the years ended December 30, 1995, December 28, 1996 and January 3, 1998, and the three months ended April 4, 1998, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

Dayton, Ohio

June 25, 1998

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              DECEMBER 28,    JANUARY 3,    APRIL 4,
                                                                  1996           1998         1998
                                                              ------------    ----------    --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 31,188       $  7,404     $ 10,254
  Accounts receivable, net..................................      29,647         54,927       62,000
  Refundable taxes..........................................       7,600
  Inventories...............................................      42,454         48,133       50,535
  Prepaid expenses..........................................       6,684          6,505       11,382
  Deferred income taxes.....................................       7,862         24,613       18,416
                                                                --------       --------     --------
         Total current assets...............................     125,435        141,582      152,587
PROPERTY, PLANT AND EQUIPMENT -- Net........................      40,119         63,820       61,994
INTANGIBLE ASSETS -- Net....................................      17,832        292,004      292,325
OTHER ASSETS................................................      18,970         23,821       24,873
DEFERRED INCOME TAXES.......................................      13,890         36,827       44,576
                                                                --------       --------     --------
         TOTAL ASSETS.......................................    $216,246       $558,054     $576,355
                                                                ========       ========     ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 23,703       $ 45,313     $ 43,480
  Current portion -- long-term debt.........................       5,418          6,425        5,941
  Accrued expenses:
    Payroll and related items...............................      17,359         14,768        9,669
    Self-insurance reserves.................................       9,086          7,987        7,018
    Taxes...................................................       6,376          4,537          546
    Accrued interest........................................         685          1,949        8,695
    Restructuring...........................................         561         20,007       22,390
    Other...................................................       5,664         10,787       14,529
                                                                --------       --------     --------
         Total current liabilities..........................      68,852        111,773      112,268
LONG-TERM DEBT -- Less current portion......................     258,322        473,499      497,645
OTHER LONG-TERM LIABILITIES:
  Self-insurance reserves...................................       6,512          5,758        4,895
  Pension...................................................       7,733          4,098          671
  Restructuring.............................................       1,128          6,846        8,983
  Other.....................................................       2,231          2,954          304
                                                                --------       --------     --------
         Total other long-term liabilities..................      17,604         19,656       14,853
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock issued, 8%, $100 par value at December 28,
    1996 and $0.01 thereafter...............................      58,250              1            1
  Class A Common Stock issued, $0.01 par value..............          53             38           38
  Class B Common Stock issued, $0.01 par value..............           1            104          104
  Additional paid-in capital................................     182,368        324,794      324,878
  Accumulated deficit.......................................    (356,555)      (357,761)    (362,077)
  Other.....................................................     (12,649)       (14,050)     (11,355)
                                                                --------       --------     --------
         Total stockholders' deficit........................    (128,532)       (46,874)     (48,411)
                                                                --------       --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.................    $216,246       $558,054     $576,355
                                                                ========       ========     ========


                See notes to consolidated financial statements.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                   YEAR ENDED                    THREE MONTHS ENDED
                                    ----------------------------------------   ----------------------
                                    DECEMBER 30,   DECEMBER 28,   JANUARY 3,    MARCH 29,    APRIL 4,
                                        1995           1996          1998         1997         1998
                                    ------------   ------------   ----------   -----------   --------
                                                                               (UNAUDITED)
SALES:
  Installation and related
     services.....................    $315,642       $380,142      $430,290     $ 95,249     $201,684
  Wholesale.......................      56,500         58,183        53,014       12,544       12,108
                                      --------       --------      --------     --------     --------
          Total sales.............     372,142        438,325       483,304      107,793      213,792
COST OF SALES.....................  261,693...        299,623       331,658       75,758      155,545
                                      --------       --------      --------     --------     --------
GROSS MARGIN......................     110,449        138,702       151,646       32,035       58,247
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.........      93,486        107,350       111,815       25,993       46,467
RESTRUCTURING EXPENSES............       6,311                        2,865                     3,791
LOSS ON THE SALE OF LEAR
  SIEGLER.........................                                    5,418
OTHER OPERATING EXPENSES..........                      7,558         5,704                     3,079
                                      --------       --------      --------     --------     --------
OPERATING INCOME..................      10,652         23,794        25,844        6,042        4,910
INTEREST EXPENSE..................      (6,000)        (6,726)      (27,517)      (6,357)     (10,987)
INTEREST INCOME...................       2,890          2,094         1,254          279          138
                                      --------       --------      --------     --------     --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAX
  (PROVISION) BENEFIT AND MINORITY
  INTEREST........................       7,542         19,162          (419)         (36)      (5,939)
INCOME TAX (PROVISION) BENEFIT....        (157)        17,605         6,842          (59)       1,623
MINORITY INTEREST.................      (1,059)       (10,199)
                                      --------       --------      --------     --------     --------
INCOME FROM CONTINUING
  OPERATIONS......................       6,326         26,568         6,423          (95)      (4,316)
DISCONTINUED OPERATIONS...........                      1,706
EXTRAORDINARY ITEM -- Early
  extinguishment of debt, net of
  tax benefit.....................                       (500)       (2,835)
                                      --------       --------      --------     --------     --------
NET INCOME (LOSS).................    $  6,326       $ 27,774      $  3,588     $    (95)    $ (4,316)
                                      ========       ========      ========     ========     ========


                See notes to consolidated financial statements.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                               OTHER
                                                PREFERENTIAL                                                  --------
                                                    AND        CLASS A   CLASS B   ADDITIONAL
                                    PREFERRED    PREFERRED     COMMON    COMMON     PAID-IN     ACCUMULATED   TREASURY
                                      STOCK        STOCK        STOCK     STOCK     CAPITAL       DEFICIT      STOCK
                                    ---------   ------------   -------   -------   ----------   -----------   --------
BALANCE, DECEMBER 31, 1994........              $         32     $11      $  1     $ 393,562     $(390,655)   $  (732)
Purchase of 5,256 shares of Class
 A Treasury Stock.................                                                         5                       (5)
Net income........................                                                                   6,326
Minimum pension liability
 adjustment, net of tax...........
                                                ------------     ---      ----     ---------     ---------    -------
BALANCE, DECEMBER 30, 1995........                        32      11         1       393,567      (384,329)      (737)
Issuance of 4,209,689 shares of
 Class A Common Stock net of
 issuance costs of $6,502.........                                42                  49,866
Issuance of 582,498 shares of
 preferred stock..................                    58,250
Redemption of preferential common
 stock............................                       (32)                       (293,107)
Contributed capital...............                                                    21,314
Purchase of 353,557 shares of
 Class A Treasury Stock...........                                                                             (4,720)
Exercise of 6,080 stock options...                                                        63
Net income........................                                                                  27,774
Purchase of minority interest.....                                                    10,665
Minimum pension liability
 adjustment, net of tax...........
                                                ------------     ---      ----     ---------     ---------    -------
BALANCE, DECEMBER 28, 1996........                    58,250      53         1       182,368      (356,555)    (5,457)
Purchase of 1,000 shares of Class
 A Common Stock...................                                                                                (11)
Stock options exercised...........                                 2                   5,273
Dividend ($12.99 per share).......                                                   (67,194)
Preferred stock redemption,
 including payment of accumulated
 dividends of $4,794..............                   (58,250)                                       (4,794)
Elimination of stock subscription
 receivable.......................
Reverse stock split (1 for 3).....                               (34)                     34
Stock dividend (2 shares of Class
 B Common Stock for each share of
 Class A Common Stock)............                                          34           (34)
Issuance of 1,690,101 shares of
 Class A Common Stock and
 6,959,771 shares of Class B
 Common Stock.....................                                17        69       164,348
Issuance of 40,000 shares of
 preferred stock..................    $  1                                            39,999
Net income........................                                                                   3,588
Minimum pension liability
 adjustment, net of tax...........
                                      ----      ------------     ---      ----     ---------     ---------    -------
BALANCE, JANUARY 3, 1998..........       1                        38       104       324,794      (357,761)    (5,468)
Issuance of 4,378 shares of Class
 B Common Stock...................                                                        84
Net loss..........................                                                                  (4,316)
Minimum pension liability
 adjustment, net of tax...........
                                      ----      ------------     ---      ----     ---------     ---------    -------
BALANCE, APRIL 4, 1998............    $  1      $                $38      $104     $ 324,878     $(362,077)   $(5,468)
                                      ====      ============     ===      ====     =========     =========    =======

                                             OTHER
                                    ------------------------
                                       STOCK        MINIMUM                 COMP.
                                    SUBSCRIPTION    PENSION                INCOME
                                     RECEIVABLE    LIABILITY     TOTAL     (LOSS)
                                    ------------   ---------   ---------   -------
BALANCE, DECEMBER 31, 1994........     $(372)       $(1,631)   $     216
Purchase of 5,256 shares of Class
 A Treasury Stock.................
Net income........................                                 6,326   $ 6,326
Minimum pension liability
 adjustment, net of tax...........                   (7,156)      (7,156)   (7,156)
                                       -----        -------    ---------   -------
BALANCE, DECEMBER 30, 1995........      (372)        (8,787)        (614)  $  (830)
                                                                           =======
Issuance of 4,209,689 shares of
 Class A Common Stock net of
 issuance costs of $6,502.........                                49,908
Issuance of 582,498 shares of
 preferred stock..................                                58,250
Redemption of preferential common
 stock............................                              (293,139)
Contributed capital...............                                21,314
Purchase of 353,557 shares of
 Class A Treasury Stock...........                                (4,720)
Exercise of 6,080 stock options...        (4)                         59
Net income........................                                27,774   $27,774
Purchase of minority interest.....                                10,665
Minimum pension liability
 adjustment, net of tax...........                    1,971        1,971     1,971
                                       -----        -------    ---------   -------
BALANCE, DECEMBER 28, 1996........      (376)        (6,816)    (128,532)  $29,745
                                                                           =======
Purchase of 1,000 shares of Class
 A Common Stock...................                                   (11)
Stock options exercised...........                                 5,275
Dividend ($12.99 per share).......                               (67,194)
Preferred stock redemption,
 including payment of accumulated
 dividends of $4,794..............                               (63,044)
Elimination of stock subscription
 receivable.......................       376                         376
Reverse stock split (1 for 3).....
Stock dividend (2 shares of Class
 B Common Stock for each share of
 Class A Common Stock)............
Issuance of 1,690,101 shares of
 Class A Common Stock and
 6,959,771 shares of Class B
 Common Stock.....................                               164,434
Issuance of 40,000 shares of
 preferred stock..................                                40,000
Net income........................                                 3,588   $ 3,588
Minimum pension liability
 adjustment, net of tax...........                   (1,766)      (1,766)   (1,766)
                                       -----        -------    ---------   -------
BALANCE, JANUARY 3, 1998..........                   (8,582)     (46,874)  $ 1,822
                                                                           =======
Issuance of 4,378 shares of Class
 B Common Stock...................                                    84
Net loss..........................                                (4,316)  $(4,316)
Minimum pension liability
 adjustment, net of tax...........                    2,695        2,695     2,695
                                       -----        -------    ---------   -------
BALANCE, APRIL 4, 1998............     $            $(5,887)   $ (48,411)  $(1,621)
                                       =====        =======    =========   =======


                See notes to consolidated financial statements.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                             YEAR ENDED                     THREE MONTHS ENDED
                                                              ----------------------------------------    -----------------------
                                                              DECEMBER 30,   DECEMBER 28,   JANUARY 3,     MARCH 29,     APRIL 4,
                                                                  1995           1996          1998          1997          1998
                                                              ------------   ------------   ----------    -----------    --------
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................    $  6,326      $  27,774     $   3,588      $    (95)     $ (4,316)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Extraordinary item-early extinguishment of debt.........                        500         2,835
    Depreciation and amortization...........................       7,621          8,031         8,700         2,003         6,377
    Loss on sale of subsidiary..............................                                    5,418
    Change in equity from exercise of stock options.........                                    2,976
    Minority interest.......................................         862         10,199
    Deferred income taxes...................................                    (19,715)       (6,887)           59        (1,552)
    Loss on disposition of assets...........................         654            258           324                         346
    Gain from discontinued operations.......................                     (1,706)
    Changes in operating assets and liabilities:
      Accounts receivable...................................      (5,011)         2,379           560        (1,217)       (7,073)
      Inventories...........................................      (5,159)          (704)         (145)         (690)       (2,402)
      Accounts payable......................................      (2,120)         4,277         1,852        (3,937)       (1,833)
      Accrued expenses......................................     (25,939)         1,615        (2,288)      (10,643)       (5,099)
      Other.................................................      12,696        (11,179)      (18,478)        1,754           (42)
    Cash flows provided by (used in) discontinued
      operations............................................                    (21,604)        3,975        (3,940)
                                                                --------      ---------     ---------      --------      --------
        Net cash flows provided by (used in) operating
          activities........................................     (10,070)           125         2,430       (16,706)      (15,594)
                                                                --------      ---------     ---------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (11,986)       (12,843)      (13,856)       (4,233)       (2,425)
  Proceeds from sale of fixed assets........................       1,243             87            87             5            28
  Acquisition of intangibles................................                       (392)          (30)          (30)       (2,821)
  Sale of subsidiary........................................                                   (3,407)
  Purchases of short-term investments.......................     (47,479)       (29,570)
  Maturities of short-term investments......................      23,500         64,224
  Cash paid in Vistar transaction (net of cash acquired)....                                  (68,224)
                                                                --------      ---------     ---------      --------      --------
        Net cash flows provided by (used in) investing
          activities........................................     (34,722)        21,506       (85,430)       (4,258)       (5,218)
                                                                --------      ---------     ---------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common and preferred stock....................                    108,217                           7
  Redemption of preferential common stock...................                   (293,139)
  Purchase of treasury stock................................          (5)        (4,720)          (11)
  Payments on long-term borrowings..........................      (7,500)       (47,500)     (166,996)       (1,316)       (2,219)
  Proceeds from long-term borrowings........................                    263,740       350,000
  Borrowings (payments) on revolver, net....................      12,700        (21,500)       15,368         7,600        25,881
  Capitalized debt issuance costs...........................                     (9,323)      (11,206)
  Exercise of stock options.................................                                    2,299
  Dividends paid............................................                                  (71,988)
  Redemption of preferred stock.............................                                  (58,250)
                                                                --------      ---------     ---------      --------      --------
        Net cash flows provided by (used in) financing
          activities........................................       5,195         (4,225)       59,216         6,291        23,662
                                                                --------      ---------     ---------      --------      --------
NET INCREASE (DECREASE) IN CASH.............................     (39,597)        17,406       (23,784)      (14,673)        2,850
CASH AT BEGINNING OF PERIOD.................................      53,379         13,782        31,188        31,188         7,404
                                                                --------      ---------     ---------      --------      --------
CASH AT END OF PERIOD.......................................    $ 13,782      $  31,188     $   7,404      $ 16,515      $ 10,254
                                                                ========      =========     =========      ========      ========
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest....................................    $  6,051      $   5,127     $  29,550      $  2,936      $  3,857
                                                                ========      =========     =========      ========      ========
  Cash paid for income taxes................................    $    109      $     350     $     492      $    203      $    123
                                                                ========      =========     =========      ========      ========
  Contributed capital.......................................                                $  21,314
                                                                                            =========
  Common and preferred stock issued in merger...............                                $ 204,434
                                                                                            =========
  Common stock issued as compensation.......................                                                             $     84
                                                                                                                         ========


                See notes to consolidated financial statements.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS

       ENDED DECEMBER 30, 1995, DECEMBER 28, 1996 AND JANUARY 3, 1998 AND


        THREE MONTHS ENDED MARCH 29, 1997 (UNAUDITED) AND APRIL 4, 1998




1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Description of Business -- Safelite Glass Corp. and subsidiaries (the "Company" or "Safelite") are engaged principally in the manufacture, distribution and installation of replacement automotive glass and related insurance claims processing. The Company is the largest automotive glass replacement and repair company in the United States. Currently, approximately 95% of the Company's sales represent installation and related services with the balance representing sales to wholesale customers. On December 19, 1997, the Company acquired Vistar, Inc. ("Vistar"), the second largest automotive glass replacement and repair company in the United States (see Note 4). At April 4, 1998, the combined company had two manufacturing facilities, 74 warehouses, 47 dispatch command centers/central telephone units and 809 service center locations across the United States.



     Basis of Accounting -- The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America and all amounts are expressed in U.S. dollars. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     Principles of Consolidation -- The consolidated financial statements include the accounts of Safelite Glass Corp. and its wholly-owned subsidiaries which, as discussed herein, include the accounts of Lear Siegler Holdings Corp. ("Lear Siegler") through September 12, 1997 (see Notes 2 and 3).



     Fiscal Year -- Prior to 1998, the Company used a 52 or 53 week fiscal year that ended on the Saturday nearest December 31. In May 1998, the Company changed its fiscal year to a 52 or 53 week fiscal year that ends on the Saturday closest to March 31. The footnote references to year ends are as follows: December 30, 1995 ("1995"), December 28, 1996 ("1996") and January 3, 1998 ("1997"). The
footnote references to the three months ended information are as follows: April 4, 1998 ("1998") and March 29, 1997 ("1997").



     Interim Financial Statements -- In the opinion of management, the unaudited consolidated financial statements for the three months ended March 29, 1997, reflect all adjustments, consisting of normal recurring accruals, which are necessary to present fairly the financial position and results of operations for the period then ended.



     Cash and Cash Equivalents -- The Company considers all short-term investments which have a purchased term of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.



     Concentration of Credit Risk -- Approximately 38% at December 28, 1996, 58% at January 3, 1998 and 57% at April 4, 1998, of trade accounts receivable are due from insurance companies in connection with sales to individual customers. The balance of trade accounts receivable is due primarily from wholesale and other commercial customers. The number and relative financial strength of the insurance companies limit the Company's exposure to credit risk for insurance related receivables. During the three months ended 1998, $25,779 or 12% of total sales for the period were to a single insurance customer. The diversity and wide geographic dispersion limits the credit risk of receivables from wholesale and other commercial customers. The Company also performs ongoing credit evaluations of the financial condition of its wholesale and other commercial customers which reduces its exposure to loss. The Company maintains reserves for potential uncollectible accounts.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     Inventories -- The Company accounts for inventories, which are primarily finished goods, at the lower of standard cost, which approximates actual cost determined utilizing the first in, first out method, or market. Valuation allowances for obsolete and slow moving inventories were $1,621, $1,704 and $1,723 at December 28, 1996, January 3, 1998, and April 4, 1998, respectively.



     Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the following estimated useful lives:


Buildings and improvements..................................      25 years
Leasehold improvements......................................    5-10 years
Information technology equipment............................     3-5 years
Other equipment and furniture...............................     3-7 years


     Intangible Assets -- Intangible assets consist principally of trademarks and goodwill which are being amortized using the straight-line method over their estimated useful lives of five to forty years.



     Debt Issuance Costs -- Debt issuance costs are amortized over the life of the related debt.



     Long-Lived Assets -- Long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from undiscounted future cash flows.



     Revenue Recognition -- Revenue from auto glass installation and related services is recognized when the service is performed. Revenue from the distribution of auto glass to wholesale customers is recognized when the product is shipped.



     Cost of Sales -- Cost of sales includes product and distribution costs as well as installation labor, occupancy and vehicle expenses.



     Advertising Costs -- The Company expenses all advertising costs. The costs of yellow pages advertising are expensed at the time the yellow pages phone book is published. Total advertising expense was $5,910, $7,123 and $7,367 in 1995, 1996 and 1997, respectively. Total advertising expense for the three months ended 1997 (unaudited) and 1998 was $1,807 and $2,298, respectively.



     Other Operating Expenses -- Other operating expenses in 1996 consist of $6,858 in management transaction bonuses related to the THL Transaction and estimated costs (primarily severance) of $700 to exit the activities of Lear Siegler (see Note 2). Other operating expenses in 1997 include $1,000 of management transaction bonuses, $2,976 related to the acceleration of vesting of certain management stock options, and $470 related to forgiveness of certain officer loans made in connection with the Vistar Merger (see Note 4). Also included in other operating expenses in 1997 are costs related to obtaining bondholder consent to the Vistar Merger of $1,258 (see Note 10). Other operating expenses of $3,079 in the three months ended 1998 consist of costs associated with the integration of corporate systems, moving, relocation and other expenses associated with the Vistar Merger.



     Interest Rate Swaps -- The Company uses settlement accounting to account for its interest rate swap agreements.



     Comprehensive Income -- At April 4, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Components of comprehensive income are net income and the change in minimum pension liability net of income tax effect.



     Other -- The following Statements of Financial Accounting Standards (SFAS) were issued by the Financial Accounting Standards Board and will be adopted by the Company during the fiscal year ending April 3, 1999. The impact of adopting these statements has not been determined.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued in June 1997. This statement establishes standards for the way that business enterprises report information about operating segments.



     SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits," was issued in February 1998 and revises the current disclosure requirements for employers' pensions and other retiree benefits.



     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998. The statement requires derivatives to be recorded on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in fair value of the derivatives are recorded depending upon whether the instruments meet the criterion for hedge accounting. This statement is effective for fiscal years beginning after June 15, 1999. The impact of adopting this statement has not been determined.



     Reclassifications -- Certain reclassifications have been made to conform balances with the 1998 presentation.



2.  THE THL TRANSACTIONS



     Prior to December 20, 1996, the Company was an indirect subsidiary of Lear Siegler. The transactions described below, which occurred on December 20, 1996, were pursuant to a Recapitalization Agreement and Plan of Merger and Stock Purchase Agreement dated November 8, 1996 (collectively, the "THL Transactions"). As a result of the THL Transactions, Safelite's preferential common shares were converted into the right to receive cash, and Thomas H. Lee Equity Fund III, L.P., together with certain of its affiliates and certain other investors (collectively "THL"), obtained 88% of Safelite's common stock. Certain existing shareholders, primarily Safelite management, retained the remaining interest. The Agreement also provided for Safelite's acquisition (through a newly formed subsidiary) of substantially all of the outstanding common stock of Lear Siegler, its former parent. Significant components of the transactions were as follows:



          (1) THL acquired 169,000 shares of Safelite Class A Common Stock from certain selling shareholders for aggregate consideration of approximately $2,265. Subsequent to this transaction, all remaining common stock, except for 626,910 shares of Class A Common Stock and 17,991 shares of Class B Common Stock owned by existing shareholders (primarily management), was owned by LSNWY, a wholly-owned subsidiary of Lear Siegler.


          (2) THL capitalized Lite Acquisition Corp. with $56,410 of common equity and $58,250 of preferred equity. Lite Acquisition Corp. was then merged with and into Safelite with Safelite surviving the merger ("Merger").

          Upon effecting the Merger:

             (i) each share of Safelite Class A Common Stock outstanding prior to the Merger was converted into the right to receive $13.40 or, at the election of the holder thereof, to remain outstanding and unaffected by the Merger (LSNWY and certain other shareholders and option holders elected to sell their shares and received in the aggregate $4,154 and $507, respectively);

             (ii) each share of Safelite Class B Common Stock outstanding prior to the Merger was converted into the right to receive cash equal to $0.01;

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

             (iii) each share of Safelite Preferential Common Stock outstanding prior to the Merger was converted into the right to receive cash, the aggregate amount of which was approximately $293,139;


             (iv) each share of Lite Acquisition Corp.'s common stock outstanding prior to the Merger was converted into one share of Safelite Class A Common Stock; and



             (v) each share of Lite Acquisition Corp.'s preferred stock outstanding prior to the Merger was converted into one share of Safelite 8% Preferred Stock.



          (3) Immediately following the Merger, the Company borrowed $150,000 under a new senior credit facility, issued $100,000 in senior subordinated notes and retired $41,875 in existing bank facility debt (see Note 10).



          (4) In the final step of the transactions, Safelite, through a new wholly-owned subsidiary, L.S. Acquisition Corp., acquired substantially all of the outstanding capital stock of Lear Siegler (including all shares of Lear Siegler preference stock) for a demand promissory note with a principal amount equal to the consideration received by LSNWY in the Merger, which amount was approximately $297.3 million. Lear Siegler was merged with and into L.S. Acquisition Corp. with L.S. Acquisition Corp. surviving the Merger and changing its name to Lear Siegler Holdings Corp., making Lear Siegler a wholly-owned subsidiary of the Company. On the closing date of the transactions, all of the consideration received by LSNWY in the Merger was distributed to L.S. Acquisition Corp. which was used to repay the note delivered in connection with the purchase of Lear Siegler's capital stock.



     The THL Transactions were accounted for as a recapitalization of Safelite and in accordance with the provisions of FASB Technical Bulletin No. 85-5. Accordingly, the stock held by the former minority shareholders of Safelite was treated as if it was acquired by Lear Siegler. The carrying value of the minority interest exceeded the fair value of the minority shares acquired by approximately $5,800. Inventory was increased by $1,600 and non-current assets were reduced by $7,400 to allocate this fair value adjustment.



     Prior to the THL Transactions, Lear Siegler operated as a holding company whose principal activity was to oversee its discontinued operations. The Lear Siegler activities did not provide future benefit to Safelite; thus on December 20, 1996, management of Safelite adopted a formal plan to exit the activities of Lear Siegler. Accordingly, severance, lease termination and related costs of $700 to close Lear Siegler's office located in New Jersey were accrued in accordance with Emerging Issues Task Force Statement No. 94-3. This amount was included in other operating expenses for 1996.



     In connection with the THL Transactions, certain selling shareholders agreed to reimburse the Company should the Company be required to pay tax liabilities of Lear Siegler arising from disputes with various taxing authorities. Additional paid-in capital of $21,314, the amount of tax liabilities recorded by Lear Siegler, was recorded to reflect the assumption of the tax liabilities by the selling shareholders.



3.  SALE OF LEAR SIEGLER



     On September 12, 1997, the Company sold all of the issued and outstanding shares of the capital stock of Lear Siegler (the "Lear Siegler Stock") to BPLSI Investment Company, a Delaware corporation (the "Purchaser"), pursuant to a Stock Purchase Agreement by and among Lear Siegler, the Company, the Purchaser, and James F. Matthews (the President of Lear Siegler and the sole stockholder of the Purchaser).



     The net book value of Lear Siegler on the sale date was $5,500, which was comprised of $3,500 in cash, $13,400 in other assets and $11,400 in liabilities.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     The sale price of the Lear Siegler Stock was $100 in cash and a promissory note delivered by the Purchaser to the Company. The promissory note provides that the Purchaser must pay to the Company an amount equal to 50% of the net proceeds realized, directly or indirectly, by Lear Siegler from the liquidation or other disposition, if any, of the assets belonging to Lear Siegler or its direct or indirect subsidiaries which were seized by the Cuban government when Fidel Castro came to power, or from settlement of any claims relating thereto (the "Cuban Assets") if the Purchaser receives dividends or other distributions from Lear Siegler. Due to certain restrictions in the documents governing the December 20, 1996 recapitalization of Safelite, no payments are anticipated under the promissory note for six years. The promissory note will remain in full force and effect until the earlier of (a) June 21, 2017, or (b) after six years, such time as all of the Cuban Assets have been liquidated or otherwise disposed of, and Lear Siegler is permitted to distribute the net proceeds thereof, and the Company receives 50% of such net proceeds plus interest from the date of disposition to the date of payment. Due to the wholly-contingent nature of the ability of Lear Siegler or any of its subsidiaries to realize any proceeds from the liquidation or other disposition of any of the Cuban Assets, there can be no assurance that the Purchaser will make any payments to the Company under the promissory note. Accordingly, the Company has recorded this promissory note at a net book value of zero, and a loss of $5,418 related to the sale.



4.  THE VISTAR TRANSACTIONS



     On December 19, 1997, the Company merged with Vistar, with the Company as the corporation surviving the merger (the "Vistar Merger"). The Company's merger with Vistar has been accounted for as a purchase transaction, with results of Vistar included in the Company's financial statements from the acquisition date. Prior to the Vistar Merger, the Company paid a dividend on its outstanding shares of Class A Common Stock in the aggregate amount of $67,194 and paid a dividend on its outstanding shares of 8% Cumulative Preferred Stock equal to the accrued and unpaid dividends thereon in the aggregate amount of $4,794 (collectively, the "Dividend"), and redeemed all outstanding shares of its 8% Cumulative Preferred Stock at an aggregate redemption price of $58,250 (the "Redemption" and, together with the Dividend, the "Distribution"). Subsequent to the Distribution and immediately prior to the consummation of the Vistar Merger, the Company effected a 1 for 3 reverse stock split (the "Stock Split") of its Class A Common Stock, which was reclassified as Class A Voting Common Stock ("Class A Voting Stock"), reclassified its Class B Common Stock as Class B Non-Voting Stock ("Class B Non-Voting Stock"), and paid a dividend on each share of Class A Voting Stock outstanding after the Stock Split in the form of two shares of Class B Non-Voting Stock. The Company also authorized the creation of a new series of preferred stock, designated as Non-Voting 8% Preferred Stock (the "Non-Voting Preferred Stock"). The Non-Voting Preferred Stock is an accumulating perpetual preferred stock. As a result of restrictions contained in the indenture governing its 9 7/8% Senior Subordinated Notes due 2006 (the "Indenture"), dividends are not payable in respect of the Non-Voting Preferred Stock unless such payment is in compliance with the "Limitation on Restricted Payments" covenant contained in the Indenture. Cumulative undeclared preference dividends were $131 and $798 as of January 3, 1998 and April 4, 1998, respectively. The Non-Voting Preferred Stock is not mandatorily redeemable. Unlike the 8% Cumulative Preferred Stock, however, the Non-Voting Preferred Stock is redeemable by the Company, at its option, at any time (provided that the Company is in compliance with the "Limitation on Restricted Payments" covenant).



     The purchase price paid by the Company to the holders of Vistar's outstanding capital stock (the "Vistar Shareholders") in exchange for all of the outstanding capital stock of Vistar consisted of 1,690,101 shares of Class A Voting stock (valued at $19.01 a share), 6,959,771 shares of Class B Non-Voting Stock (valued at $19.01 a share), 40,000 shares of Non-Voting Preferred Stock ($40,000 aggregate liquidation preference) and $65,000 cash (collectively, the "Merger Consideration"). The aggregate purchase price was $269,434. As a result of the Vistar Merger, the holders of the Company's

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
outstanding capital stock immediately prior to the Vistar Merger (the "Safelite Shareholders") retained ownership of 50.5% of the outstanding Class A Voting Stock and became the owners of approximately 33% of the outstanding Class B Non-Voting stock (including shares subject to exercisable options to acquire Class B Non-Voting Stock) and the Vistar Shareholders became the owners of 49.5% of the outstanding Class A Voting Stock, approximately 67% of the outstanding Class B Non-Voting Stock and 100% of the outstanding Non-Voting Preferred Stock.



     In connection with the Vistar Merger, substantially all of the Safelite Shareholders and all of the Vistar Shareholders entered into a Shareholders Agreement (the "Shareholders Agreement"), which established certain rights and restrictions with respect to the management of the Company and transfers of the Class A Voting Stock and the Class B Non-Voting Stock, and a Registration Agreement providing for certain rights to cause the Company to register the Class A Voting Stock and the Class B Non-Voting Stock under the Securities Act of 1933, as amended.



     Fees and expenses paid in connection with the Vistar Merger totaled approximately $14,550. Of these total fees and expenses, approximately $3,000, $3,010 and $2,737 were paid to THL, Belron International (a former Vistar shareholder) and The Windsor Park Management Group, respectively. The Windsor Park Management Group is affiliated with an individual who became a director of the Company subsequent to the Vistar Merger. Also in connection with the Vistar Merger, THL amended its existing management agreement with the Company to remove any future obligations of the Company to pay transaction fees and to set the annual management fee payable thereunder at $1,000. Belron International entered into an Amended and Restated Management Agreement with the Company to replace its existing management agreement with Vistar, pursuant to which Belron will continue to receive a management fee of $1,000 per year. Each of such agreements with THL and Belron International will terminate upon consummation of an initial public offering of the Company's common stock. The Company also paid THL $1,000 in connection with the debt refinancing.



     Payment of the Distribution, the cash portion of the Merger Consideration, the refinancing of Vistar's senior credit financing and the fees and expenses of the transaction were financed through borrowings made pursuant to a refinancing of the Company's existing senior credit facility (see Note 10).



     The excess purchase price over the fair value of identifiable net assets acquired has been allocated to goodwill. Goodwill of $278,041 recorded in the transaction will be amortized over 30 years using the straight-line method. The allocation of the purchase price to the net assets acquired is preliminary with respect to certain amounts, pending the results of certain studies which have not yet been completed.



     The following summary was prepared to illustrate the pro forma results of operations as if the Vistar acquisition had occurred at the beginning of the fiscal years presented without the benefit of any synergies. Included in the pro forma presentation is the impact of certain purchase adjustments directly attributable to the acquisition which are expected to have a continuing impact.



                                                                        THREE MONTHS
                                                                           ENDED
                                                 1996        1997      MARCH 29, 1997
                                               --------    --------    --------------
                                                   (UNAUDITED)          (UNAUDITED)
Net sales....................................  $828,439    $902,665       $199,170
Income (loss) from continuing operations
  before extraordinary charge................     4,835      (9,035)        (5,316)
Net income (loss)............................     6,041     (11,870)        (5,316)



     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Vistar acquisition been consummated as of the beginning of the fiscal years presented, nor is it necessarily indicative of future operating results. The pro forma financial information does not reflect any synergies that may be achieved

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
from the combined operations. Included in pro forma net income are adjustments to conform the accounting practices of the companies which decreased net income by $287 in 1996 and increased net income by $46 in 1997.



     As a result of the Merger, the Company intends to consolidate redundant overhead in both field and corporate operations, eliminate redundant service center locations and eliminate redundant sales and marketing force activities. At January 3, 1998 and April 4, 1998, the Company had partially completed its evaluation of redundant locations and activities and recorded the following accrual as part of its purchase accounting for Vistar:



                                                                         THREE MONTHS
                                                               1997       ENDED 1998
                                                              -------    ------------
Closing of Vistar service center locations..................  $ 1,734       $1,472
Vistar field and corporate severance........................   13,556        1,873
Elimination of redundant Vistar corporate functions.........    5,559
                                                              -------       ------
                                                              $20,849       $3,345
                                                              =======       ======



     Prior to December 1998, the Company expects to complete its market-by-market analysis of overlapping field locations and administrative activities of both Vistar and the Company. Costs associated with additional consolidation of Vistar functions and activities will be recorded as an adjustment to the initial purchase allocation. The costs associated with closing Safelite locations will be expensed when the decision as to which facilities to close is made. Management estimates the aggregate of all merger related closing and consolidation costs will range from $37,000 to $42,000.



5.  RESTRUCTURING EXPENSES


     Prior to 1990, the Company grew through acquisitions and internal service center openings. In 1991, a new management team developed a strategic plan to focus the Company on its primary insurance customers. The plan called for growth to be achieved by increasing the Company's share of the auto glass replacement market through enhanced relationships with insurance companies and other large volume clients. Automated solutions to address insurance claims processing costs were and are an integral part of management's marketing strategy. An additional element of the Company's strategic plan was a market-by-market review of its distribution and service center configuration, and the Company's customer service capabilities. The objective was to restructure local markets as required to maximize service quality and capacity at lower costs.


     During 1993 and 1994, the Company refined its overall market based approach with the development and testing of centralized Dispatch Command Center/Central Telephone Units (DCC/CTU). These facilities serve as local market "hubs" which connect service centers, vans, central telephone units, warehouses and distribution centers and provide "real time" data for scheduling, billing, sales and inventory management. The success of the DCC/CTU concept led the Company in 1995 to restructure its field operations by closing approximately 100 service centers and reorganizing field management. The 1995 provision for this restructuring of $6,311 consists principally of planned service center closing costs of $5,605 and field management reorganization costs of $706.



     As described in Note 4, at January 3, 1998 and April 4, 1998, the Company had partially completed its review of redundant corporate and field operations which resulted from its acquisition of Vistar. Accordingly, restructuring provisions for $2,865 and $3,791, respectively, were recorded in each period. The January 3, 1998, provision consisted of $415 related to Safelite service center closings and $2,450 related to Safelite employee severance. The April 4, 1998, provision consisted of $2,491 related to Safelite service center closings and $1,300 related to Safelite employee severance. The Company

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
expects to complete its merger related restructuring review by December 1998 and anticipates that further restructuring provisions will be taken in its fiscal year ending March 1999.


     The following summarizes the reserve activity:


                                         YEARS ENDED            THREE MONTHS ENDED
                                 ---------------------------   ---------------------
                                  1995      1996      1997        1997        1998
                                 -------   -------   -------   -----------   -------
                                                               (UNAUDITED)
Beginning balance..............  $         $ 5,098   $ 1,689     $1,689      $26,853
Restructuring liabilities
  acquired -- Vistar...........                        2,438
Restructuring Merger accrual...                       20,849                   3,345
Restructuring provision........    6,311               2,865                   3,791
Used for intended purpose......   (1,213)   (3,409)     (988)      (264)      (2,616)
                                 -------   -------   -------     ------      -------
Ending balance.................  $ 5,098   $ 1,689   $26,853     $1,425      $31,373
                                 =======   =======   =======     ======      =======



6.  ACCOUNTS RECEIVABLE



                                                DECEMBER 28,    JANUARY 3,    APRIL 4,
                                                    1996           1998         1998
                                                ------------    ----------    --------
Trade receivables.............................    $31,748        $ 70,755     $ 74,622
Less allowance for uncollectible accounts.....     (2,101)        (15,828)     (12,622)
                                                  -------        --------     --------
Net...........................................    $29,647        $ 54,927     $ 62,000
                                                  =======        ========     ========



                                         YEARS ENDED            THREE MONTHS ENDED
                                 ---------------------------   ---------------------
                                  1995      1996      1997        1997        1998
                                 -------   -------   -------   -----------   -------
                                                               (UNAUDITED)
Allowance for uncollectible
  accounts:
Balance, beginning of period...  $ 2,301   $ 2,413   $ 2,101     $2,101      $15,828
Provision......................    1,354     1,015     1,469        618        1,319
Vistar Merger..................                       14,002
Charge-offs....................   (1,242)   (1,327)   (1,744)      (587)      (4,525)
                                 -------   -------   -------     ------      -------
Balance, end of period.........  $ 2,413   $ 2,101   $15,828     $2,132      $12,622
                                 =======   =======   =======     ======      =======



7.  PROPERTY, PLANT & EQUIPMENT



                                                DECEMBER 28,    JANUARY 3,    APRIL 4,
                                                    1996           1998         1998
                                                ------------    ----------    --------
Land..........................................    $  4,672       $  5,569     $  5,569
Buildings and leaseholds......................      33,336         43,148       47,333
Equipment and furniture.......................      52,764         71,950       81,186
                                                  --------       --------     --------
          Total...............................      90,772        120,667      134,088
Less accumulated depreciation                      (50,653)       (56,847)     (72,094)
                                                  --------       --------     --------
Net...........................................    $ 40,119       $ 63,820     $ 61,994
                                                  ========       ========     ========

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     Depreciation expense was $6,851, $7,239 and $7,622 for the years ended 1995, 1996 and 1997, respectively. Depreciation expense for the three months ended 1997 (unaudited) and 1998 was $1,822 and $3,876, respectively.



8.  INTANGIBLE AND OTHER ASSETS



                                                DECEMBER 28,    JANUARY 3,    APRIL 4,
                                                    1996           1998         1998
                                                ------------    ----------    --------
Trademarks....................................    $24,168        $ 24,264     $ 24,264
Goodwill......................................        853         276,096      278,918
Non-compete agreements........................         46              76           76
                                                  -------        --------     --------
          Total...............................     25,067         300,436      303,258
Less accumulated amortization.................     (7,235)         (8,432)     (10,933)
                                                  -------        --------     --------
Net...........................................    $17,832        $292,004     $292,325
                                                  =======        ========     ========



     Amortization expense in 1995, 1996 and 1997 was $770, $792 and $1,078, respectively. Amortization expense for the three months ended 1997 (unaudited) and 1998 was $181 and $2,501, respectively.



9.  LEASES


     The Company leases many of its vehicles and service center locations under operating leases. Most of the service center location leases provide renewal options.


     Future minimum rental commitments under non-cancelable operating leases for facilities (including closed service centers), vehicles and equipment at April 4, 1998, are as follows:



Year:
  1998......................................................  $ 46,349
  1999......................................................    38,092
  2000......................................................    26,423
  2001......................................................    14,147
  2002......................................................     6,879
  Thereafter................................................     7,328
                                                              --------
          Total.............................................  $139,218
                                                              ========



     For 1995, 1996 and 1997, rent expense under all operating leases was $24,028, $25,180 and $28,585, respectively. Rent expense for the three months ended 1997 (unaudited) and 1998 was $6,674 and $14,164, respectively.



10.  LONG-TERM DEBT



     At December 28, 1996, the Company had a credit facility consisting of (a) a term loan facility of $150,000, (a $75,000 "Tranche A Term Loan" and a $75,000 "Tranche B Term Loan") and (b) a revolving credit facility, including letters of credit, which provided up to a maximum of $30,000. The rate of interest on these borrowings was based on the prime rate or Eurodollar rate, at the Company's option. A commitment fee of 1/2% per annum was required on the unused portion of the credit facility.



     In connection with the Vistar Merger, a new credit facility was entered into which consists of (a) a term loan facility in an aggregate principal amount of $350,000 (the "Term Loan Facility"), consisting of

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
three tranches in principal amounts of $150,000 (the "Tranche A Term Loan"), $100,000 (the "Tranche B Term Loan"), and $100,000 (the "Tranche C Term Loan"), respectively, and (b) a revolving credit facility, including letters of credit, which provides up to $100,000 (the "Revolving Credit Facility"). The Tranche A Term Loan and the Revolving Credit Facility mature on September 30, 2003, the Tranche B Term Loan and the Tranche C Term Loan mature on September 30, 2004 and September 30, 2005, respectively.



     In addition, the new credit facility is subject to mandatory principal prepayment and commitment reductions (to be applied to the Term Loan Facility) in an amount equal to, subject to certain exceptions, (a) 100% of the net cash proceeds of (i) certain debt and equity offerings by the Company or any of its subsidiaries, and (ii) certain asset sales or other dispositions, and (iii) 50% of the Company's excess cash flow (as defined). Borrowings under the facility are collateralized by substantially all assets of the Company. The rate of interest on these borrowings is based on the prime rate, or LIBOR, at the Company's option. At April 4, 1998, the interest rates in effect were 7.125%, 7.125%, 7.625% and 7.875% on the Revolver, Tranche A, Tranche B and Tranche C Term Loans, respectively.



     The credit facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, create subsidiaries, engage in mergers or consolidations, change the business conducted by the Company, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Company must comply with specified financial ratios and minimum tests, including minimum interest coverage ratios and maximum leverage ratios.



     The Company utilizes interest rate exchange agreements to manage the exposure associated with interest rate fluctuations. During fiscal 1997, the Company purchased interest rate swaps in the notional amount of $100,000 to hedge the impact of changing interest rates on its variable rate debt. The swap agreements mature March 31, 2000; the counterparty, however, has the option to extend maturity until March 31, 2002. The swap agreements provide for interest to be received on notional amounts at variable rates and provides for interest to be paid on the same notional amounts at fixed rates. The fixed interest rates do not change over the life of the swap agreements. The variable interest rates are reset every three months and are based on LIBOR. The credit risk associated with the interest rate swap agreements revolve around the ability of the counterparty to perform its obligation under the agreement. The Company does not anticipate nonperformance by the counterparty. Terms of the swap agreements are as follows:



                                                              JANUARY 3,    APRIL 4,
                                                                 1998         1998
                                                              ----------    --------
Notional amount.............................................   $100,000     $150,000
Fair value (unrealized losses)..............................     (1,568)      (2,250)
Average received rate (variable)............................       5.91%        5.69%
Average pay rate (fixed)....................................       6.19%        6.19%
Average life (years)........................................       2.25         2.00



     Net interest received or paid on these contracts is reflected in interest expense. The difference between the interest paid and received on the interest rate swap contracts resulted in $328 and $70 of additional interest expense in 1997 and the three months ended 1998, respectively.



     In connection with the THL Transactions described in Note 2, on December 20, 1996, the Company issued $100,000 in 9 7/8% Senior Subordinated Notes (the "Notes") due December 15, 2006. The Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. Upon

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
a change in control triggering event, as defined, the Company is required to make an offer to repurchase the Notes at 101%. The Notes are redeemable at the option of the Company on or after December 15, 2001, at prices decreasing from 104 15/16% on December 15, 2001 to par at December 15, 2004. In addition, prior to December 15, 1999, the Company, at its option, may redeem (at 109 7/8%) up to $35,000 of principal with the proceeds of one or more equity offerings. During 1997, the noteholders were paid $5,000 in exchange for their consent for the Company to modify the terms of the Notes and to allow the Company to enter into the Vistar Merger. This payment is being amortized over the remaining life of the Notes. Costs of the consent solicitation of $1,258 were expensed in 1997.



     The Company has various unsecured notes payable with interest rates ranging from 6.4% to 8.5% and prime plus 1%.


     Maturities of the Company's long-term debt are as follows:


                                                        APRIL 4, 1998
                                  ---------------------------------------------------------
            DUE DATE                                        SENIOR
           FOR FISCAL             REVOLVING     TERM     SUBORDINATED    NOTES      OTHER
          YEAR ENDING               NOTES      LOANS        NOTES       PAYABLE   (NOTE 12)    TOTAL
          -----------             ---------   --------   ------------   -------   ---------   --------
  1999..........................                                        $1,298     $4,643     $  5,941
  2000..........................              $ 16,500                     210      2,585       19,295
  2001..........................                24,500                   1,200                  25,700
  2002..........................                34,500                   1,200                  35,700
  2003..........................                56,313                   1,200                  57,513
  Thereafter....................   $41,250     218,187     $100,000                            359,437
                                   -------    --------     --------     ------     ------     --------
          Total.................   $41,250    $350,000     $100,000     $5,108     $7,228     $503,586
                                   =======    ========     ========     ======     ======     ========


     The carrying amount of debt approximates its fair value.


     The Company had letters of credit outstanding totaling $17,556 as of April 4, 1998.



11.  CAPITAL STOCK



     In conjunction with the Vistar Merger described in Note 4, the Company effected a 1 for 3 reverse stock split of its Class A Common Stock and reclassified these shares as Class A Voting Common Stock. The Class B Common Stock was reclassified as Class B Non-Voting Common Stock, and a stock dividend was paid, in which two shares of Class B Non-Voting Common Stock were issued for each share of Class A Voting Common Stock. The Company paid $4,794 in accrued dividends on the 8% Cumulative Preferred Stock and redeemed the preferred stock for $58,250. A new series of preferred stock was issued and designated as Non-Voting 8% Preferred Stock. Treasury shares were converted into Class A Voting Common Stock and Class B Non-Voting Common Stock via the 1 for 3 reverse stock split and the Class B Common Stock reclassification, respectively. The 2 for 1 stock dividend was not paid for shares held in treasury.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     The following represents the number of shares outstanding and held in treasury for each class of stock at respective dates. Share amounts for December 28, 1996, have not been restated for the reverse stock split or stock dividend.



                                                         DECEMBER 28,   JANUARY 3,    APRIL 4,
                                                             1996          1998         1998
                                                         ------------   ----------   ----------
8% Cumulative Preferred Stock..........................     582,498
8% Non-Voting Preferred Stock..........................                     40,000       40,000
Class A Common Stock Issued............................   5,326,935
Class A Common Stock Held in Treasury..................     358,813
Class A Voting Common Stock............................                  3,534,283    3,534,283
Class A Voting Common Stock Held in Treasury...........                    119,938      119,938
Class B Common Stock Issued............................      50,000
Class B Common Stock Held in Treasury..................      50,000
Class B Non-Voting Common Stock........................                 10,458,260   10,462,638
Class B Non-Voting Common Stock Held in Treasury.......                     50,000       50,000



     The Company has several stock option plans and agreements which provide for the sale of Class A and Class B Common Stock to certain key associates, consultants and members of the Board of Directors. Options vest in periods ranging from zero to five years and are generally exercisable for a period of ten years from the date of grant. All options granted have exercise prices which were not less than fair market value at the date of grant.



     In conjunction with the Vistar Merger, all options for Class A shares were converted to options to purchase the same number of Class B shares. At April 4, 1998, all options outstanding are to key associates and are for Class B Non-Voting shares.



     The following table summarizes the stock options outstanding:



                               DECEMBER 30,        DECEMBER 28,
                                   1995                1996            JANUARY 3, 1998       APRIL 4, 1998
                             -----------------   -----------------   -------------------   ------------------
                                      WEIGHTED            WEIGHTED              WEIGHTED             WEIGHTED
                                      AVERAGE             AVERAGE               AVERAGE              AVERAGE
                                      EXERCISE            EXERCISE              EXERCISE             EXERCISE
                             SHARES    PRICE     SHARES    PRICE      SHARES     PRICE     SHARES     PRICE
                             ------   --------   ------   --------   --------   --------   -------   --------
Outstanding at beginning of
  period...................   5,025   $241.78    45,532   $ 29.35      54,780    $24.90     17,190    $12.08
Granted....................  42,133      3.00    15,328      3.00     175,000     13.40    407,500     19.00
Exercised..................                      (6,080)     3.00    (203,611)    11.17
Forfeited..................  (1,626)     3.00                          (8,979)   136.63
                             ------   -------    ------   -------    --------    ------    -------    ------
Outstanding at end of
  period...................  45,532   $ 29.35    54,780   $ 24.90      17,190    $12.08    424,690    $18.72
                             ======   =======    ======   =======    ========    ======    =======    ======
Exercisable at period
  end......................   4,149   $292.00    11,209   $110.05         876    $ 3.00      1,314    $ 3.00
                             ======   =======    ======   =======    ========    ======    =======    ======
Weighted-average fair value
  of options granted during
  the period using the
  Black-Scholes pricing
  model....................  $ 1.56              $ 1.43              $   3.64              $  4.64
Assumptions used:
  Expected dividend
    yield..................       0%                  0%                    0%                   0%
  Expected volatility......       0%                  0%                    0%                   0%
  Risk-free interest
    rate...................     7.5%                6.6%                  6.2%                 5.7%
  Expected life of option
    (in years).............    10.0                10.0                   5.2                  5.0

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     The following table shows various information about stock options outstanding at April 4, 1998:



                         OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
               ---------------------------------------    --------------------------
                                 WEIGHTED     WEIGHTED                      WEIGHTED
                   NUMBER         AVERAGE     AVERAGE         NUMBER        AVERAGE
  EXERCISE     OUTSTANDING AT    REMAINING    EXERCISE    EXERCISABLE AT    EXERCISE
   PRICES      APRIL 4, 1998       LIFE        PRICE      APRIL 4, 1998      PRICE
  --------     --------------    ---------    --------    --------------    --------
$ 3.00              2,190           6.9        $ 3.00         1,314          $3.00
 13.40             15,000           9.3         13.40
 19.00            407,500          10.0         19.00
                  -------          ----        ------         -----          -----
$ 3.00-$19.00     424,690           9.9        $18.72         1,314          $3.00
                  =======          ====        ======         =====          =====



     During 1997, the Company recorded $2,976 of expenses associated with the acceleration of the vesting of 160,000 management stock options. The Company accounts for employee stock options using the intrinsic value method allowed by Accounting Principles Board Opinion No. 25. Had compensation costs been determined based on the fair value method of Statement of Financial Accounting Standard No. 123 for all plans, the Company's net earnings would have been reduced to the pro forma amounts as follows:



                                        YEAR ENDED              THREE MONTHS ENDED
                                ---------------------------    ---------------------
                                 1995      1996       1997        1997         1998
                                ------    -------    ------    -----------    ------
                                                               (UNAUDITED)
Net earnings (in thousands):
As reported...................  $6,326    $27,774    $3,588        (95)       (4,316)
Pro forma.....................  $6,317    $27,764    $3,577        (95)       (4,319)



     At April 4, 1998 there were 2,500 options available for grant.



12.  COMMITMENTS AND CONTINGENCIES



     For certain of its workers' compensation, automobile, product and associate health care liabilities, the Company is self-insured, subject to certain stop-loss coverage. The estimated costs of reported claims and of incurred-but-not-reported claims are accrued, generally using actuarial estimates based on claims history. The amount the Company will ultimately incur for these liabilities could differ from these estimates.



     During 1996, the Company purchased insurance to cover Safelite's remaining workers' compensation, automobile and product liabilities for the period July 1, 1989 through December 31, 1994. The Company no longer has any liability for these contingencies; therefore, the self-insured accrual for this period has been removed from the financial statements. This transaction had no significant impact on results of operations for 1996. During 1996, the Company also purchased workers' compensation, automobile and product liability coverage for the period December 20, 1996 through December 31, 1999. The cost of this insurance was partially financed by $13,740 in premium financing, payable in monthly installments, including interest of 6.67% to 6.99%, of $514 in 1997 and $416 in 1998 and 1999. Under the terms of the financing, if the Company cancels its insurance policies for any reason, corresponding unearned premium refunds would be applied directly against the outstanding principal balance. At April 4, 1998, the outstanding principal balance of this premium financing was $7,228.



     On June 25, 1998, a customer advised Safelite, following a review of contract terms, that the customer is disputing certain billings made to it by Vistar prior to the Vistar Merger. The customer has provided Safelite with a preliminary estimate of the disputed amount which the Company is reviewing. The ultimate resolution of this matter is not presently determinable but, in the opinion of management,

                     SAFELITE GLASS CORP. AND SUBSIDIARIES
such resolution is not expected to have a significant impact on the Company's financial statements. In the event the Company is required to make any payment, such cost would be allocated to goodwill associated with the Vistar Merger.



     The Company is involved in various litigation and disputes arising in the normal course of its business, primarily related to vehicle accidents and human resource related issues. The Company is also involved in certain environmental actions brought by the U.S. Environmental Protection Agency and certain state agencies. The ultimate resolution of these matters is not presently determinable but, in the opinion of management, such resolution is not expected to have a significant impact on the Company's financial statements.



13.  SAVINGS AND RETIREMENT PLANS



     Safelite maintains a 401(k) savings plan, covering substantially all associates, except the former employees of Vistar, that provides basic employer matching contributions of up to 40% (depending upon the participant's years of service) of the first 4% of each participant's compensation. Bonus employer contributions up to 50% of the basic employer contribution are also made depending upon the level of associate participation in the plan. Safelite also maintains a 401(k) savings plan covering substantially all the former associates of Vistar, that provides basic matching contributions of up to 25% of the first 6% of each participant's compensation. Safelite contributions to its 401(k) savings plans were $636, $762 and $998 for the years 1995, 1996 and 1997, respectively. Contributions for the three months ended 1997 (unaudited) and 1998 were $386 and $491, respectively.



     Safelite also has a defined benefit plan whose benefits were frozen and fully vested to participants effective June 30, 1993. The funded status of the Safelite defined benefit plan is as follows:



                                                        DECEMBER 28,    JANUARY 3,    APRIL 4,
                                                            1996           1998         1998
                                                        ------------    ----------    --------
Accumulated and projected benefit obligation (all
  vested) for services provided to date...............    $(14,964)      $(17,192)    $(18,548)
Less market value of plan assets......................      14,319         16,932       18,738
                                                          --------       --------     --------
Plan assets in excess of (less than) projected benefit
  obligation..........................................        (645)          (260)         190
Unrecognized net loss resulting from past experience
  different from that assumed.........................       1,227          1,284          895
Adjustment to recognize minimum pension liability.....      (1,227)        (1,284)
                                                          --------       --------     --------
Prepaid (accrued) pension cost........................    $   (645)      $   (260)    $  1,085
                                                          ========       ========     ========
Discount Rate.........................................         7.5%           7.0%         7.0%



     Plan assets at April 4, 1998 are invested in common and preferred stocks, corporate and U.S. government bonds and money market funds. The expected long-term rate of return on plan assets was 8.5% for all periods.



     As part of the sale of Lear Siegler (Note 3), the Company retained the liability for pension obligations of former Lear Siegler employees and related pension assets. Plan benefits are based on various formulae, the principal factors of which are years of service and compensation during the years immediately preceding retirement. The Company's funding policy for these plans is to make the minimum annual contributions required by applicable regulations. No further accruals for service costs will be made.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     The funded status of the Lear Siegler defined benefit plan is as follows:



                                                        DECEMBER 28,    JANUARY 3,    APRIL 4,
                                                            1996           1998         1998
                                                        ------------    ----------    --------
Accumulated and projected benefit obligation (all
  vested) for services provided to date...............    $(33,805)      $(35,475)    $(35,576)
Less market value of plan assets......................      26,717         31,637       34,905
                                                          --------       --------     --------
Plan assets in excess of (less than) projected benefit
  obligation..........................................      (7,088)        (3,838)        (671)
Unrecognized net loss.................................      10,133         13,020        9,814
Adjustment to recognize minimum pension liability.....     (10,133)       (13,020)      (9,814)
                                                          --------       --------     --------
Accrued pension cost..................................    $ (7,088)      $ (3,838)    $   (671)
                                                          ========       ========     ========
Discount Rate.........................................         7.5%           7.0%         7.0%



     Plan assets at April 4, 1998 consist primarily of a bond mutual fund, U.S. government obligations and cash equivalents. The expected long-term rate of return on plan assets was 8.75% in 1995 and 8.5% in 1996, 1997 and the three months ended 1998.



     Net periodic pension expense (income) for all of the Company's defined benefit plans for the respective periods includes the following components:



                                                        YEAR ENDED              THREE MONTHS
                                               -----------------------------       ENDED
                                                1995       1996       1997          1998
                                               -------    -------    -------    ------------
Service cost-benefit earned during the
  period.....................................  $    15
Interest cost on the projected benefit
  obligation.................................    3,219    $ 3,225    $ 3,560      $   911
Actual return on plan assets.................   (4,273)    (2,736)    (3,861)      (5,771)
Net amortization and deferral................      939       (494)       558        4,840
                                               -------    -------    -------      -------
Net periodic pension expense (income)........  $  (100)   $    (5)   $   257      $   (20)
                                               =======    =======    =======      =======



     Net periodic pension expense for the three months ended 1997 (unaudited) was $64.



     At December 28, 1996, January 3, 1998 and April 4, 1998, the Company recorded, as required by SFAS No. 87, an additional minimum pension liability of $11,360, $14,304, and $9,814, respectively, related to certain unfunded pension obligations. The corresponding cumulative charge to stockholders' equity (deficit) for these amounts at December 28, 1996, January 3, 1998 and April 4, 1998, net of applicable taxes, was $6,816, $8,582 and $5,887, respectively.



14.  INCOME TAXES


     Income taxes are provided for the amounts estimated to be payable on tax returns for the current year. Deferred income taxes are provided for all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. If necessary, based upon available evidence, a valuation allowance is provided for the amount of deferred tax assets that are not expected to be realized.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     The components of the income tax provision (benefit) before extraordinary items are as follows:



                                               YEAR ENDED               THREE MONTHS ENDED
                                       ---------------------------    ----------------------
                                       1995      1996       1997         1997         1998
                                       ----    --------    -------    -----------    -------
                                                                      (UNAUDITED)
Current..............................  $157    $  2,110    $    45                   $   (71)
Deferred.............................           (19,715)    (6,887)       $59         (1,552)
                                       ----    --------    -------        ---        -------
Total................................  $157    $(17,605)   $(6,842)       $59        $(1,623)
                                       ====    ========    =======        ===        =======



     The income tax provision (benefit) differs from the amounts determined by applying the statutory income tax rate as a result of the following:



                                              YEAR ENDED                THREE MONTHS ENDED
                                    ------------------------------    ----------------------
                                     1995        1996       1997         1997         1998
                                    -------    --------    -------    -----------    -------
                                                                      (UNAUDITED)
Income taxes at statutory rate....  $ 2,640    $  6,706    $  (147)      $(13)       $(2,079)
Reduction in valuation
  allowance.......................   (2,000)    (25,894)    (2,996)
State income taxes................      312         958        (21)        (1)          (197)
Lear Siegler net operating
  losses..........................                          (5,674)
Other, principally permanent
  differences.....................     (795)        625      1,996         73            653
                                    -------    --------    -------       ----        -------
Provision (benefit) for income
  taxes...........................  $   157    $(17,605)   $(6,842)      $ 59        $(1,623)
                                    =======    ========    =======       ====        =======


     Items comprising the Company's net deferred tax assets and liabilities are as follows:


                                                        DECEMBER 28,    JANUARY 3,    APRIL 4,
                                                            1996           1998         1998
                                                        ------------    ----------    --------
Deferred tax assets:
  Net operating loss carryforwards....................    $ 32,035       $ 46,688     $ 45,825
  Differences between book and tax basis of
     inventories......................................       2,530          3,993        3,770
  Reserves not currently deductible...................      17,406         10,533       14,321
  Restructuring reserves..............................                      9,862       12,549
  Deductible intangibles..............................                      4,502           29
  Pension.............................................       4,547          5,722        3,925
  Other...............................................       2,738          2,340
  Difference between book and tax basis of property,
     plant and equipment..............................                                   4,373
  Valuation Allowance.................................     (36,182)       (21,800)     (21,800)
                                                          --------       --------     --------
          Total.......................................      23,074         61,840       62,992
                                                          --------       --------     --------
Deferred tax liabilities:
  Difference between book and tax basis of property,
     plant and equipment..............................      (1,322)          (400)
                                                          --------       --------     --------
Net deferred tax asset................................    $ 21,752       $ 61,440     $ 62,992
                                                          ========       ========     ========



     A valuation allowance reduces the amount of deferred tax assets that management believes more likely than not will not be recognized. The valuation allowance is based on available information at the balance sheet date including historical earnings, net operating loss limitations and other factors which may impact the Company's ability to realize the tax benefits.

                     SAFELITE GLASS CORP. AND SUBSIDIARIES

     As part of the sale of Lear Siegler, the Company obtained the right to use approximately $16,210 of previously unrecognized federal net operating loss carryforwards. In addition, deferred tax assets totaling $11,386 related to Lear Siegler, which had been fully reserved, were assigned to Lear Siegler in the sale transaction.



     At April 4, 1998, the Company has net operating loss carryforwards for federal income tax purposes totaling approximately $112,000 which expire through 2017.



15.  EXTRAORDINARY ITEM



     During 1997 the Company recorded an extraordinary loss of $2,835, net of income tax benefit of $1,890, as a result of expensing unamortized loan origination costs related to its 1996 credit facility and fees paid to the lenders of its new credit facility. In 1996, the Company recorded an extraordinary loss of $500, net of income tax benefit of $344, for the unamortized loan origination fees related to the early repayment of another debt obligation.



16.  DISCONTINUED OPERATIONS


     In 1996, the Company recorded income from discontinued operations of $1,706. This income was primarily the result of resolving, in 1996, various liability and tax issues associated with operating units of Lear Siegler which were discontinued in prior years. The following summarizes the significant items:

Settlement of liability issues..............................    $(25,500)
Adjustment of state tax contingencies.......................      19,606
Tax refund..................................................       7,600
                                                                --------
                                                                $  1,706
                                                                ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of


Vistar, Inc.:



     We have audited the accompanying consolidated balance sheets of VISTAR, INC. (formerly Globe Glass & Mirror Co. and successor of Windshields America, Inc.) (an Illinois corporation) AND SUBSIDIARIES as of March 31, 1996 and 1997, and the related consolidated statements of earnings (loss), stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vistar, Inc. and Subsidiaries as of March 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.



     The financial statements of Vistar, Inc. and Subsidiaries as of December 19, 1997, and for the nine-month periods ended December 21, 1996, and December 19, 1997, were not audited by us and, accordingly, we do not express an opinion on them.



Chicago, Illinois


April 7, 1997 (except with respect to


the matter described in Note 15,


as to which the date is July 22, 1998)

                         VISTAR, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                               MARCH 31
                                                         --------------------
                                                           1996        1997      DEC. 19, 1997
                                                         --------    --------    -------------
                                                                                  (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $ 13,438    $  3,016      $  4,942
  Marketable securities................................       700         750            --
  Trade accounts receivable, less allowance for
     doubtful accounts of $2,656, $3,733 and $14,002,
     respectively......................................    30,065      36,035        30,452
  Inventories..........................................    21,347      13,804         7,010
  Income tax refunds receivable and prepayments........    11,682       3,958         3,808
  Prepaid expenses and other current assets............     6,388       8,511         5,675
  Current maturities of notes receivable...............       972         677           452
  Deferred income taxes................................    14,802      10,969         4,684
                                                         --------    --------      --------
     Total current assets..............................    99,394      77,720        57,023
                                                         --------    --------      --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land.................................................       962         962           962
  Buildings and building improvements..................     1,023       1,023         1,481
  Machinery and equipment..............................    13,657      20,077        20,143
  Leasehold improvements...............................    10,082      11,175        11,328
  Furniture and fixtures...............................     2,993       3,356         3,540
                                                         --------    --------      --------
                                                           28,717      36,593        37,454
  Less-Accumulated depreciation and amortization.......     8,653      15,801        19,576
                                                         --------    --------      --------
     Property, plant and equipment, net................    20,064      20,792        17,878
                                                         --------    --------      --------
OTHER ASSETS:
  Notes receivable, excluding current maturities.......       800         800           125
  Deferred income taxes................................    11,739      11,722        16,787
  Intangible assets....................................   157,791     148,417       144,119
  Other noncurrent assets..............................     6,645       2,374         6,605
                                                         --------    --------      --------
     Total other assets................................   176,975     163,313       167,636
                                                         --------    --------      --------
                                                         $296,433    $261,825      $242,537
                                                         ========    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.................  $  4,772    $  2,906      $  1,721
  Trade accounts payable...............................    23,584      18,639        19,581
  Other current liabilities............................    34,436      35,125        26,108
                                                         --------    --------      --------
     Total current liabilities.........................    62,792      56,670        47,410
                                                         --------    --------      --------
LONG-TERM DEBT, excluding current maturities...........    45,088      17,624        16,695
                                                         --------    --------      --------
PREFERENCE STOCK ($10 par value, 44,167 shares issued
  and outstanding).....................................   176,250     176,250       132,023
                                                         --------    --------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $10 par value, 100,000 shares
     authorized; 45,970 shares issued and outstanding
     (excluding preference shares).....................       460         460           460
  Additional paid-in capital...........................    78,857      78,857        78,857
  Accumulated deficit..................................   (67,014)    (68,036)      (32,908)
                                                         --------    --------      --------
     Total stockholders' equity........................    12,303      11,281        46,409
                                                         --------    --------      --------
                                                         $296,433    $261,825      $242,537
                                                         ========    ========      ========



          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                         VISTAR, INC. AND SUBSIDIARIES



                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)


                                 (IN THOUSANDS)



                                    FOR THE YEARS ENDED MARCH 31      FOR THE NINE MONTHS ENDED
                                   ------------------------------   -----------------------------
                                     1995       1996       1997     DEC. 21, 1996   DEC. 19, 1997
                                   --------   --------   --------   -------------   -------------
                                                                             (UNAUDITED)
NET SALES........................  $114,319   $172,821   $413,504     $318,762        $339,502
                                   --------   --------   --------     --------        --------
COST OF SALES:
  Materials......................    41,896     67,219    186,263      140,076         164,289
  Labor..........................    17,604     27,104     75,242       56,970          71,151
  Vehicle........................     5,074      6,058     12,209        9,861          11,740
  Occupancy......................     6,371      9,229     16,165       10,759          13,439
  Other..........................    16,711     21,075     22,402       17,873          26,185
                                   --------   --------   --------     --------        --------
                                     87,656    130,685    312,281      235,539         286,804
                                   --------   --------   --------     --------        --------
     Gross profit................    26,663     42,136    101,223       83,223          52,698
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES........    21,543     38,001     72,090       55,458          49,968
AMORTIZATION OF INTANGIBLE
  ASSETS.........................     3,285      5,001     13,371        9,558          10,162
NONRECURRING CHARGES.............        --         --      6,939        5,323             793
RESTRUCTURING CHARGES............        --      9,532         --           --              --
                                   --------   --------   --------     --------        --------
  Operating income (loss)........     1,835    (10,398)     8,823       12,884          (8,225)
                                   --------   --------   --------     --------        --------
INTEREST EXPENSE.................       (49)      (731)    (2,046)      (1,698)         (1,206)
INTEREST INCOME..................        --         98        437          327             600
                                   --------   --------   --------     --------        --------
  Income (loss) before income
     taxes.......................     1,786    (11,031)     7,214       11,513          (8,831)
(PROVISION) BENEFIT FOR INCOME
  TAXES..........................      (175)     1,807     (8,236)      (8,416)           (268)
                                   --------   --------   --------     --------        --------
NET INCOME (LOSS)................  $  1,611   $ (9,224)  $ (1,022)    $  3,097        $ (9,099)
                                   ========   ========   ========     ========        ========



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         VISTAR, INC. AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                 (IN THOUSANDS)



                                                         ADDITIONAL
                                               COMMON     PAID-IN      ACCUMULATED
                                               STOCK      CAPITAL        DEFICIT       TOTAL
                                               ------    ----------    -----------    --------
BALANCE, March 31, 1994......................   $ --      $42,229       $(59,401)     $(17,172)
  Conversion of amounts due to Belron into
     capital.................................     --       20,000             --        20,000
  Net income.................................     --           --          1,611         1,611
                                                ----      -------       --------      --------
BALANCE, March 31, 1995......................     --       62,229        (57,790)        4,439
  Conversion of amounts due to Belron into
     capital.................................     --       17,088             --        17,088
  Merger with Globe..........................    460         (460)            --            --
  Net loss...................................     --           --         (9,224)       (9,224)
                                                ----      -------       --------      --------
BALANCE, March 31, 1996......................    460       78,857        (67,014)       12,303
  Net loss...................................     --           --         (1,022)       (1,022)
                                                ----      -------       --------      --------
BALANCE, March 31, 1997......................    460       78,857        (68,036)       11,281
  Preference stock dilution (unaudited)......     --           --         44,227        44,227
  Net loss (unaudited).......................     --           --         (9,099)       (9,099)
                                                ----      -------       --------      --------
BALANCE, December 19, 1997 (unaudited).......   $460      $78,857       $(32,908)     $ 46,409
                                                ====      =======       ========      ========



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         VISTAR, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                      FOR THE YEARS ENDED MARCH 31      FOR THE NINE MONTHS ENDED
                                                      -----------------------------   -----------------------------
                                                       1995       1996       1997     DEC. 21, 1996   DEC. 19, 1997
                                                      -------   --------   --------   -------------   -------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $ 1,611   $ (9,224)  $ (1,022)    $  3,097         $(9,099)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities --
    Depreciation....................................    2,160      3,183      6,198        4,009           5,260
    Amortization....................................    3,285      5,001     13,371        9,558          10,162
    Deferred income tax (benefit) provision.........       --     (1,992)     5,543        1,741           1,220
    (Gain) loss on disposal of property, plant and
      equipment.....................................      (97)       508         74          (27)              6
    Restructuring and other charges.................       --      9,532         --           --              --
    Change in assets and liabilities, net of effects
      of business acquisitions --
      Trade accounts receivable.....................     (105)    (4,676)    (5,468)      (1,983)          5,603
      Inventories...................................   (2,669)    (2,400)     7,910        3,886           6,851
      Prepaid expenses and other current assets.....     (832)      (471)     6,931       13,168           3,215
      Trade accounts payable........................   (1,355)     3,802     (4,945)      14,776             851
      Other current liabilities.....................   (2,268)    (5,039)     3,938       10,625          (6,747)
      Other.........................................      (40)    (4,387)     4,571        2,544          (3,557)
                                                      -------   --------   --------     --------         -------
        Net cash provided by (used in) operating
          activities................................     (310)    (6,163)    37,101       61,394          13,765
                                                      -------   --------   --------     --------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale (purchase) of marketable securities..........       --       (700)       (50)          --             750
  Cash paid for businesses, net of cash acquired....   (3,181)   (10,728)    (7,156)      (7,153)         (1,622)
  Cash obtained in Merger...........................       --     15,014         --           --              --
  Purchases of property, plant and equipment........   (3,248)    (4,583)    (8,042)      (6,061)         (3,553)
  Proceeds from sale of property, plant and
    equipment.......................................      150        447         --           24              --
  Collections on notes receivable...................       --         28        381          123             219
                                                      -------   --------   --------     --------         -------
        Net cash used in investing activities.......   (6,279)      (522)   (14,867)     (13,067)         (4,206)
                                                      -------   --------   --------     --------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in revolving line of credit............       --     19,869    (25,869)     (28,269)         (7,633)
  Payments on long-term debt........................     (114)    (1,409)    (4,462)          --              --
  Net increase (decrease) in payable to Belron......    6,907       (381)    (2,325)          --              --
                                                      -------   --------   --------     --------         -------
        Net cash provided by (used in) financing
          activities................................    6,793     18,079    (32,656)     (28,269)         (7,633)
                                                      -------   --------   --------     --------         -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................      204     11,394    (10,422)      20,058           1,926
CASH AND CASH EQUIVALENTS, beginning of period......    1,840      2,044     13,438       13,438           3,016
                                                      -------   --------   --------     --------         -------
CASH AND CASH EQUIVALENTS, end of period............  $ 2,044   $ 13,438   $  3,016     $ 33,496         $ 4,942
                                                      =======   ========   ========     ========         =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for --
    Interest........................................  $    11   $    613   $  2,092     $    237         $ 1,129
    Income taxes....................................      122        895     10,319        3,498             475



          The accompanying notes to consolidated financial statements are an integral part of these statements.

                         VISTAR, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                         (DOLLAR AMOUNTS IN THOUSANDS)



1.  ORGANIZATION AND PRESENTATION



     Windshields America, Inc., together with its subsidiaries ("Windshields"), was a wholly owned subsidiary of Belron (USA) BV ("Belron") through February 29, 1996. On that date, Windshields merged with and into Globe Glass & Mirror Co. ("Globe") with Belron retaining a 51% ownership interest in the merged entity (the "Merger"). The previous stockholders of Globe obtained a 49% ownership interest in the merged entity. The common stock of Globe survived the Merger; Windshields' common stock was canceled and retired. The Merger was accounted for as a reverse acquisition in accordance with the purchase method of accounting with Windshields as the deemed acquirer. Pursuant to such accounting, each of the 50,000 shares of Windshields common stock ($.001 par value) outstanding as of the Merger date were exchanged for approximately .9194 shares of newly issued Globe common stock ($10 par value) resulting in Belron owning 51% of the merged entity. The merged entity originally retained the name of Globe Glass & Mirror Co. but later changed its name to Vistar, Inc. The accompanying consolidated financial statements include the accounts of Windshields through the Merger date and of the merged entity thereafter. All significant intercompany accounts and transactions have been eliminated in consolidation. As used herein, the "Company" refers to Windshields through February 29, 1996, and the merged entity and its subsidiaries thereafter.



     The Company's business consists primarily of the replacement and repair of automotive glass throughout the United States. A significant portion of the Company's sales are to customers in the insurance industry.



     In the opinion of management, the financial statements as of December 19, 1997, and for the nine months ended December 21, 1996, and December 19, 1997, include all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the financial position and results of operations for the periods then ended. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year. All interim numbers presented herein are unaudited.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



CASH AND CASH EQUIVALENTS



     Cash equivalents consist of short-term liquid investments. Outstanding balances of the Company's controlled disbursement accounts are included in trade accounts payable ($9,324, $7,155 and $8,051 at March 31, 1996, March 31, 1997,
and December 19, 1997, respectively). Restricted cash, held in escrow accounts for insurance purposes and in support of certain indebtedness, amounted to $5,717, $1,655 and $1,393 as of March 31, 1996, March 31, 1997, and December 19,
1997, respectively, and is classified as other noncurrent assets.



MARKETABLE SECURITIES



     Marketable securities consisted of fixed income securities with original maturities of less than one year and were carried at amortized cost, which approximated fair market value, as the Company had the ability and intent to hold them to maturity.



INVENTORIES



     All inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value) and consist primarily of replacement glass. In 1997, the Company entered into an agreement to purchase a substantial portion of its glass inventory from one supplier. The provisions of this agreement allow the Company to maintain lower inventory levels.

PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment is recorded at cost which, for such assets acquired in a business combination, represents the estimated fair value of such assets at their acquisition date. Major renewals and betterments which extend the useful life of an asset are capitalized; routine maintenance and repairs are expensed as incurred. Upon the sale or retirement of these assets, the related gross cost and accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings.



     Depreciation and amortization of property, plant and equipment are computed using the straight-line method for financial reporting purposes based on the following estimated useful lives:



                   CLASSIFICATION                         PERIOD
                   --------------                         ------
Building and building improvements..................   10 to 40 years
Machinery and equipment.............................    2 to 10 years
Leasehold improvements..............................    Over the life
                                                         of the lease
Furniture and fixtures..............................    5 to 10 years



INTANGIBLE ASSETS



     The excess cost over the fair value of net assets acquired in the Merger is being amortized on a straight-line basis over 20 years. Other such excess costs, resulting from various acquisitions of smaller glass replacement and repair businesses, are being amortized on a straight-line basis over five or ten years. After an acquisition, the Company continually reviews whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of such excess costs may warrant revision or that the remaining balance may not be recoverable. If events and circumstances indicate that excess costs related to a particular business should be reviewed for possible impairment, the Company uses projections to assess whether future operating income of the business on a nondiscounted basis is likely to exceed the amortization of such excess costs over its remaining life, to determine whether a write-down to recoverable value is appropriate. Should an impairment be identified, a loss would be reported to the extent that the carrying value exceeds the fair value of that goodwill as determined by valuation techniques available in the circumstances.



     Other intangible assets (with a net recorded value of $3,917, $3,763 and $4,957 as of March 31, 1996, March 31, 1997, and December 19, 1997,
respectively) include the costs of noncompete agreements with certain previous owners of businesses acquired by Globe prior to the Merger, costs associated with the acquisition of customer lists and costs incurred in obtaining trade names. Such costs are being amortized on a straight-line basis over five years, except for costs of noncompete agreements which are amortized over the term, not to exceed seven years, of the agreements. Accumulated amortization of all intangible assets as of March 31, 1996, March 31, 1997, and December 19, 1997, amounted to $18,480, $31,851 and $42,013, respectively.



ADVERTISING COSTS



     The Company's yellow pages advertising qualifies as direct response advertising and therefore the Company capitalizes such advertising costs and amortizes the expense over the period in which the benefits are expected (the life of the publication), which is generally one year or less. Advertising costs of $2,399, $2,287 and $2,572 were reported as prepaid expenses as of March 31, 1996, March 31, 1997, and December 19, 1997, respectively. Total advertising expense was $2,007, $2,894, $5,156, $3,548 and $4,873 in fiscal 1995, fiscal
1996, fiscal 1997 and the nine months ended December 21, 1996, and December 19, 1997, respectively.

INCOME TAXES



     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



REVENUE RECOGNITION



     Revenue is recognized when the replacement or repair service is performed.



NEW ACCOUNTING PRONOUNCEMENTS



     In July, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 introduces a new model for segment reporting, called the "management approach." The management approach is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Management is currently evaluating the provisions of this statement to determine its impact upon current reporting. Both SFAS No. 130 and SFAS No. 131 will be adopted by the Company by fiscal year 1999.



     In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Cost of Start-up Activity" ("SOP 98-5"). SOP 98-5 establishes the standard on the financial reporting of start-costs and organization cost. SOP 98-5 requires costs of start-up activities and organization cost to be expensed as incurred. Management is currently evaluating the provisions of this statement to determine its impact upon current reporting. SOP 98-5 will be adopted by the Company by fiscal year 1999.



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In addition, certain prior-year amounts have been reclassified to conform with current-year presentation.



3.  ACQUISITIONS



     Based on independent appraisals of Globe, the purchase price paid in the Merger by Windshields was determined to be $176,250. In connection with the Merger, the Company and its stockholders entered into various agreements which stipulate a dividend policy and certain stockholder rights, including put and call provisions on the shares retained by the Globe shareholders. Such put options provide that the Globe shareholders, solely at their option, could put their entire common stock holdings to the Company, or in certain circumstances, to Belron for the greater of the Company's Market Value, as defined, and a preestablished minimum after the one year anniversary of the Merger. Accordingly, such shares have been classified as Preference Stock outside of stockholders' equity. Any changes in the minimum value of the putable shares are reflected as an adjustment to Preference Stock on the Company's balance sheet with an offsetting adjustment in Accumulated Deficit. Market value, as of March 31, 1997, based on a determination by the shareholders, had not changed since the Merger. However, based on the Market Value of the Company implied in the December 19, 1997, merger of the

Company with and into Safelite Glass Corp. ("Safelite"), as described in Note 14, the value of the putable shares was reduced by $44,227 as of December 19, 1997.



     The Merger purchase price was allocated to Globe's net assets as follows:



Cash....................................................  $  15,014
Trade accounts receivable...............................     14,865
Inventories.............................................      8,627
Income tax refunds receivable...........................     11,682
Other current assets....................................      7,955
Property, plant and equipment...........................     10,982
Intangible assets.......................................    137,217
Other assets............................................     23,931
Trade accounts payable..................................    (12,865)
Other current liabilities...............................    (22,158)
Long-term debt..........................................    (19,000)
                                                          =========



     Included in the above allocation are $22,403 of deferred tax assets related to Windshields which had been fully reserved before the Merger and are further described in Note 8. Additionally, as a condition of the Merger, Belron converted $17,088 of advances loaned to the Company into permanent capital during fiscal 1996. Advances due to Belron are non-interest bearing.



     Also, during fiscal 1995, fiscal 1996 and fiscal 1997, the Company acquired the net assets and businesses of several companies in purchase transactions for aggregate purchase prices of approximately $5,056, $20,461 and $8,492, respectively. During the nine months ended December 21, 1996, and December 19, 1997, the Company acquired the net assets and businesses of several companies in purchase transactions for aggregate purchase prices of approximately $8,492 and $2,298, respectively. These acquisitions were not material to the Company.



     All of the above acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the related assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Certain allocations have been, or may be, adjusted based on more current available information. Future adjustments, if any, will be made prior to the one year anniversary of the related acquisition and are not expected to be material. Operating results of acquired businesses have been included in the consolidated financial statements from the date of acquisition.



     The following table summarizes the composition of the acquisitions described above and consideration paid therefore:



                                      YEARS ENDED MARCH 31              NINE MONTHS ENDED
                                  ----------------------------    ------------------------------
                                   1995       1996       1997     DEC. 21, 1996    DEC. 19, 1997
                                  ------    --------    ------    -------------    -------------
                                                                           (UNAUDITED)
Merger value....................  $   --    $176,250    $   --       $   --           $   --
Cash paid or withheld pending
  collection of acquired
  accounts receivable...........   2,886      11,292     7,491        7,491            1,823
Notes issued to sellers.........   2,170       9,169     1,001        1,001              475
                                  ------    --------    ------       ------           ------
  Total consideration...........   5,056     196,711     8,492        8,492            2,298
Assets acquired.................   4,182     252,361     9,204        9,204            2,389
                                  ------    --------    ------       ------           ------
Liabilities assumed.............  $  874    $ 55,650    $  712       $  712           $   91
                                  ======    ========    ======       ======           ======

4.  RESTRUCTURING AND NONRECURRING CHARGES



     In conjunction with the Merger, the Company recorded a restructuring charge of $9,532 and an additional $3,966 reserve in purchase accounting primarily for the closure of duplicative Windshields and Globe stores, warehouses and offices and for the estimated costs related to the concurrent decisions to change the Company's name (ultimately to Vistar, Inc.) and to change from a procurement practice of warehousing inventory to a vendor-managed inventory program. Estimated closure costs included (a) $2,371 for the severance of approximately 220 store, warehouse and corporate office employees, (b) $3,010 for future noncancelable rental payments for facilities subsequent to the date of their respective closure, (c) $1,199 for the write-off of abandoned assets and (d) $3,570 for various other related costs necessary for or resulting from the closure of the facilities, such as legal and brokerage fees to terminate and/or sublet leases and building restoration costs.



     Costs to tear down facility signs with the Windshields and Globe names ($500) and the estimated undepreciated carrying value of such signs ($645) were also reserved. Based on the larger size of the merged company, management elected to discontinue the warehousing of inventory prior to its shipment to Company-owned stores. A program was established whereby certain vendors were awarded a substantial portion of the Company's procurement requirements in exchange for delivery directly to the stores. These vendors would acquire the inventory at the Company's warehouses as the first step in implementing this program. A $1,135 reserve was established for the estimated difference between the aggregate carrying value and the bulk (versus retail) price that these vendors would pay for this inventory. Additionally, the carrying value ($1,068) of certain computer software systems under development by Windshields at the time of the Merger was reserved as management elected to convert the Windshields operations onto the Globe systems.



     Total noncash charges, representing asset write-offs, were $4,047. By December 19, 1997, all affected facilities were closed and all affected employees were terminated. Actual severance, rental payments and other costs were not materially different than those estimated when the reserves were established.



     In addition to the costs described above, the Company incurred $6,939, $5,323 and $793 of nonrecurring costs in fiscal 1997 and the nine-month periods ended December 21, 1996, and December 19, 1997, respectively, related to the integration of the Windshields and Globe businesses, the identification of the new name and the implementation of the vendor-managed inventory program. Such costs included various consulting fees, temporary services fees, moving, relocation and other costs. No such future nonrecurring costs are anticipated.



5.  NOTES RECEIVABLE



     A summary of notes receivable is as follows:



                                                         MARCH 31
                                                     ----------------
                                                      1996      1997     DEC. 19, 1997
                                                     ------    ------    -------------
                                                                          (UNAUDITED)
Note receivable related to sale of a Globe
  subsidiary, due on demand, plus interest at 10%
  to 14.4%.........................................  $  833    $  563        $455
Notes receivable from officers and employees with
  interest at various amounts......................      14        33          --
Other notes receivable, primarily with interest at
  5% to 10%........................................     925       881         122
                                                     ------    ------        ----
  Total notes receivable...........................   1,772     1,477         577
Less -- Current maturities.........................     972       677         452
                                                     ------    ------        ----
  Due by 1999......................................  $  800    $  800        $125
                                                     ======    ======        ====

     The carrying value of these notes receivable approximate their estimated fair market value based on their interest rates and near-term maturities.



6.  OTHER CURRENT LIABILITIES



     A summary of other current liabilities is as follows:



                                                        MARCH 31
                                                   ------------------
                                                    1996       1997      DEC. 19, 1997
                                                   -------    -------    -------------
                                                                          (UNAUDITED)
Salaries and wages...............................  $ 8,483    $ 4,711       $ 4,266
Vacation.........................................    3,501        964            50
Restructuring....................................   13,100      5,695         1,075
Customer rebates.................................    3,350      9,796         5,275
Other............................................    6,002     13,959        15,442
                                                   -------    -------       -------
  Total other current liabilities................  $34,436    $35,125       $26,108
                                                   =======    =======       =======



7.  FINANCING ARRANGEMENTS



     On March 31, 1996, the Company had two lines of credit, a temporary unsecured demand loan providing for borrowings of $50,000 and a $10,000 credit line secured by receivables and inventory that had been superseded and limited to zero borrowings by the demand loan but not canceled. Outstanding borrowings on the demand loan bore interest of LIBOR plus 0.5% or, at the Company's discretion, the bank's prime rate (averaging 8.25% at March 31, 1996). The demand loan had no significant covenants. Aggregate borrowings on the demand loan as of March 31, 1996, were $38,869.



     Subsequent to March 31, 1996, the $10,000 credit line was canceled. On May 9, 1996, the demand loan was replaced by a credit facility allowing aggregate borrowings of $50,000 until March 31, 1998, after which maximum borrowings were required to be reduced by $5,000 each April 1 down to $35,000 and paid in full by May 9, 2001. Pursuant to this refinancing, the outstanding borrowings on the demand note as of March 31, 1996, were classified as long term. Borrowings on the credit facility bore interest at LIBOR plus applicable margin or, at the Company's discretion, the bank's prime rate (averaging 6.4% at December 18, 1997). The covenants under the agreement required the Company to maintain, among other things, minimum profitability, liquidity and net worth levels. Aggregate borrowings under this credit line were $13,000 as of March 31, 1997. In connection with the December 19, 1997, merger of the Company with and into Safelite, as described in Note 14, the Company's borrowings under this line of credit were paid off by Safelite on December 18, 1997. The amount paid on behalf of the Company, including accrued interest, was $11,597.



     The Company also has various unsecured notes payable related to acquisitions, with interest rates ranging from 6.4% to 8.33%, and prime plus 1.0% which totaled $10,991 (current maturity $4,772), $7,530 (current maturity $2,906) and $6,216 (current maturity $1,371) as of March 31, 1996, March 31, 1997, and December 19, 1997, respectively. Principal payments on this debt are due in various increments through September, 2003. As of December 19, 1997, the Company was in compliance with all the covenants governing its indebtedness.



     Based upon borrowing rates currently available to the Company for borrowings with similar terms and maturities, the fair value of the Company's debt was approximately equal to its carrying value as of March 31, 1996, March 31, 1997, and December 19, 1997.

     The aggregate maturities of long-term debt as of March 31, 1997, are as follows:



Year ending March 31 --
  1998..................................................    $ 2,906
  1999..................................................      1,010
  2000..................................................         --
  2001..................................................      1,200
  2002..................................................     14,200
  Thereafter............................................      1,214
                                                            -------
                                                            $20,530
                                                            =======



     The Company had letters of credit outstanding totaling $10,312, $8,621 and $0 as of March 31, 1996, March 31, 1997, and December 19, 1997, respectively. These letters of credit were issued primarily to guarantee various promissory notes and insurance activities.



8.  INCOME TAXES



     Components of the (provision) benefit for income taxes are as follows:



                                       YEAR ENDED MARCH 31              NINE MONTHS ENDED
                                    --------------------------    ------------------------------
                                    1995      1996      1997      DEC. 21, 1996    DEC. 19, 1997
                                    -----    ------    -------    -------------    -------------
                                                                           (UNAUDITED)
Currently payable --
  Federal.........................  $(132)   $ (168)   $(1,870)      $(5,465)         $    --
  State...........................    (43)      (17)      (823)       (1,210)             952
Deferred..........................     --     1,992     (5,543)       (1,741)          (1,220)
                                    -----    ------    -------       -------          -------
                                    $(175)   $1,807    $(8,236)      $(8,416)         $  (268)
                                    =====    ======    =======       =======          =======



     The principal items comprising the difference between income taxes on the income (loss) before income taxes computed at the federal statutory rate and the actual (provision) benefit for income taxes are as follows:



                                      YEAR ENDED MARCH 31               NINE MONTHS ENDED
                                  ----------------------------    ------------------------------
                                   1995      1996       1997      DEC. 21, 1996    DEC. 19, 1997
                                  ------    -------    -------    -------------    -------------
                                                                           (UNAUDITED)
Tax benefit (expense) computed
  at the statutory rate.........  $ (607)   $ 3,751    $(2,453)      $(3,914)         $ 3,003
Nondeductible amortization of
  excess costs..................    (779)      (530)    (2,503)       (1,890)          (1,858)
State income taxes, net of
  federal benefit...............     (45)       416       (964)         (875)             (37)
Change in valuation allowance...   1,316     (1,298)        --            --               --
Other...........................     (60)      (532)    (2,316)       (1,737)          (1,376)
                                  ------    -------    -------       -------          -------
                                  $ (175)   $ 1,807    $(8,236)      $(8,416)         $  (268)
                                  ======    =======    =======       =======          =======

     The tax effects of temporary differences that give rise to significant portions of deferred income tax benefits (obligations) are as follows:



                                                                MARCH 31
                                                           ------------------
                                                            1996       1997      DEC. 19, 1997
                                                           -------    -------    -------------
Allowance for doubtful accounts..........................  $ 1,154    $ 1,027       $ 5,500
Inventory bases differences..............................    1,863        848           540
Property, plant and equipment bases differences..........      552        948          (191)
Intangible assets bases differences......................    2,034      3,548         4,502
Accrued vacation.........................................    1,322         64            20
Accrued rent.............................................      742        944           572
Accrued insurance........................................    1,064        940         2,460
Restructuring reserve....................................    5,568      2,278           430
Alternative minimum tax credit carryforwards.............      247        274           483
Net operating loss carryforwards.........................   14,417     10,353        10,244
Valuation allowances.....................................   (1,693)        --            --
Other, net                                                    (729)     1,467        (3,089)
                                                           -------    -------       -------
          Total net deferred income tax benefits.........  $26,541    $22,691       $21,471
                                                           =======    =======       =======



     In the accompanying consolidated balance sheet, these net deferred income tax benefits are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting. A deferred income tax obligation or benefit that is not related to an asset or liability for financial reporting, including deferred income tax assets related to carryforwards, are classified according to the expected reversal date of the temporary difference.



     As of the date of the Merger, Windshields had net deferred income tax assets of $22,403, primarily due to net operating loss carryforwards. All such assets were fully offset by a valuation allowance. Based on Windshields' historical operating results, management concluded that realization of any benefit from these income tax assets was not reasonably assured. However, due to the merger with Globe and based on its historical operating results and the Company's forecast of future operating results, management has concluded that the Company will likely realize the benefit of these deferred income tax assets. Accordingly, the valuation allowance of $22,403 was eliminated and, pursuant to purchase accounting, the resulting net deferred income tax assets were considered as additional assets acquired in the Merger.



     In addition to these carryforwards, the Company has recorded net operating loss carryforwards attributable to Globe which relate to taxable losses in the period just prior to the Merger. These taxable losses also created $11,682 of federal and state income tax refunds from net operating loss carrybacks which were recorded as receivables by the Company as of March 31, 1996, and substantially collected in fiscal 1997. The net operating losses which could not be carried back are subject to various state limitations and accordingly, the Company had established a valuation allowance against such carryforwards. However, during fiscal 1997, it was determined that such limitations would not impair the realizability of these carryforwards and accordingly, the related valuation allowance was reversed.



     The remaining net federal operating losses of the Company as of December 19, 1997, aggregate to $25,780 and expire, if unutilized, in various increments from 2004 to 2007. Utilization of such carryforwards in any particular year may be limited under current income tax regulations regarding changes in ownership.



     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible subject to the limitations noted above. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the benefit of its deferred tax assets, the Company will need to generate substantial future taxable income. Taxable income for the fiscal years ended March 31, 1996 and 1997, was $7,873 and $11,461, respectively (before the effect of net operating loss carryforwards). Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these unreserved deductible differences.



9.  PROFIT-SHARING/401(K) PLAN



     Through December 31, 1996, the Company had two defined contribution 401(k) profit-sharing plans covering substantially all Windshield employees who had completed 90 days of service and all Globe nonunion employees. Employees were allowed to make contributions to the 401(k) plans up to certain specified limits. The Company matched the employee contributions at specified rates up to certain percentages of the employee's compensation. These plans were merged into a single plan, with similar provisions, effective January 1, 1997. The Company contributed approximately $254, $255, $596, $418 and $468 to these 401(k) plans during fiscal 1995, fiscal 1996, fiscal 1997 and the nine months ended December 21, 1996, and December 19, 1997, respectively.



10.  OTHER RELATED-PARTY TRANSACTIONS



     Prior to the Merger, Belron's parent charged the Company a fee equal to 0.5% of net sales for management services. Such charges amounted to $574 and $744 during the years ended March 31, 1995 and 1996. Concurrent with the Merger, the management fee for such services was changed to $1,000 annually, plus expenses incurred by Belron's parent in providing such services. Under this arrangement, $80 was charged to the Company during the month ended March 31, 1996, $1,000 was charged during the year ended March 31, 1997 ($750 through December 21, 1996), and $780 for the nine months ended December 19, 1997. The arrangement was scheduled to be terminated on the fifth anniversary of the Merger unless otherwise extended by agreement of the stockholders.



     The amount due to Belron at March 31, 1996, was $2,574 (included in other current liabilities). Such amounts were not material at March 31, 1997, or December 19, 1997. In addition, since the Merger, the Company had a receivable in the amount of $3,050 from a significant shareholder of the Company. This receivable is due in accordance with the terms of the original Merger agreement. Interest accrued and unpaid on this receivable amounted to $400 as of December 19, 1997.



11.  LEASE COMMITMENTS



     The Company leases certain of its operating facilities, offices and equipment under long-term operating leases. Certain leases require the payment of property taxes, insurance and maintenance and contain certain escalation provisions and renewal options. The Company also leases vehicles under master leases which typically contain three-year lease terms and expects to renew or replace vehicle leases as they mature. At March 31, 1997, the Company's commitments under leases with noncancelable terms of more than one year are as follows:



Year ending March 31 --
  1998......................................................    $13,405
  1999......................................................     10,583
  2000......................................................      7,925
  2001......................................................      5,187
  2002......................................................      2,967
  Thereafter................................................      4,134
                                                                -------
                                                                $44,201
                                                                =======

     Total rent expense was approximately $8,436, $9,519 and $15,864 for the years ended March 31, 1995, 1996 and 1997, respectively, and $10,084 and $10,783 for the nine months ended December 21, 1996, and December 19, 1997, respectively.



12.  SIGNIFICANT CUSTOMER



     Revenues from a significant customer of the Company were approximately $9,000 and $124,000 for the years ended March 31, 1996 and 1997, respectively, and $111,000 and $117,000 for the nine months ended December 21, 1996, and December 19, 1997, respectively. Trade accounts receivable related to this significant customer were $6,580, $7,788 and $6,615 as of March 31, 1996, March 31, 1997, and December 19, 1997, respectively. As this customer was a significant customer of Globe, the revenue amount listed above for fiscal 1996 primarily reflects one month's activity. Approximately 47% in fiscal 1995, 69% in fiscal 1996, 70% in fiscal 1997 (61% through December 21, 1996) and 67% for the nine months ended December 19, 1997, of total sales were derived from customers in the insurance industry. The Company's exposure to credit risk is mitigated by the financial strength of its insurance company customers and the number of such customers.



13.  CONTINGENCIES



     The Company is involved in various legal actions arising in the ordinary course of business. The liabilities, if any, associated with these matters are not determinable as of December 19, 1997. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.



14.  SUBSEQUENT EVENT (UNAUDITED)



     Effective December 19, 1997, the Company consummated a merger with Safelite in a transaction which was accounted for under the purchase method of accounting as an acquisition of the Company by Safelite. Stockholders of the Company received cash, common and preferred shares of Safelite (aggregating to approximately $269,434) in exchange for 100% of the outstanding common and preference shares of the Company. Certain provisions related to the preference shares were amended to facilitate the merger, and such shares are no longer putable to or callable by the combined company. The Company had incurred $1,899 of transaction costs as of December 19, 1997. As Safelite will reimburse the Company for such costs, the Company recorded this amount as an intangible asset.



15.  SUBSEQUENT EVENT



     On June 25, 1998, a customer advised Safelite, following a review of contract terms, that the customer is disputing certain billings made to it by Vistar prior to the Vistar Merger. The customer has provided Safelite with a preliminary estimate of the disputed amount, which Safelite is reviewing. The ultimate resolution of this matter, which could be material to the financial position and results of operations of Vistar, is not presently determinable. Accordingly, no provision has been made with respect to any potential outcome of this matter in the accompanying financial statements.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


------------------------------------------------------------

TABLE OF CONTENTS


Prospectus Summary..............................    3
Risk Factors....................................   16
The Exchange Offer..............................   25
Transactions....................................   32
Unaudited Pro Forma Financial Data..............   37
Selected Consolidated Financial Data............   42
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................   44
Business........................................   52
Management......................................   64
Security Ownership of Certain Beneficial Owners
  and Management................................   72
Certain Relationships and Related
  Transactions..................................   75
Description of Capital Stock....................   77
Description of Other Indebtedness...............   81
Description of Exchange Notes...................   83
Book-Entry; Delivery and Form...................  111
Description of the Initial Notes................  112
Exchange and Registration Rights Agreement......  113
Income Tax Considerations.......................  115
Plan of Distribution............................  117
Legal Matters...................................  117
Independent Auditors............................  117
Index to Financial Statements...................  F-1



            , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.


          (d) Any indemnification under subsections (a) of this section (unless ordered by a court) shall be made by the corporation only as authorized in specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the board of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion, or (3) by the shareholders.


          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


     The Company's Amended and Restated By-Laws (Exhibit 3.2) provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.


     The Company maintains insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. Unless otherwise indicated, all Exhibits have been previously filed.


3.1*     Restated Certificate of Incorporation of the Company, as
         amended.
3.2*     Amended and Restated By-Laws of the Company.
3.3*     Articles of Incorporation of Carcomp Services, Inc., as
         amended.
3.4*     By-Laws of Carcomp Services, Inc.
3.5*     Articles of Incorporation of U.S.A. Glas, Inc., as amended.
3.6*     By-Laws of U.S.A. Glas, Inc.
3.7*     Articles of Incorporation of U.S. Auto Glass Centers, Inc.
3.8*     By-Laws of U.S.A. Auto Glass Centers, Inc.
4.1      Indenture dated as of December 20, 1996 between the Company and Fleet National Bank, as Trustee.
4.2*     First Supplemental Indenture dated as of December 12, 1997 between the Company and State Street Bank and Trust Company, as Trustee.
4.3*     Second Supplemental Indenture dated as of December 18, 1997 between the Company and State Street Bank and Trust Company.
5.1      Opinion of Hutchins, Wheeler & Dittmar, A Professional
         Corporation regarding legality of the securities being
         registered.
 8       Opinion of Hutchins, Wheeler & Dittmar, A Professional
         Corporation regarding tax matters.
10.1     Recapitalization Agreement and Plan of Merger and Stock
         Purchase Agreement, dated as of November 8, 1996, by and
         among Lear Siegler Holdings Corp., The LS Selling
         Stockholders (as defined therein), the Company, LSNWY Corp.,
         LS Acquisition Corp. and Lite Acquisition Corp.
10.2*    Credit Agreement, amended and restated through December 17,
         1997, by and among the Company, various lending
         institutions, The Chase Manhattan Bank, Bankers Trust
         Company and Goldman Sachs Credit Partners L.P.
10.3     Employment Agreement, dated as of December 20, 1996, by and between the Company and Garen K. Staglin.
10.4     Employment Agreement, dated as of December 20, 1996, by and between the Company and John F. Barlow.
10.5     Employment Agreement, dated as of December 20, 1996, by and between the Company and Douglas A. Herron.
10.6     Safelite Glass Corp. 1996 Stock Option Plan.
10.7*    Safelite Glass Corp. 1998 Stock Option Plan
10.8*    Amended and Restated Management Agreement, dated as of
         December 18, 1997, by and between the Company and Thomas H.
         Lee Company.
10.9*    Amended and Restated Management Agreement, dated as of
         December 18, 1997, by and between the Company and Belron
         International BV.
10.10*   Amended and Restated Shareholders Agreement, dated as of
         December 18, 1997, among the Company and the stockholders
         named therein.
10.11*   Pledge Agreement, dated as of December 17, 1997, made by the
         Company in favor of The Chase Manhattan Bank, as Collateral
         Agent.
10.12*   Amendment No. 1 to the Amended and Restated Shareholders'
         Agreement, dated as of March 26, 1998.
10.13*   Amendment to the Safelite Glass Corp. 1998 Stock Option
         Plan.

10.14*   Registration Agreement, dated as of December 18, 1997, among the Company and the stockholders named therein.
10.15*   Security Agreement, as amended and restated through December
         17, 1997, among the Company and The Chase Manhattan Bank, as
         Collateral Agent.
10.16*   Subsidiary Guaranty, as amended and restated through
         December 17, 1997, made by each of the Company's
         subsidiaries name therein, in favor of The Chase Manhattan
         Bank, as Collateral Agent.
12.1*    Computation of the Ratio of Earnings to Fixed Charges for
         the Company.
21.1     List of subsidiaries of the Company.
23.1*    Consent of Deloitte & Touche LLP.
23.2*    Consent of Arthur Andersen LLP.
23.3     Consent of Hutchins, Wheeler & Dittmar, A Professional
         Corporation (included in Exhibit 5.1).
24.1*    Powers of Attorney (contained on the signature page hereto).
25.1**   Statement on Form T-1 of the eligibility of the Trustee.
27.1*    Financial Data Schedule.
99.1*    Letter of Transmittal.
99.2*    Notice of Guaranteed Delivery.
99.3*    Form of Exchange Agent Agreement between the Company and
         State Street Bank and Trust Company.


---------------
 *  Filed herewith.

**  To be filed by amendment.

     (b) Financial Statement Schedules.


     Schedules have been omitted since the information is not applicable, not required or is included in the financial statements or notes thereto.


ITEM 22.  UNDERTAKINGS.

     (a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.


     (a)(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (sec.230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (a)(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

     (d)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.


          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


          (iii) To include any material information with respect to the plan of distribution information in the registration statement;

     (d)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d)(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS, STATE OF OHIO, ON THE 14TH DAY OF AUGUST 1998.



                                          SAFELITE GLASS CORP.



                                          By:      /s/ JOHN F. BARLOW

                                            ------------------------------------

                                                       John F. Barlow



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John F. Barlow and Anthony J. DiNovi, and each of them, with the power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.



                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ JOHN F. BARLOW                   Director, President and Chief     August 14, 1998
---------------------------------------------------  Executive Officer (principal
                  John F. Barlow                     executive officer)

               /s/ GAREN K. STAGLIN                  Director and Chairman of the      August 14, 1998
---------------------------------------------------  Board
                 Garen K. Staglin

               /s/ DOUGLAS A. HERRON                 Senior Vice President, Treasurer  August 14, 1998
---------------------------------------------------  and Chief Financial Officer
                 Douglas A. Herron                   (principal financial and
                                                     accounting officer)

               /s/ ANTHONY J. DINOVI                 Director                          August 14, 1998
---------------------------------------------------
                 Anthony J. DiNovi

                 /s/ SELWYN HERSON                   Director                          August 14, 1998
---------------------------------------------------
                   Selwyn Herson

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
                                                     Director                          August   , 1998
---------------------------------------------------
                  Adrian F. Jones

                 /s/ SETH W. LAWRY                   Director                          August 14, 1998
---------------------------------------------------
                   Seth W. Lawry

                 /s/ THOMAS H. LEE                   Director                          August 14, 1998
---------------------------------------------------
                   Thomas H. Lee

                  /s/ GARY LUBNER                    Director                          August 14, 1998
---------------------------------------------------
                    Gary Lubner

                 /s/ RONNIE LUBNER                   Director                          August 14, 1998
---------------------------------------------------
                   Ronnie Lubner

                 /s/ JOHN E. MASON                   Director                          August 14, 1998
---------------------------------------------------
                   John E. Mason

             /s/ M. LOUIS SHAKINOVSKY                Director                          August 14, 1998
---------------------------------------------------
               M. Louis Shakinovsky

               /s/ SCOTT M. SPERLING                 Director                          August 14, 1998
---------------------------------------------------
                 Scott M. Sperling

               /s/ RODNEY STANSFIELD                 Director                          August 14, 1998
---------------------------------------------------
                 Rodney Stansfield

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS, STATE OF OHIO, ON THE 14TH DAY OF AUGUST, 1998.



                                          CARCOMP SERVICES, INC.



                                          By:     /s/ JOHN F. BARLOW


                                          --------------------------------------

                                                      John F. Barlow



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John F. Barlow and Douglas A. Herron, and each of them, with the power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.





                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----

                /s/ JOHN F. BARLOW                     Director and President          August 14, 1998
---------------------------------------------------    (principal executive officer)
                  John F. Barlow

               /s/ GAREN K. STAGLIN                    Director                        August 14, 1998
---------------------------------------------------
                 Garen K. Staglin

               /s/ DOUGLAS A. HERRON                   Vice President and Treasurer    August 14, 1998
---------------------------------------------------    (principal financial and
                 Douglas A. Herron                     accounting officer

                                                       Director                        August   , 1998
---------------------------------------------------
                  Adrian F. Jones

             /s/ M. LOUIS SHAKINOVSKY                  Director                        August 14, 1998
---------------------------------------------------
               M. Louis Shakinovsky

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS, STATE OF OHIO, ON THE 14TH DAY OF AUGUST, 1998.



                                          U.S.A. GLAS, INC.



                                          By:     /s/ JOHN F. BARLOW


                                          --------------------------------------

                                                      John F. Barlow



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John F. Barlow and Douglas A. Herron, and each of them, with the power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.





                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----

                /s/ JOHN F. BARLOW                     Director and President          August 14, 1998
---------------------------------------------------    (principal executive officer)
                  John F. Barlow

                                                       Director                        August   , 1998
---------------------------------------------------
                 Garen K. Staglin

               /s/ DOUGLAS A. HERRON                   Vice President and Treasurer    August 14, 1998
---------------------------------------------------    (principal financial and
                 Douglas A. Herron                     accounting officer

                                                       Director                        August   , 1998
---------------------------------------------------
                  Adrian F. Jones

             /s/ M. LOUIS SHAKINOVSKY                  Director                        August 14, 1998
---------------------------------------------------
               M. Louis Shakinovsky

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS, STATE OF OHIO, ON THE 14TH DAY OF AUGUST, 1998.



                                          U.S. AUTO GLASS CENTERS, INC.



                                          By:     /s/ JOHN F. BARLOW


                                          --------------------------------------

                                                      John F. Barlow



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John F. Barlow and Douglas A. Herron, and each of them, with the power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.





                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----

                /s/ JOHN F. BARLOW                     Director and President          August 14, 1998
---------------------------------------------------    (principal executive officer)
                  John F. Barlow

               /s/ GAREN K. STAGLIN                    Director                        August 14, 1998
---------------------------------------------------
                 Garen K. Staglin

               /s/ DOUGLAS A. HERRON                   Vice President and Treasurer    August 14, 1998
---------------------------------------------------    (principal financial and
                 Douglas A. Herron                     accounting officer

                                                       Director                        August   , 1998
---------------------------------------------------
                  Adrian F. Jones

             /s/ M. LOUIS SHAKINOVSKY                  Director                        August 14, 1998
---------------------------------------------------
               M. Louis Shakinovsky

                                 EXHIBIT INDEX



EXHIBIT
  NO.
-------
3.1*     Restated Certificate of Incorporation of the Company, as
         amended.
3.2*     Amended and Restated By-Laws of the Company.
3.3*     Articles of Incorporation of Carcomp Services, Inc., as
         amended.
3.4*     By-Laws of Carcomp Services, Inc.
3.5*     Articles of Incorporation of U.S.A. Glas, Inc., as amended.
3.6*     By-Laws of U.S.A. Glas, Inc.
3.7*     Articles of Incorporation of U.S. Auto Glass Centers, Inc.
3.8*     By-Laws of U.S.A. Auto Glass Centers, Inc.
4.1      Indenture dated as of December 20, 1996 between the Company and Fleet National Bank, as Trustee.
4.2*     First Supplemental Indenture dated as of December 12, 1997 between the Company and State Street Bank and Trust Company, as Trustee.
4.3*     Second Supplemental Indenture dated as of December 18, 1997 between the Company and State Street Bank and Trust Company.
5.1      Opinion of Hutchins, Wheeler & Dittmar, A Professional
         Corporation regarding legality of the securities being
         registered.
 8       Opinion of Hutchins, Wheeler & Dittmar, A Professional
         Corporation regarding tax matters.
10.1     Recapitalization Agreement and Plan of Merger and Stock
         Purchase Agreement, dated as of November 8, 1996, by and
         among Lear Siegler Holdings Corp., The LS Selling
         Stockholders (as defined therein), the Company, LSNWY Corp.,
         LS Acquisition Corp. and Lite Acquisition Corp.
10.2*    Credit Agreement, amended and restated through December 17,
         1997, by and among the Company, various lending
         institutions, The Chase Manhattan Bank, Bankers Trust
         Company and Goldman Sachs Credit Partners L.P.
10.3     Employment Agreement, dated as of December 20, 1996, by and between the Company and Garen K. Staglin.
10.4     Employment Agreement, dated as of December 20, 1996, by and between the Company and John F. Barlow.
10.5     Employment Agreement, dated as of December 20, 1996, by and between the Company and Douglas A. Herron.
10.6     Safelite Glass Corp. 1996 Stock Option Plan.
10.7*    Safelite Glass Corp. 1998 Stock Option Plan
10.8*    Amended and Restated Management Agreement, dated as of
         December 18, 1997, by and between the Company and Thomas H.
         Lee Company.
10.9*    Amended and Restated Management Agreement, dated as of
         December 18, 1997, by and between the Company and Belron
         International BV.
10.10*   Amended and Restated Shareholders Agreement, dated as of
         December 18, 1997, among the Company and the stockholders
         named therein.
10.11*   Pledge Agreement, dated as of December 17, 1997, made by the
         Company in favor of The Chase Manhattan Bank, as Collateral
         Agent.
10.12*   Amendment No. 1 to the Amended and Restated Shareholders'
         Agreement, dated as of March 26, 1998.
10.13*   Amendment to the Safelite Glass Corp. 1998 Stock Option
         Plan.
10.14*   Registration Agreement, dated as of December 18, 1997, among the Company and the stockholders named therein.

EXHIBIT
  NO.
-------
10.15*   Security Agreement, as amended and restated through December
         17, 1997, among the Company and The Chase Manhattan Bank, as
         Collateral Agent.
10.16*   Subsidiary Guaranty, as amended and restated through
         December 17, 1997, made by each of the Company's
         subsidiaries name therein, in favor of The Chase Manhattan
         Bank, as Collateral Agent.
12.1*    Computation of the Ratio of Earnings to Fixed Charges for
         the Company.
21.1     List of subsidiaries of the Company.
23.1*    Consent of Deloitte & Touche LLP.
23.2*    Consent of Arthur Andersen LLP.
23.3     Consent of Hutchins, Wheeler & Dittmar, A Professional
         Corporation (included in Exhibit 5.1).
24.1*    Powers of Attorney (contained on the signature page hereto).
25.1**   Statement on Form T-1 of the eligibility of the Trustee.
27.1*    Financial Data Schedule.
99.1*    Letter of Transmittal.
99.2*    Notice of Guaranteed Delivery.
99.3*    Form of Exchange Agent Agreement between the Company and
         State Street Bank and Trust Company.


---------------

 *  Filed herewith.



**  To be filed by amendment.